   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 1997
                                                        REGISTRATION NO. 33-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                --------------

                                 MATTEL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      DELAWARE                    95-1567322                      5092
   (STATE OR OTHER             (I.R.S. EMPLOYER             (PRIMARY STANDARD
   JURISDICTION OF            IDENTIFICATION NO.)              INDUSTRIAL
  INCORPORATION OR                                         CLASSIFICATION CODE
    ORGANIZATION)                                                NUMBER)
                           333 CONTINENTAL BOULEVARD
                       EL SEGUNDO, CALIFORNIA 90245-5012
                                 310-252-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                            BARNETT ROSENBERG, ESQ.
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           333 CONTINENTAL BOULEVARD
                       EL SEGUNDO, CALIFORNIA 90245-5012
                                 310-252-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                                   COPY TO:

    JOEL M. HANDEL, ESQ.     R. MICHAEL KENNEDY, JR., ESQ.    ANDREW R. BROWNSTEIN, ESQ.
   BAER MARKS & UPHAM LLP          TYCO TOYS, INC.          WACHTELL, LIPTON, ROSEN & KATZ
805 THIRD AVENUE,20TH FLOOR    6000 MIDLANTIC DRIVE              51 WEST 52ND STREET
 NEW YORK, NEW YORK 10022    MT. LAUREL, NEW JERSEY 08054    NEW YORK, NEW YORK 10019
      (212) 702-5700              (609) 234-7400                  (212) 403-1000

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the Merger, as defined and described in the Agreement and Plan of Merger, dated as of November 17, 1996, by and among Tyco Toys, Inc., Truck Acquisition Corp. and the Registrant, attached as Annex A, and the amendment thereto dated as of November 22, 1996, attached as Annex B, to the Proxy Statement-Prospectus forming a part of this registration statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                              PROPOSED        PROPOSED         AMOUNT
                                AMOUNT        MAXIMUM          MAXIMUM           OF
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE     AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED  REGISTERED(1)   PER SHARE    OFFERING PRICE(2)    FEE(2)
-----------------------------------------------------------------------------------------
 Common Stock, $1.00 par
  value (including the
  preferred stock purchase
  rights attached
  thereto)(3)..............  19,198,818(4)       (5)        $424,781,694      $146,476
-----------------------------------------------------------------------------------------
 Series C Mandatorily
  Convertible Redeemable
  Preferred Stock, $1.00
  par value (including the
  related depositary
  shares, each representing
  1/25th interest
  therein(6)...............     772,800          (5)        $188,370,000      $ 64,955
-----------------------------------------------------------------------------------------
   Total...................                                 $613,151,694      $211,431(7)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) This Registration Statement covers the maximum number of shares of (i) common stock, par value $1.00 ("Mattel Common Stock"), of Mattel, Inc. ("Mattel") and (ii) Series C Mandatorily Convertible Redeemable Preferred Stock, par value $1.00 ("Mattel Series C Preferred Stock"), of Mattel (including the related depositary shares, each representing a 1/25th interest therein) which are issuable, or to be reserved for issuance, in the Merger described herein, including shares of Mattel Common Stock issuable upon exercise of Tyco Toys, Inc. ("Tyco") employee stock options or pursuant to Tyco employee benefit plans.
(2) Estimated solely for the purpose of calculation of the registration fee. Pursuant to Rules 457(f)(1) and 457(c), the registration fee is based upon the average of the high and low sales prices of the securities to be cancelled in the Merger described herein (37,549,763 shares of common stock, par value $.01, of Tyco ("Tyco Common Stock") and 19,320,000 Depositary Shares (each representing a 1/25th interest in Series C Mandatorily Convertible Redeemable Preferred Stock, par value $.01, of
    Tyco)) on the New York Stock Exchange Composite Transactions tape on February 11, 1997 ($11.3125 and 9.75, respectively).
(3) One preferred stock purchase right attaches to and will be distributed without charge with respect to each share of Mattel Common Stock registered hereby.
(4) Represents the number of shares of Mattel Common Stock issuable in the Merger described herein assuming all options to purchase Tyco Common Stock are exercised prior to the consummation of the Merger and that all shares of Tyco Common Stock contingently issuable prior to the consummation of the Merger pursuant to Tyco employee benefit plans are issued prior to the consummation of the Merger. In addition, an indeterminate number of shares of Mattel Common Stock as may be issuable upon or in connection with the conversion or redemption of Series B Voting Convertible Exchangeable Preferred Stock, par value $1.00, of Mattel and Mattel Series C Preferred Stock are being registered hereby.
(5) Not applicable.
(6) The Mattel Series C Preferred Stock will be represented by depositary shares as evidenced by depositary receipts issued pursuant to a deposit agreement with the depositary. The depositary receipts represent fractional interests in shares of Mattel Series C Preferred Stock. Shares of Mattel Series C Preferred Stock will be issued to the depositary under the deposit agreement.
(7) $132,276 of the Registration Fee was previously paid in connection with Tyco's Preliminary Proxy Statement filed with the Commission on Schedule 14A on December 10, 1996, and, pursuant to the Rule 457(b), is not remitted herewith.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

[LOGO OF TYCO TOYS, INC. APPEARS HERE]

                                                              February 14, 1997

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Tyco Toys, Inc. ("Tyco") to be held at 10:00 a.m. on Tuesday, March 18, 1997, at 200 Fifth Avenue, Room 350, New York, New York.

  At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger, dated as of November 17, 1996, by and among Mattel, Inc. ("Mattel"), a wholly owned subsidiary of Mattel and Tyco (the "Merger"), as amended as of November 22, 1996 (as so amended, the "Merger Agreement") to provide for the merger of Tyco directly into Mattel. Following consummation of the Merger, Tyco will cease to exist and the combined company will be named Mattel, Inc. In the Merger, (i) each outstanding share of Tyco common stock will be converted into the right to receive common stock of Mattel ("Mattel Common Stock") (or cash in lieu of fractional shares otherwise deliverable in respect thereof) having a value of $12.50, as determined pursuant to a formula described more particularly in the accompanying Proxy Statement/Prospectus, provided that, as more fully described in the accompanying Proxy Statement/Prospectus, the number of shares to be issued is subject to a "collar" mechanism such that no more than .51129 or less than .37791 of a share of Mattel Common Stock will be issued for each share of Tyco Common Stock; (ii) each outstanding share of Series B Voting Convertible Exchangeable Preferred Stock of Tyco ("Tyco Series B Preferred Stock"), will be converted into the right to receive one share of Series B Voting Convertible Exchangeable Preferred Stock of Mattel with economic terms as nearly equivalent as possible to, and with the same voting and other rights as correspond to, Tyco Series B Preferred Stock; and (iii) each outstanding share of Tyco Series C Mandatorily Convertible Redeemable Preferred Stock ("Tyco Series C Preferred Stock") will be converted into the right to receive one share of Series C Mandatorily Convertible Redeemable Preferred Stock of Mattel ("Mattel Series C Preferred Stock"), having substantially the same rights and preferences as the Tyco Series C Preferred Stock (and the Mattel Series C Preferred Stock will be traded as depositary shares with each depositary share representing one twenty-fifth of a share of Mattel Series C Preferred Stock (as is currently the case with the Tyco Series C Preferred Stock)). Because of the "collar" mechanism, if the "Measurement Price" of Mattel Common Stock pursuant to the formula described in the accompanying Proxy Statement/Prospectus were less than $24.44796, the Exchange Ratio would be
 .51129 (even if the value of the shares delivered pursuant to such ratio were less than $12.50), and if the "Measurement Price" were greater than $33.07666, the Exchange Ratio would be .37791 (even if the value of the shares delivered pursuant to such ratio were greater than $12.50). Pursuant to the Merger Agreement, changes in Mattel's stock price do not give rise to any termination, walk-away, resolicitation or other rights for either Tyco or Mattel. For more information on the collar and its consequences, see "The Merger--Merger Consideration: Effects and Consequences of the Collar Mechanism" in the accompanying Proxy Statement/Prospectus. The closing sales price of a share of Mattel Common Stock on the NYSE Composite Tape on February 12, 1997 was $25.875. The average of the high and low sales prices for the ten trading days up to and including February 12, 1997 was $26.99375. TYCO STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT PRICE QUOTATION FOR SHARES OF MATTEL COMMON STOCK PRIOR TO CASTING THEIR VOTES IN CONNECTION WITH THE SPECIAL MEETING. STOCKHOLDERS CAN OBTAIN A CURRENT QUOTATION FOR MATTEL COMMON STOCK FREE OF CHARGE BY CALLING 1-800-624-4296 AT ANY TIME PRIOR TO THE SPECIAL MEETING.

  Approval of the Merger Agreement requires the affirmative vote of a majority of the voting power of the outstanding shares of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock, voting together as a class.

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, TYCO AND ITS STOCKHOLDERS. YOUR BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AND RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

  The accompanying Proxy Statement/Prospectus provides detailed information concerning the proposed Merger and additional information, which we encourage you to read carefully.

  BECAUSE OF THE SIGNIFICANCE OF THE PROPOSED MERGER TO TYCO, YOUR PARTICIPATION IN THE SPECIAL MEETING, IN PERSON OR BY PROXY, IS ESPECIALLY IMPORTANT. AN ABSTENTION OR FAILURE TO EITHER ATTEND AND VOTE AT THE SPECIAL MEETING OR TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ACCORDINGLY, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE THAT HAS BEEN PROVIDED TO YOU FOR YOUR CONVENIENCE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          Sincerely yours,

                                          Richard E. Grey,
                                          Chairman

                                TYCO TOYS, INC.
                             6000 MIDLANTIC DRIVE
                           MT. LAUREL, NJ 08054-1516

                 ---------------------------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 18, 1997

                 ---------------------------------------------

To the Stockholders of Tyco Toys, Inc.:

  A Special Meeting of Stockholders of Tyco Toys, Inc., a Delaware corporation ("Tyco"), will be held at 200 Fifth Avenue, Room 350, New York, New York, at 10:00 a.m. on Tuesday, March 18, 1997 for the purpose of approving and adopting an Agreement and Plan of Merger, dated as of November 17, 1996, as amended as of November 22, 1996 (as so amended, the "Merger Agreement"), among Tyco, Mattel, Inc. ("Mattel") and Truck Acquisition, Corp. ("Sub"), a wholly owned subsidiary of Mattel. A copy of the Merger Agreement is attached as an Annex to the Proxy Statement/Prospectus accompanying this Notice. Pursuant to the Merger Agreement (i) Tyco will be merged into Mattel (the "Merger") and the separate corporate existence of Tyco will cease; (ii) each outstanding share of Tyco Common Stock, $0.01 par value per share, will be converted into the right to receive common stock of Mattel ("Mattel Common Stock") (or cash in lieu of fractional shares otherwise deliverable in respect thereof) having a value of $12.50, as determined pursuant to a formula described more particularly in the enclosed proxy statement/prospectus, provided that no more than .51129 or less than .37791 of a share of Mattel Common Stock will be issued for each share of Tyco Common Stock; (iii) each outstanding share of Series B Voting Convertible Exchangeable Preferred Stock of Tyco ("Tyco Series B Preferred Stock"), will be converted into the right to receive one share of Series B Voting Convertible Exchangeable Preferred Stock of Mattel with economic terms as nearly equivalent as possible to, and with the same voting and other rights as correspond to, Tyco Series B Preferred Stock; and (iv) each outstanding share of Series C Mandatorily Convertible Redeemable Preferred Stock of Tyco ("Tyco Series C Preferred Stock"), will be converted into the right to receive one share of Series C Mandatorily Convertible Redeemable Preferred Stock of Mattel ("Mattel Series C Preferred Stock") having substantially the same rights and preferences as the Tyco Series C Preferred Stock (and the Mattel Series C Preferred Stock will be traded as depositary shares with each depositary share representing one twenty-fifth of a share of Mattel Series C Preferred Stock (as is currently the case with the Tyco Series C Preferred Stock)). One preference share purchase right will attach to and be issued with each share of Mattel Common Stock issued in the Merger or upon conversion of preferred stock.

  The Board of Directors has fixed the close of business of February 7, 1997 as the record date for the determination of the holders of Tyco Common Stock, Series B Preferred Stock and Series C Preferred Stock entitled to notice of, and to vote at, the meeting. The affirmative vote of a majority of the voting power of the outstanding shares of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock, voting together as a class, is necessary for approval and adoption of the Merger Agreement. The Merger and other related matters are more fully described in the accompanying Joint Proxy Statement/Prospectus, and the annexes thereto, which form a part of this notice.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                                          By order of the Board of Directors

                                          R. Michael Kennedy Jr.
                                          Secretary

Mt. Laurel, New Jersey
Dated: February 14, 1997

                    PLEASE DO NOT SEND IN ANY CERTIFICATES
                         FOR YOUR SHARES AT THIS TIME

             MATTEL, INC.                          TYCO TOYS, INC.

             PROSPECTUS                            PROXY STATEMENT

  This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished in connection with the solicitation of proxies by the Board of Directors of Tyco Toys, Inc. ("Tyco") to be used at a Special Meeting of Stockholders of Tyco to be held on March 18, 1997, and at any and all adjournments or postponements thereof (the "Special Meeting"), and relates to the proposed merger (the "Merger") of Tyco with and into Mattel, Inc., a Delaware corporation ("Mattel"), pursuant to an Agreement and Plan of Merger, dated as of November 17, 1996 (the "Initial Merger Agreement"), by and among Mattel, Truck Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Mattel ("Sub"), and Tyco, as amended by an Amendment Agreement, dated as of November 22, 1996 (the "Amendment Agreement"), by and among Mattel, Sub and Tyco. The Initial Merger Agreement and the Amendment Agreement together constitute the "Merger Agreement."

  At the Special Meeting, holders of common stock, par value $0.01 per share, of Tyco ("Tyco Common Stock"), Series B Voting Convertible Exchangeable Preferred Stock, par value $.10 per share, of Tyco ("Tyco Series B Preferred Stock") and Series C Mandatorily Convertible Redeemable Preferred Stock, par value $.10 per share, of Tyco ("Tyco Series C Preferred Stock"), voting together as a class, will consider and vote upon a proposal to approve and adopt the Merger Agreement. The Depositary (as defined herein) will vote the shares of Tyco Series C Preferred Stock in accordance with the instructions of the holders of outstanding $0.4125 Depositary Shares of Tyco (each, a "Tyco Series C Depositary Share"), each of which represents one twenty-fifth of a share of Tyco Series C Preferred Stock, and each of which is entitled to one vote per share. The Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock are sometimes referred to herein as the "Tyco Capital Stock."

  In the Merger, (i) each outstanding share of Tyco Common Stock (other than shares owned by Tyco as treasury stock or by its subsidiaries or by Mattel or its subsidiaries, all of which shall be canceled) will be converted into the right to receive a number of shares of common stock, par value $1.00 per share ("Mattel Common Stock"), of Mattel (together with the associated Mattel Rights (as defined herein)) equal to the Exchange Ratio (as defined herein); (ii) each outstanding share of Tyco Series B Preferred Stock will be converted into the right to receive one share of Series B Preferred Stock, par value $1.00 per share, of Mattel ("Mattel Series B Preferred Stock") with economic terms as nearly equivalent as possible to, and with the same voting and other rights as correspond to Tyco Series B Preferred Stock; and (iii) each outstanding share of Tyco Series C Preferred Stock will be converted into the right to receive a share of Series C Mandatorily Convertible Redeemable Preferred Stock, par value $1.00 per share, of Mattel ("Mattel Series C Preferred Stock"), with substantially the same rights and preferences as correspond to the Tyco Series C Preferred Stock as contemplated by Section III(E) of the Certificate of Designations for the Tyco Series C Preferred Stock. The Tyco Series C Preferred Stock is currently traded as Tyco Series C Depositary Shares, each of which represents one twenty-fifth of a share of Tyco Series C Preferred Stock. Following the Merger, Mattel Series C Preferred Stock will also be traded as depositary shares with each depositary share (each, a "Mattel Series C Depositary Share") representing one twenty-fifth of a share of Mattel Series C Preferred Stock. Mattel Common Stock, Mattel Series B Preferred Stock and Mattel Series C Preferred Stock are sometimes herein referred to collectively as "Mattel Capital Stock." As described in greater detail under "Summary--The Merger--Merger Consideration" and "The Merger Agreement--Conversion of Tyco Capital Stock," the Exchange Ratio is based upon the average of the high and low sales prices of Mattel Common Stock on each of the ten trading days prior to the fifth trading day prior to closing (such period, the "Measurement Period," and such price, the "Measurement Price"). As long as the Measurement Price is between $24.44796 and $33.07666, holders of Tyco Common Stock will receive shares of Mattel Common Stock having a value of $12.50 for each share of Tyco Common Stock converted, as measured during the Measurement Period; if, however, the Measurement Price is less than $24.44796, the Exchange Ratio will be .51129 and the shares delivered pursuant to such ratio will have a value less than $12.50 (as measured during the Measurement Period), and if the Measurement Price is greater than $33.07666, the Exchange Ratio will be .37791 and the shares delivered pursuant to such ratio will have a value greater than $12.50 (as measured during the Measurement Period). Pursuant to the Merger Agreement, changes in the price of Mattel Common Stock do not give rise to any termination, walk-away, resolicitation or other rights for either Tyco or Mattel (see "The Merger--Merger Consideration: Effects and Consequences of the Collar Mechanism").

  The closing sales price of a share of Mattel Common Stock on the NYSE Composite Tape on February 12, 1997 was $25.875. The average of the high and low sales prices for the ten trading days up to and including February 12, 1997 was $26.99375. TYCO STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT PRICE QUOTATION FOR SHARES OF MATTEL COMMON STOCK PRIOR TO CASTING THEIR VOTES IN CONNECTION WITH THE SPECIAL MEETING. STOCKHOLDERS CAN OBTAIN A CURRENT QUOTATION FOR MATTEL COMMON STOCK FREE OF CHARGE BY CALLING 1-800-624-4296 AT ANY TIME PRIOR TO THE SPECIAL MEETING.

  This Proxy Statement/Prospectus also constitutes the Prospectus of Mattel with respect to (i) up to 19,198,818 shares of Mattel Common Stock (including the associated Mattel Rights) issuable in connection with the Merger, (ii) up to 772,800 shares of Mattel Series C Preferred Stock to be issued in connection with the Merger (along with up to 19,320,000 Mattel Series C Depositary Shares each representing one twenty-fifth of a Mattel Series C Preferred Stock), and (iii) an indeterminate number of shares of Mattel Common Stock issuable upon conversion of Mattel Series B Preferred Stock and

Mattel Series C Preferred Stock. Mattel Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "MAT" and the Mattel Series C Depositary Shares will be traded on the NYSE under a symbol that has not yet been designated.

  All information contained in this Proxy Statement/Prospectus with respect to Tyco has been provided by Tyco. All information contained in this Proxy Statement/Prospectus with respect to Mattel and Sub has been provided by Mattel.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Tyco on or about February 14, 1997. A stockholder who has given a proxy may revoke it at any time prior to its exercise. See "The Special Meeting--Record Date; Voting Rights; Proxies."

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Proxy Statement/Prospectus is February 14, 1997.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESEN-TATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

  THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATE-MENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF MATTEL AND TYCO, INCLUDING STATEMENTS UNDER THE CAPTION "RECENT DEVELOPMENTS" AND INCLUDING OTHER STATEMENTS RELATING TO THE COST SAVINGS, REVENUE ENHANCEMENTS AND MARKETING AND OTHER ADVANTAGES THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER, AND THE EXPECTED IMPACT OF THE MERGER ON MATTEL'S FINANCIAL PERFORMANCE (SEE "THE MERGER--RECOMMENDATION OF THE TYCO BOARD; TYCO'S REASONS FOR THE MERGER", "--OPINION OF TYCO'S FINANCIAL ADVISOR" AND "--MATTEL'S REASONS FOR THE MERGER"). SUCH FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF MATTEL AND TYCO ARE GREATER THAN EXPECTED; (3) MATTEL'S AND TYCO'S DEPENDENCE ON THE TIMELY DEVELOPMENT, INTRODUCTION AND CUSTOMER ACCEPTANCE OF NEW PRODUCTS; (4) POSSIBLE WEAKNESS OF INTERNATIONAL MARKETS; (5) THE IMPACT OF COMPETITION ON REVENUES AND MARGINS;
(6) THE EFFECT OF CURRENCY FLUCTUATIONS ON REPORTABLE INCOME; AND (7) OTHER RISKS AND UNCERTAINTIES AS MAY BE DETAILED FROM TIME TO TIME IN MATTEL'S AND/OR TYCO'S PUBLIC ANNOUNCEMENTS AND COMMISSION FILINGS.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INDEX OF DEFINED TERMS.....................................................   v
WHERE YOU CAN FIND MORE INFORMATION........................................ vii
SUMMARY....................................................................   1
  The Companies............................................................   1
  The Special Meeting......................................................   1
  Surrender of Stock Certificates..........................................   2
  Recommendation of the Tyco Board.........................................   3
  The Merger...............................................................   3
  Merger Consideration: Effects and Consequences of the Collar Mechanism...   5
  The Stockholders Agreement...............................................   5
  Opinion of Tyco's Financial Advisor......................................   5
  Interests of Certain Persons in the Merger...............................   6
  Certain United States Federal Income Tax Consequences....................   6
COMPARATIVE PER SHARE PRICES AND DIVIDENDS.................................   7
SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA..................   9
RECENT DEVELOPMENTS........................................................  13
GENERAL INFORMATION........................................................  14
THE SPECIAL MEETING........................................................  14
  Purpose of the Special Meeting...........................................  14
  Record Date; Voting Rights; Proxies......................................  14
  Solicitation of Proxies..................................................  15
  Quorum...................................................................  15
  Required Vote............................................................  15
THE MERGER.................................................................  16
  Background of the Merger.................................................  16
  Recommendation of the Tyco Board; Tyco's Reasons for the Merger..........  17
  Mattel's Reasons for the Merger..........................................  19
  Opinion of Tyco's Financial Advisor......................................  19
  Merger Consideration: Effects and Consequences of the Collar Mechanism...  24
  Interests of Certain Persons in the Merger...............................  25
  Certain United States Federal Income Tax Consequences....................  27
  Accounting Treatment.....................................................  27
  Effect on Employee Benefits Plans........................................  28
  Certain Legal Matters....................................................  30
  Resales of Mattel Capital Stock Received in the Merger...................  30
  Stock Exchange Listing...................................................  31
  Dividend.................................................................  31
  Appraisal Rights.........................................................  32
  Supplement to Tyco Rights Agreement......................................  32
THE MERGER AGREEMENT.......................................................  32
  General..................................................................  32
  The Merger...............................................................  32
  Effective Date...........................................................  32
  Conversion of Tyco Capital Stock.........................................  32
  Fractional Shares........................................................  33
  Surrender and Payment....................................................  33
  Conditions to Consummation of the Merger.................................  34

                                                                           PAGE
                                                                           ----
  Representations and Warranties..........................................  36
  Conduct of Business Pending the Merger..................................  36
  Covenants...............................................................  37
  Effect on Tyco Stock Options, Restricted Stock and Employee Benefit
   Plans..................................................................  39
  No Solicitation.........................................................  40
  Indemnification.........................................................  40
  Termination; Fees and Expenses..........................................  40
  Amendment; Waiver.......................................................  42
THE STOCKHOLDERS AGREEMENT................................................  43
SPECIAL CONSIDERATIONS....................................................  43
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............  45
CAPITALIZATION OF MATTEL AND TYCO.........................................  54
DESCRIPTION OF CAPITAL STOCK OF MATTEL....................................  55
  General.................................................................  55
  Common Stock............................................................  55
  Preferred and Preference Stock..........................................  55
  Mattel Series B Voting Convertible Exchangeable Preferred Stock.........  55
  Mattel Series C Mandatorily Convertible Redeemable Preferred Stock......  56
  Mattel Series C Depositary Shares.......................................  63
COMPARISON OF STOCKHOLDER RIGHTS..........................................  67
  Classification of Board of Directors; Cumulative Voting.................  67
  Stockholder Vote Required for Certain Transactions......................  67
  Special Meetings of Stockholders; Stockholder Action by Written Con-
   sent...................................................................  68
  Notice of Stockholder Nominations of Directors..........................  69
  Stockholder Proposal Procedures.........................................  69
  Rights Plans............................................................  70
TRADEMARK MATTERS.........................................................  70
OTHER MATTERS.............................................................  70
LEGAL MATTERS.............................................................  70
EXPERTS...................................................................  71
STOCKHOLDER PROPOSALS.....................................................  71

ANNEX A--Initial Merger Agreement
ANNEX B--Amendment Agreement
ANNEX C--Opinions of Allen & Company Incorporated

                             INDEX OF DEFINED TERMS


                                                                        PAGE NO.
                                                                        --------
Acquisition Proposal...................................................    40
Affiliate..............................................................    30
Allen & Company........................................................     5
Amendment Agreement....................................................     i
Antitrust Division.....................................................    30
Antitrust Laws.........................................................    38
APB Opinion No. 16.....................................................     4
Bonus Plan.............................................................    26
Call Price.............................................................    58
Certificates...........................................................    33
Certificates of Designations...........................................    55
CIDs...................................................................    30
Code...................................................................     6
Commission.............................................................   vii
Consents...............................................................    35
Continuing Directors...................................................    67
Corporate Partners.....................................................    18
Current Market Price...................................................    59
Deadlines..............................................................    24
Deferred Compensation Plan.............................................    29
Deloitte & Touche......................................................     4
Deposit Agreement......................................................    63
Depositary.............................................................    63
Depositary Receipts....................................................    63
DGCL...................................................................     4
Directors Plan.........................................................    29
Disney.................................................................    43
EBIT...................................................................    22
EBITDA.................................................................    22
Effective Date.........................................................     2
Engagement Letter......................................................    23
Enterprise Value.......................................................    21
EPS....................................................................    23
Equity Value...........................................................    21
Excess Mattel Shares...................................................    33
Exchange Act...........................................................    31
Exchange Agent.........................................................     2
Exchange Collar........................................................    21
Exchange Ratio.........................................................     3
Excise Tax Payment.....................................................    26
First Call Date........................................................    58
Fisher-Price...........................................................    11
FTC....................................................................    30
GAAP...................................................................     4
HSR Act................................................................    30
I&P Agreement..........................................................    43
Initial Merger Agreement...............................................     i
Interested Stockholder.................................................    67
Junior Stock...........................................................    57

                                                                        PAGE NO.
                                                                        --------
LTM....................................................................    22
Mandatory Conversion Date..............................................    56
Mandatory Conversion Rate..............................................    58
Material Adverse Effect................................................    35
Mattel.................................................................     i
Mattel Board...........................................................    19
Mattel Breakup Fee.....................................................    41
Mattel Bylaws..........................................................    32
Mattel Capital Stock...................................................     i
Mattel Charter.........................................................    32
Mattel Common Stock....................................................     i
Mattel Governing Documents.............................................    67
Mattel Right...........................................................     3
Mattel Rights Agreement................................................     3
Mattel Series B Preferred Stock........................................     i
Mattel Series C Depositary Share.......................................     i
Mattel Series C Preferred Stock........................................     i
Mattel Series E Preference Shares......................................    55
Measurement Period.....................................................     i
Measurement Price......................................................     i
Merger.................................................................     i
Merger Agreement.......................................................     i
Notice Date............................................................    59
NYSE...................................................................     i
Option Plan............................................................    28
Optional Rate..........................................................    58
Other Tax..............................................................    26
Parity Preferred Stock.................................................    57
Per Share Value........................................................    21
Permitted Cash Dividends...............................................    60
Price Waterhouse.......................................................     4
Proxy Statement/Prospectus.............................................     i
Record Date............................................................     2
Registration Statement.................................................   vii
Retention Plan.........................................................    26
Rule 144...............................................................    30
Rule 145...............................................................    30
Second Request.........................................................    30
Securities Act.........................................................    30
Series C Directors.....................................................    62
Significant Transaction................................................    67
Special Meeting........................................................     i
Stockholders...........................................................    43
Stockholders Agreement.................................................     5
Sub....................................................................     i
Theme Parks Agreements.................................................    43
Transaction............................................................    61
Tyco...................................................................     i
Tyco Breakup Fee.......................................................    41

                             INDEX OF DEFINED TERMS


                                                                        PAGE NO.
                                                                        --------
Tyco Board.............................................................     3
Tyco Bylaws............................................................    14
Tyco Capital Stock.....................................................     i
Tyco Charter...........................................................    26
Tyco Common Stock......................................................     i
Tyco Governing Documents...............................................    67
Tyco Holder............................................................     2
Tyco Restricted Stock Unit.............................................    28
Tyco Right.............................................................    70
Tyco Rights Agreement..................................................    32
Tyco Series B Preferred Stock..........................................     i
Tyco Series C Depositary Share.........................................     i
Tyco Series C Preferred Stock..........................................     i
Tyco Stock Options.....................................................    28
Unit Plan..............................................................    26

                      WHERE YOU CAN FIND MORE INFORMATION

  Mattel and Tyco file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, statements or other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http://www.sec.gov." In addition, Mattel's and Tyco's filings can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and Mattel's filings can be inspected at the Pacific Stock Exchange Incorporated, 301 Pine Street, Eighth Floor, San Francisco, California 94104.

  Mattel filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the Commission the Mattel Common Stock and Mattel Series C Preferred Stock to be issued to Tyco stockholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Mattel in addition to being a proxy statement of Tyco for the Special Meeting. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information contained in the Registration Statement or in the exhibits to the Registration Statement.

  The Commission allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about our companies and their finances.

            MATTEL'S FILINGS WITH THE COMMISSION (FILE NO. 1-05647):

  1. Annual Report on Form 10-K for the year ended December 31, 1995;

  2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

  3. Current Reports on Form 8-K dated January 24, 1996, January 26, 1996, February 1, 1996, February 2, 1996, February 7, 1996, April 3, 1996, April 11, 1996, April 12, 1996, April 16, 1996, July 2, 1996, July 17,
    1996, July 18, 1996, July 22, 1996, August 8, 1996, August 22, 1996,
    October 15, 1996, November 17, 1996 and November 22, 1996;

  4. The description of Mattel's common stock contained in Mattel's Current Report on Form 8-K dated July 22, 1996;

  5. The description of Mattel's Preference Share Purchase Rights contained in Mattel's Registration Statement on Form 8-A filed with the Commission on February 13, 1992, as amended by Amendment No. 1 to the Form 8-A filed with the Commission on March 9, 1992;

 TYCO'S FILINGS WITH THE COMMISSION (FILE NO. 1-09357, UNLESS OTHERWISE NOTED):

  1. Registration Statement on Form S-3 (File No. 333-3301) filed with the Commission on May 8, 1996.

  2. Annual Report on Form 10-K for the year ended December 31, 1995, as amended;

  3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 (as amended) and September 30, 1996;

  4. Current Reports on Form 8-K dated April 4, 1996 and November 22, 1996;
  and

  5. The description of Tyco's Preferred Stock Purchase Rights contained in Amendment No. 1 and Amendment No. 2 to Tyco's Registration Statement on Form S-1 (File No. 33-24222) filed with the Commission on November 17, 1988 and November 30, 1988, respectively.

  We are also incorporating by reference additional documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, with the Commission between the date of this Proxy Statement/Prospectus and the Effective Date, in the case of Mattel, and the Special Meeting, in the case of Tyco.

  Mattel has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Mattel and Sub, and Tyco has supplied all such information relating to Tyco.

  If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:



    Mattel, Inc.                          Tyco Toys, Inc.

    333 Continental Boulevard             6000 Midlantic Drive
    El Segundo, California                Mt. Laurel, New Jersey
    90245-5012                            08054-1516
    Tel: 310-252-2000                     Tel: 609-840-1384

  If you would like to request documents from us, please do so by March 4, 1997 to receive them before the Special Meeting.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY
STATEMENT/PROSPECTUS IS DATED FEBRUARY 14, 1997.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the Annexes hereto. This summary does not contain a complete statement of all material information relating to the Merger Agreement and the Merger and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Proxy Statement/Prospectus. Stockholders of Tyco should read carefully this Proxy Statement/Prospectus in its entirety. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus. See "Index of Defined Terms."

THE COMPANIES

  Tyco. Tyco is engaged in the design, development, manufacture and distribution of a broad range of toy products worldwide. Tyco markets more than 800 products to over 7,000 customers in approximately 80 countries. Measured in terms of 1995 worldwide net sales, Tyco is the third largest toy manufacturer in the United States. Tyco, together with its predecessors, has conducted business in the toy industry for more than 60 years and markets a wide variety of well-known branded products.

  Tyco's core product lines consist of toys that generally have demonstrated a product life cycle of greater than three years and, in many cases, toys that have sold for much longer. Core categories and product lines include Matchbox toys and playsets; View-Master 3-D viewers, reels and projectors; Magna Doodle drawing toys and accessories; Tyco radio control vehicles and electric racing sets and accessories; Tyco Classic Game; activity and board games; Children's Television Workshop-licensed Sesame Street and other infant and preschool toys; Tyco large dolls; miniature diecast kitchen toys designed for dolls; and an electronic Tyco VideoCam product.

  Tyco was incorporated in Delaware in 1985.

  As used herein, the term "Tyco" refers to Tyco Toys, Inc. and its subsidiaries, unless the context otherwise requires. The principal executive offices of Tyco are located at 6000 Midlantic Drive, Mt. Laurel, NJ 08054-1516 and the telephone number at that address is (609) 234-7400.

  Mattel. Mattel is a leading worldwide designer, manufacturer and marketer of toys. Mattel's four core brands are Barbie fashion dolls and doll clothing and accessories; Fisher-Price toys and juvenile products, including the Power Wheels line of battery-powered, ride-on vehicles; Mattel's Disney-licensed toys; and die cast Hot Wheels vehicles and playsets. Additional product lines consist of large dolls, including Mattel's Cabbage Patch Kids dolls and accessories, licensed by Original Appalachian Artworks; preschool toys, including See 'N Say talking toys; the Uno and Skip-Bo card games; and the Scrabble game, which Mattel owns in markets outside of the United States and Canada.

  Mattel was incorporated in California in 1948 and reincorporated in Delaware in 1968.

  As used herein, the term "Mattel" refers to Mattel, Inc. and its subsidiaries, unless the context otherwise requires. The principal executive offices of Mattel are located at 333 Continental Boulevard, El Segundo, California 90245-5012 and the telephone number at that address is (310) 252-2000.

THE SPECIAL MEETING

 Time, Place and Date

  The Special Meeting of the stockholders of Tyco will be held at 200 Fifth Avenue, Room 350, New York, New York on Tuesday, March 18, 1997, at 10:00 a.m., New York time.

 Purpose of the Special Meeting

  At the Special Meeting, holders of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Depositary Shares, voting together as a class, will consider and vote upon a proposal to approve and adopt the Merger Agreement, providing for the Merger of Tyco into Mattel.

 Votes Required; Record Date

  Approval of the Merger Agreement requires the affirmative vote of a majority of the voting power of the outstanding shares of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock, voting together as a class.

  Holders of Tyco Common Stock are each entitled to one vote per share, holders of Tyco Series B Preferred Stock are entitled to 105 votes per share, and holders of the Tyco Series C Preferred Stock are entitled to 25 votes per share. The Depositary, as the holder of the shares of Tyco Series C Preferred Stock represented by the Tyco Series C Depositary Shares, will vote the shares of Tyco Series C Preferred Stock in accordance with the instructions of the holders of the Tyco Series C Depositary Shares, each of which is entitled to one vote per depositary share. Only holders of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock who are holders at the close of business on February 7, 1997 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. Only holders of Tyco Series C Depositary Shares who are holders on the Record Date will be entitled to notice of and to attend the Special Meeting and to instruct the Depositary as to the voting of the shares of Tyco Series C Preferred Stock represented by such holder's Tyco Series C Depositary Shares. See "The Special Meeting." As of the Record Date, directors and executive officers of Tyco and their affiliates were beneficial owners of approximately 9.7% of the outstanding shares of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock.

  As of the Record Date, a total of 59,800,308 votes were eligible to be cast at the Special Meeting, in respect of the outstanding shares of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock, 58.3% of which were entitled to be cast by holders of Tyco Common Stock, 9.4% of which were entitled to be cast by holders of Tyco Series B Common Stock and 32.4% of which were entitled to be cast by the holders of Tyco Series C Preferred Stock.

  Pursuant to the Stockholders Agreement (as defined herein), the holders of all outstanding shares of Tyco Series B Preferred Stock have agreed to vote their shares in favor of the Merger Agreement. See "--The Stockholders Agreement" and "The Stockholders Agreement."

SURRENDER OF STOCK CERTIFICATES

  As soon as practicable after the effective date of the Merger (the "Effective Date"), The First National Bank of Boston, or another person designated by Mattel and reasonably acceptable to Tyco, in its capacity as exchange agent for the Merger (the "Exchange Agent"), will send a transmittal letter to each holder of Tyco Capital Stock, Tyco Stock Options (as defined herein) or Tyco Restricted Stock Units (as defined herein) (each, a "Tyco Holder"). The transmittal letter will contain instructions with respect to the surrender of Certificates (as defined herein) representing Tyco Capital Stock, Tyco Stock Options or Tyco Restricted Stock Units to be exchanged for Mattel Common Stock, Mattel Series B Preferred Stock or Mattel Series C Preferred Stock, as the case may be. In connection with the Merger, Mattel will deposit with the Depositary shares of Mattel Series C Preferred Stock in exchange for the shares of Tyco Series C Preferred Stock then on deposit with the Depositary, and thereafter each Tyco Series C Depositary Share shall represent an interest in one twenty-fifth of a share of Mattel Series C Preferred Stock. In addition, Mattel will succeed Tyco as a party to the Deposit Agreement (as defined herein), and depositary receipts representing Tyco Series C Depositary Shares will be exchanged for depositary receipts representing Mattel Series C Depositary Shares. See "The Merger Agreement--Surrender and Payment."

  TYCO HOLDERS SHOULD NOT FORWARD CERTIFICATES FOR TYCO CAPITAL STOCK, TYCO STOCK OPTIONS OR TYCO RESTRICTED STOCK UNITS TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. TYCO HOLDERS SHOULD NOT RETURN CERTIFICATES WITH THE ENCLOSED PROXY.

RECOMMENDATION OF THE TYCO BOARD

  The Board of Directors of Tyco (the "Tyco Board") believes that the Merger is advisable and fair and in the best interests of Tyco stockholders and has unanimously approved the Merger Agreement and the related transactions. THE TYCO BOARD UNANIMOUSLY RECOMMENDS THAT TYCO STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT. See "The Merger--Background of the Merger," "--Recommendation of the Tyco Board; Tyco's Reasons for the Merger," "--Mattel's Reasons for the Merger" and "--Interests of Certain Persons in the Merger."

THE MERGER

 The Merger

  At the Effective Date, Tyco will be merged with and into Mattel, with Mattel continuing as the surviving corporation in the Merger. As a result of the Merger, the separate corporate existence of Tyco will cease.

 Merger Consideration

  As a result of the Merger, (i) each outstanding share of Tyco Common Stock will be converted into the right to receive a number of shares of Mattel Common Stock equal to the Exchange Ratio (as defined herein); (ii) each outstanding share of Tyco Series B Preferred Stock will be converted into the right to receive one share of Mattel Series B Preferred Stock; and (iii) each outstanding share of Tyco Series C Preferred Stock will be converted into the right to receive one share of Mattel Series C Preferred Stock (and the Mattel Series C Preferred Stock will be traded as depositary shares with each depositary share representing one twenty-fifth of a share of Mattel Series C Preferred Stock (as is currently the case with the Tyco Series C Preferred Stock)). The "Exchange Ratio" is the number (rounded to the nearest 1/100,000) obtained by dividing (i) $12.50 by (ii) the Measurement Price (the average of the high and low sales prices of Mattel Common Stock as reported on the NYSE Composite Tape on each of the ten consecutive trading days immediately preceding the fifth trading date prior to the Effective Date), provided that if the Measurement Price is below $24.44796, the Exchange Ratio will be fixed at
 .51129, and if the Measurement Price is above $33.07666, the Exchange Ratio will be fixed at .37791. One nonvoting preference share purchase right issuable pursuant to the Rights Agreement, dated as of February 7, 1992 (the "Mattel Rights Agreement"), between Mattel and The First National Bank of Boston or any other purchase right issued in substitution thereof (each a "Mattel Right") will be issued together with and will attach to each share of Mattel Common Stock issued in the Merger or upon conversion of Mattel Series B or Mattel Series C Preferred Stock. See "The Merger Agreement--Conversion of Tyco Capital Stock."

 Treatment of Tyco Stock Options and Restricted Stock

  As a result of the Merger, (i) each Tyco Stock Option will be converted into and become the right to receive a number of shares of Mattel Common Stock equal in value to the fair value of such Tyco Stock Option as of the Effective Date, as mutually agreed upon between Mattel and Tyco, and (ii) each Tyco Restricted Stock Unit vested as of the Effective Date will be converted into and become the right to receive a number of shares of Mattel Common Stock equal to the Exchange Ratio, and each Tyco Restricted Stock Unit which has not vested as of the Effective Date will be converted into and become the right to receive a number of shares of Mattel Common Stock equal the product of (A) .3272 and (B) the Exchange Ratio, which Mattel and Tyco have determined to be the fair value of each such unit. As of the Record Date, there were 1,685,975 Tyco Stock Options outstanding, of which 480,109 were unvested, and there were 918,699 Tyco Restricted Stock Units outstanding, all of which were unvested. See "The Merger--Effect on Employee Benefits Plans," "The Merger Agreement--Conversion of Tyco Capital Stock" and "--Effect on Tyco Stock Options, Restricted Stock and Employee Benefit Plans."

 Conditions to the Merger; Termination

  The obligations of Mattel and Tyco to consummate the Merger are subject to various conditions, including, but not limited to: (i) obtaining requisite stockholder and governmental approvals; (ii) receipt of opinions of counsel at the closing of the Merger in respect of certain federal income tax consequences of the Merger; and (iii) receipt of accountants' letters relating to the availability of pooling of interests accounting treatment (see "--Anticipated Accounting Treatment"). See "The Merger Agreement--Conditions to Consummation of the Merger."

  The Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Tyco, under certain circumstances, including: (i) by either Mattel or Tyco if the Merger shall not have been consummated on or before August 17, 1997 (unless such date is extended, at Mattel's election under certain circumstances, to November 17, 1997); (ii) by Mattel if (a) the Tyco Board shall have withdrawn, modified in a manner adverse to Mattel, or refrained from making its favorable recommendation concerning the Merger, or shall have disclosed its intention to change such recommendation, or
(b) Tyco shall have entered into an agreement with a third party (other than a customary confidentiality agreement) with respect to an Acquisition Proposal (as defined herein); or (iii) by Tyco under certain circumstances if Tyco shall have entered into an agreement with respect to an Acquisition Proposal, provided that, prior to such termination, Tyco shall have paid to Mattel the Tyco Breakup Fee (as defined herein). See "The Merger Agreement--Termination; Fees and Expenses."

 Listing

  It is a condition to the Merger that the shares of Mattel Common Stock and Mattel Series C Depositary Shares to be issued in the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

 Appraisal Rights

  Under the General Corporation Law of the State of Delaware (the "DGCL"), the holders of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock are not entitled to any appraisal rights with respect to the Merger. See "The Merger--Appraisal Rights."

 Anticipated Accounting Treatment

  The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Prior to the execution of the Initial Merger Agreement and subsequent to the execution of the Amendment Agreement, Mattel received reports from Price Waterhouse LLP ("Price Waterhouse"), its independent accountant, to the effect that, assuming the Merger is consummated in the manner contemplated by the Merger Agreement, the Merger would properly be accounted for as a pooling of interests in conformity with generally accepted accounting principles ("GAAP"). Prior to the execution of the Initial Merger Agreement, Tyco received an opinion from Deloitte & Touche LLP ("Deloitte & Touche"), its independent auditors, which addressed the ability of Tyco to enter into a transaction to be accounted for as a pooling of interests in accordance with GAAP. Deloitte & Touche's opinion was limited to specific criteria of Accounting Principles Board Opinion No. 16 Business Combinations ("APB Opinion No. 16") that relate to actions of Tyco up to the date of the related opinion. Such opinion concluded that with regard to the specific criteria considered and related solely to prior actions of Tyco, such actions would not preclude Tyco from entering into a transaction accounted for as a pooling of interests in accordance with GAAP. It is a condition to the obligation of each of Mattel and Tyco to consummate the Merger that Mattel and Tyco receive a report from Price Waterhouse and Deloitte & Touche, respectively, confirming the assertions contained in the respective reports of Price Waterhouse and Deloitte & Touche described above. See "The Merger-- Accounting Treatment."

MERGER CONSIDERATION: EFFECTS AND CONSEQUENCES OF THE COLLAR MECHANISM

  As described under "The Merger Agreement -- Conversion of Tyco Capital Stock," each share of Tyco Common Stock will be converted into the right to receive a number of shares of Mattel Common Stock equal to $12.50 divided by the Measurement Price (the average of the high and low sales prices of Mattel Common Stock during the Measurement Period), except that (1) if the Measurement Price is below $24.44796, holders of Tyco Common Stock will receive .51129 of a share of Mattel Common Stock for each share of Tyco Common Stock converted, an amount which would have a market value less than $12.50 (as measured during the Measurement Period), and (2) if the Measurement Price is above $33.07666, holders of Tyco Common Stock will receive .37791 of a share of Mattel Common Stock for each share of Tyco Common Stock converted, an amount which would have a market value greater than $12.50 (as measured during the Measurement Period). The pricing mechanism described above, in which the exchange ratio becomes fixed if the Measurement Price rises above or falls below a range of prices is referred to as a "collar." Mattel and Tyco believe that a collar mechanism is not an uncommon feature of transactions like the Merger. Mattel and Tyco agreed to include a collar for the exchange ratio because each believed a collar would provide valuable protection for its respective stockholders in the event of a significant increase (in the case of Tyco stockholders) or significant decrease (in the case of Mattel stockholders) in the price of Mattel Common Stock prior to closing. PURSUANT TO THE MERGER AGREEMENT, CHANGES IN MATTEL'S STOCK PRICE DO NOT GIVE RISE TO ANY TERMINATION, WALK-AWAY, RESOLICITATION OR OTHER RIGHTS FOR EITHER TYCO OR MATTEL. See "The Merger Agreement--Termination; Fees and Expenses." The closing sales price of a share of Mattel Common Stock on the NYSE Composite Tape on February 12, 1997 was $25.875. The average of the high and low sales prices for the ten trading days up to and including February 12, 1997 was $26.99375. See "Comparative Per Share Prices and Dividends."

  TYCO STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT PRICE QUOTATION FOR SHARES OF MATTEL COMMON STOCK PRIOR TO CASTING THEIR VOTES IN CONNECTION WITH THE SPECIAL MEETING. STOCKHOLDERS CAN OBTAIN A CURRENT QUOTATION FOR MATTEL COMMON STOCK FREE OF CHARGE BY CALLING 1-800-624-4296 AT ANY TIME PRIOR TO THE SPECIAL MEETING.

  Both Tyco and Mattel negotiated the Exchange Ratio determination mechanism and the collar and approved the Merger with the understanding that the Measurement Price could be above or below the collar range. See "The Merger-- Background of the Merger." FOR FURTHER DISCUSSION REGARDING THE EFFECTS AND CONSEQUENCES OF THE COLLAR, INCLUDING WITH RESPECT TO CERTAIN FIDUCIARY OBLIGATIONS OF THE TYCO BOARD, SEE "THE MERGER-- MERGER CONSIDERATION: EFFECTS AND CONSEQUENCES OF THE COLLAR MECHANISM."

THE STOCKHOLDERS AGREEMENT

  In connection and concurrently with its entering into of the Initial Merger Agreement, Mattel entered into an agreement, dated as of November 17, 1996, with the holders of all of the outstanding shares of Tyco Series B Preferred Stock (the "Stockholders Agreement"). The Stockholders Agreement generally provides that the Stockholders (as defined herein) (i) will vote their shares of Tyco Series B Preferred Stock in favor of the Merger Agreement at the Special Meeting, (ii) will not transfer, sell or otherwise dispose of their shares of Tyco Series B Preferred Stock prior to the Effective Date, and (iii) will not solicit or hold discussions or negotiations concerning any Acquisition Proposal relating to Tyco. The Stockholders Agreement also constitutes the consent of the Stockholders to the treatment of their shares of Series B Preferred Stock provided for in the Merger Agreement (see "The Merger Agreement--Conversion of Tyco Capital Stock"). See "The Stockholders Agreement."

OPINION OF TYCO'S FINANCIAL ADVISOR

  On November 17, 1996, Allen & Company Incorporated ("Allen & Company"), Tyco's financial advisor, delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of such date, the consideration to be received by holders of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock in connection with the Merger was fair to such holders from a financial point of view. Subsequent to the execution of the Amendment Agreement, Allen & Company confirmed in writing its opinion that the consideration to be received by holders of Tyco Common Stock, Tyco Series B Preferred Stock, and Tyco Series C Preferred Stock in connection with the Merger, as modified with respect to Tyco Series C Preferred Stock by the Amendment Agreement, was fair to such holders from a financial point of view.

  For information on the assumptions made, matters considered and limits of the review by Allen & Company, see "The Merger--Opinion of Tyco's Financial Advisor." Stockholders are urged to read in their entirety the opinion of Allen & Company and the subsequent confirmation which together are attached as Annex C to this Proxy Statement/Prospectus.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Tyco Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of Tyco management and the Tyco Board have certain interests in the Merger that are in addition to the interests of stockholders of Tyco generally. These interests arise from, among other things, certain employee benefit and bonus plans, indemnification and insurance arrangements and other matters which Mattel will assume or has agreed to provide after the Merger, including executive termination agreements and employment agreements amendments between Tyco and certain members of its senior management. As a result of the Merger, Richard E. Grey, Chairman of Tyco, Gary
S. Baughman, President and Chief Executive Officer of Tyco, and Harry J. Pearce, Vice Chairman and Chief Financial Officer of Tyco, will receive, in addition to their benefits which have previously vested not in connection with the Merger, benefits aggregating $11.7 million, consisting of payments triggered by the change of control provisions of their respective employment agreements, payments under the Retention Plan (as defined herein) and the benefits of the exchange of restricted stock and unvested stock options in the Merger. See "The Merger--Interests of Certain Persons in the Merger," "--Effect on Employee Benefits Plans" and "The Merger Agreement--Effect on Tyco Stock Options, Restricted Stock and Employee Benefit Plans."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  Except as more fully described under "The Merger--Certain United States Federal Income Tax Consequences," no gain or loss will be recognized by Tyco stockholders except with respect to cash received in lieu of fractional shares and no gain or loss will be recognized by Mattel, Tyco, or Sub. Consummation of the Merger is conditioned upon the delivery of opinions of counsel dated as of the Effective Date to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Merger--Certain United States Federal Income Tax Consequences."

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

  Mattel Common Stock and Tyco Common Stock are listed on the NYSE. The following table sets forth the high and low closing prices per share of the Mattel Common Stock and Tyco Common Stock as reported on the NYSE Composite Tape, and the dividends paid on such Mattel Common Stock, for the quarterly periods indicated, which correspond to the companies' respective quarterly fiscal periods for financial reporting purposes.

                                                  MATTEL              TYCO
                                             COMMON STOCK(a)     COMMON STOCK(b)
                                          ---------------------- ---------------
                                           HIGH   LOW   DIVIDEND  HIGH     LOW
                                          ------ ------ -------- ---------------
1994:
  First Quarter.......................... $17.20 $13.20  $0.031  $  9.75 $  8.38
  Second Quarter.........................  17.44  14.88   0.038     9.00    6.63
  Third Quarter..........................  18.40  16.32   0.038     8.50    6.75
  Fourth Quarter.........................  18.88  15.68   0.038     8.13    5.38
1995:
  First Quarter..........................  19.80  15.76   0.038     5.75    4.50
  Second Quarter.........................  22.20  18.20   0.048     7.38    4.63
  Third Quarter..........................  24.50  20.30   0.048     7.13    5.25
  Fourth Quarter.........................  24.90  21.20   0.048     5.88    4.25
1996:
  First Quarter..........................  28.30  23.90   0.048     6.63    4.00
  Second Quarter.........................  28.88  24.38   0.060     6.00    4.88
  Third Quarter..........................  29.13  22.13   0.060     5.88    4.25
  Fourth Quarter.........................  31.50  24.63   0.060    11.88    5.75
1997:
  First Quarter (through February 12)....  29.25  25.75   0.060    11.75   11.38

--------
(a) Mattel per share data reflect the retroactive effect of stock splits distributed to stockholders in March 1996, January 1995 and January 1994.
(b) Tyco did not pay cash dividends on its common stock during the periods presented.

  The following table sets forth the closing sales price of Mattel Common Stock and Tyco Common Stock as reported on the NYSE Composite Tape, and the equivalent per share price of Tyco Common Stock giving effect to the Merger, on November 15, 1996 (the last trading day prior to the public announcement of the proposed Merger) and February 12, 1997 (the latest practicable trading day prior to the printing of this Proxy Statement/Prospectus).

                                                         CLOSING SALES PRICE
                                                     ---------------------------
                                                                       TYCO
                                                     MATTEL  TYCO  EQUIVALENT(a)
                                                     ------ ------ -------------
      Price per share:
        November 15, 1996........................... $30.63 $ 7.00    $12.50
        February 12, 1997........................... $25.88 $11.63    $12.50

--------
(a) Because the Exchange Ratio is subject to minimum and maximum values, the Tyco equivalent value could be less than or greater than $12.50 under certain circumstances. See "Summary--The Merger--Merger Consideration."

  The Tyco Series C Depositary Shares were first offered to the public on June 24, 1996 at a price to the public of $5.00 per share. During the period from June 24, 1996 through the date hereof, the highest closing price per Tyco Series C Depositary Share was $10.38 and the lowest closing price per share was $5.00. On November 15, 1996, the last trading day prior to the public announcement of the proposed Merger, the closing sales price of a Tyco Series C Depositary Share was $7.13.

  Stockholders are advised to obtain current market quotations for Mattel Common Stock, Tyco Common Stock and Tyco Series C Depositary Shares. No assurance can be given as to the market price of Mattel Common Stock, Tyco Common Stock or Tyco Series C Depositary Shares at the Effective Date, or Mattel Common Stock or Mattel Series C Depositary Shares after the Effective Date. Because the Exchange Ratio is subject to minimum and maximum values and because the market price of the Mattel Common Stock is subject to fluctuation, the value of the shares of Mattel Common Stock that holders of Tyco Capital Stock will receive in the Merger may increase or decrease prior to and following the Merger. See "The Merger--Merger Consideration: Effects and Consequences of the Collar Mechanism."

           SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

  The following table presents selected historical financial data for Mattel and Tyco, and selected pro forma combined financial data after giving effect to the Merger under the pooling of interests method of accounting. Mattel's historical financial data for each of the annual periods presented have been derived from its audited consolidated financial statements previously filed with the Commission. Tyco's historical financial data for each of the annual periods presented also have been derived from its financial statements previously filed with the Commission. The selected historical financial data for both companies for the nine-month periods ended September 30, 1995 and 1996 have been prepared in accordance with GAAP applicable to interim financial information and, in the opinions of Mattel's and Tyco's respective managements, include all adjustments necessary for a fair presentation of results for such interim periods.

  The selected pro forma combined financial data have been derived from, or prepared on a basis consistent with, the unaudited pro forma condensed combined financial statements included herein. This data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred or that will occur after consummation of the Merger.

  THE INFORMATION IN THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE COMPANIES' HISTORICAL AND PRO FORMA COMBINED FINANCIAL STATEMENTS AND NOTES THERETO, EITHER INCORPORATED BY REFERENCE OR INCLUDED HEREIN. SEE "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

           SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                           AS OF OR FOR THE
                                  AS OF OR FOR THE YEAR ENDED              NINE MONTHS ENDED
                          ----------------------------------------------  --------------------
                                                                          SEPTEMBER  SEPTEMBER
                            1991     1992     1993      1994      1995    30, 1995   30, 1996
                          -------- -------- --------  --------  --------  ---------  ---------
MATTEL, INC. --
 HISTORICAL:
NET SALES(A)............  $2,046.5 $2,563.5 $2,704.4  $3,205.0  $3,638.8  $2,483.5   $2,595.4
Income from continuing
 operations applicable
 to common shares(a)....     128.6    179.9    131.0     251.1     354.5     242.5      264.2
Net income applicable to
 common shares(a)(b)....     123.4    179.9    112.3     251.1     354.5     242.5      264.2
Income per common
 share--primary(c):
 Income from continuing
  operations............      0.56     0.67     0.49      0.90      1.26      0.86       0.95
 Net income.............      0.54     0.67     0.42      0.90      1.26      0.86       0.95
Income per common
 share--fully
 diluted(c):
 Income from continuing
  operations............      0.55     0.65     0.48      0.89       --        --         --
 Net income.............      0.53     0.65     0.42      0.89       --        --         --
Dividends declared per
 common share(c)........      0.05     0.09     0.12      0.15      0.19      0.14       0.18
Total assets(a).........   1,564.8  1,712.7  2,000.1   2,459.0   2,695.5   3,062.5    3,086.3
Long-term
 liabilities(a).........     353.6    434.9    399.0     457.5     572.6     570.2      480.8
Shareholders'
 equity(a)(d)...........     664.0    748.4    817.8   1,085.7   1,275.2   1,283.3    1,349.8
Book value per common
 share(c)(e)............       --       --       --        --       4.63       --        5.00
TYCO TOYS, INC. --
 HISTORICAL:
NET SALES...............  $  548.7 $  768.6 $  730.2  $  753.1  $  709.1  $  494.0   $  492.7
Income (loss) from
 continuing operations
 applicable to common
 shares(f)..............      19.2     18.0    (69.9)    (35.1)    (30.4)    (12.3)      (6.0)
Net income (loss)
 applicable to common
 shares(f)(g)...........      18.4     18.0    (69.9)    (35.1)    (30.4)    (12.3)      (6.0)
Income (loss) per common
 share--primary(f)(h):
 Income (loss) from
  continuing
  operations............      1.14     0.60    (2.08)    (1.01)    (0.87)    (0.35)     (0.17)
 Net income (loss)......      1.10     0.60    (2.08)    (1.01)    (0.87)    (0.35)     (0.17)
Income per common
 share--fully
 diluted(f)(h):
 Income from continuing
  operations............      0.97      --       --        --        --        --         --
 Net income.............      0.94      --       --        --        --        --         --
Dividends declared per
 common share(h)........       --      0.10     0.08       --        --        --         --
Total assets(f).........     390.3    749.2    715.2     670.6     615.1     741.0      779.1
Long-term
 liabilities(f).........      93.0    202.3    181.2     149.0     149.1     149.7      149.1
Shareholders'
 equity(f)..............     181.2    335.2    277.5     296.2     265.3     285.1      353.4
Book value per common
 share(i)...............       --       --       --        --       6.05       --        5.76
PRO FORMA COMBINED(J):
NET SALES...............       --       --  $3,434.6  $3,958.1  $4,347.9  $2,977.5   $3,088.1
Income from continuing
 operations applicable
 to common shares.......       --       --      61.8     219.6     328.2     232.9      258.2
Income per common share
 from continuing
 operations(k)..........       --       --      0.22      0.74      1.11      0.79       0.87
Dividends declared per
 common share(l)........       --       --      0.12      0.15      0.19      0.14       0.18
Total assets............       --       --   2,716.4   3,134.3   3,319.4   3,810.9    3,870.9
Long-term liabilities...       --       --     580.2     606.5     721.7     719.9      629.9
Shareholders' equity....       --       --   1,096.4   1,386.6   1,549.3   1,575.8    1,752.7
Book value per common
 share(m)...............       --       --       --        --       5.14       --        5.54
TYCO PRO FORMA
 EQUIVALENTS (N):
Income per common share
 from continuing
 operations.............       --       --      0.10      0.32      0.48      0.34       0.38
Dividends declared per
 common share...........       --       --      0.05      0.07      0.08      0.06       0.08
Book value per common
 share..................       --       --       --        --       2.23       --        2.41

NOTES TO SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

(a) Mattel's consolidated financial information for 1991, 1992 and 1993 has been restated retroactively for the effects of the November 1993 merger of Fisher-Price, Inc. ("Fisher-Price") into a wholly owned subsidiary of Mattel, accounted for as a pooling of interests. The results of operations for Fisher-Price are excluded prior to July 1, 1991, when its business was operated as a division of The Quaker Oats Company. For 1993 and 1994, income from continuing operations applicable to common shares includes pre-tax restructuring charges of $115.0 million in connection with Mattel's merger with Fisher-Price, and $72.0 million in connection with the consolidation of manufacturing operations and the reduction of headquarters expense and support functions worldwide. In May and July 1994, Mattel acquired Kransco and J.W. Spear, respectively. These acquisitions have been accounted for under the purchase method and, accordingly, the results of their operations have been included since the date of their respective acquisitions.

(b) Mattel's net income applicable to common shares for 1991 includes the effect of extraordinary losses of $5.2 million, or $0.02 per primary share, related to the early extinguishment of long-term debt obligations. Net income applicable to common shares for 1993 reflects a charge of $4.0 million, or $0.02 per primary share, representing the net cumulative effect of adopting Statements of Financial Accounting Standards Nos. 109 and 106 as of January 1, 1993, and an extraordinary charge of $14.7 million, or $0.05 per primary share, related to the early extinguishment of long-term debt in connection with Mattel's merger with Fisher-Price.

(c) Mattel's per share data reflect, as appropriate, the retroactive effect of stock splits distributed to shareholders in November 1991, June 1992, January 1994, January 1995, and March 1996 and the mergers with International Games, Inc. and Fisher-Price in 1992 and 1993, respectively. Fully diluted income per share is not presented where the results are anti-dilutive.

(d) Effective December 26, 1987, Mattel implemented a "quasi-reorganization" and revalued its assets and liabilities to their fair values as of that date.

(e) Mattel's book value per common share represents Mattel's shareholders' equity divided by the outstanding number of common shares.

(f) Tyco's income from continuing operations applicable to common shares for 1991 includes a $6.9 million nonrecurring charge in connection with the termination of a related party arrangement. In June and October 1992, Tyco acquired Illco Toy Co., U.S.A. and Universal Matchbox Group, respectively. These acquisitions have been accounted for under the purchase method and, accordingly, the results of their operations have been included since the date of their respective acquisitions. Income from continuing operations applicable to common shares for 1992, 1993, 1994, and 1995 includes pre-tax restructuring charges of $2.8 million, $28.2 million, $4.7 million, and $8.9 million, respectively. For the nine months ended September 30, 1995, income from continuing operations applicable to common shares includes a $4.9 million pre-tax restructuring charge.

(g) Tyco's net income applicable to common shares for 1991 reflects a charge of $0.8 million, or $0.04 per primary share, related to the early extinguishment of long-term debt.

(h) Tyco's share and per share data for 1991 reflect the retroactive effect of a two for one stock split distributed to shareholders in June 1992. Fully diluted loss per share is not presented where the results are anti-dilutive.

(i) Tyco's book value per common share represents Tyco's shareholders' equity, adjusted for the liquidation value of Tyco Series B Preferred Stock and Tyco Series C Preferred Stock, divided by the outstanding number of common shares.

(j) The pro forma combined income from continuing operations applicable to common shares excludes: (i) the positive effects of potential cost savings which may be achieved upon combining the resources of Mattel and Tyco;
    (ii) transaction costs of approximately $60 million to $70 million, including investment banking, legal and accounting fees, and contractual termination and incentive benefits. Additionally, Mattel expects to restructure the combined operations, resulting in additional nonrecurring charges. The amount of such charges cannot be reasonably estimated until an analysis of the newly combined operations is completed and a restructuring plan developed. Pro forma combined shareholders' equity and book value per common share as of September 30, 1996 do include, in accordance with Commission reporting rules, the impact of transaction costs related to the Merger and tax benefits relating to certain net operating losses of Tyco which can be reasonably estimated and should be reflected as of that date.

(k) Pro forma combined income per share from continuing operations is based upon the combined historical weighted-average number of shares outstanding, after adjustment of Tyco's historical number of shares by the Exchange Ratio (estimated to be 0.43459 for purposes of this analysis).

(l) Pro forma dividends declared per common share are assumed to be the same as the historical cash dividend declarations of Mattel. Mattel has no present intention to alter its current quarterly dividend subsequent to the Merger. However, any determination to increase or decrease the per share cash dividend amount is at the discretion of Mattel's Board of Directors, subject to restrictions which may be imposed by law or contract. See "Description of Capital Stock of Mattel."

(m) The pro forma combined book value per common share represents the pro forma combined shareholders' equity, adjusted for the liquidation value of Tyco Series B Preferred Stock and Tyco Series C Preferred Stock, divided by the pro forma combined number of common shares outstanding.

(n) Tyco's pro forma equivalents represent the pro forma combined per share amounts for income per common share from continuing operations, dividends declared per common share and book value per common share multiplied by the Exchange Ratio (estimated to be 0.43459 for purposes of this analysis).

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth Mattel's unaudited ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                                                                       FOR THE
                           FOR THE YEARS ENDED DECEMBER 31,(a)    NINE MONTHS ENDED
                         --------------------------------------- -------------------
                                                                 SEPT. 30, SEPT. 30,
                          1991    1992    1993    1994    1995     1995      1996
                         ------- ------- ------- ------- ------- --------- ---------
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends(b)(c).......     3.71    4.25    3.94    6.43    6.76   6.54      7.01

--------
(a) The consolidated ratio of earnings to combined fixed charges and preferred stock dividends for 1993, 1992 and 1991 has been restated for the effects of the November 1993 merger of Fisher-Price into a wholly-owned subsidiary of Mattel, accounted for as a pooling of interests. Fisher-Price was excluded from periods prior to July 1, 1991, while its business was operated as a division of The Quaker Oats Company.

(b) The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing income before taxes, extraordinary items, cumulative effect of changes in accounting principles, fixed charges, minority interest and undistributed income of less-than-majority-owned affiliates by the sum of fixed charges plus dividends on Mattel's outstanding shares of preferred stock during the indicated period. Fixed charges are the sum of interest costs (whether expensed or capitalized) and the portion of aggregate rental expense (one-third) which is estimated to represent the interest factor in such rentals.

(c) Until July 1, 1991, Mattel was a guarantor of certain foreign bank lines of credit extended to less-than-majority-owned joint ventures. Performance by Mattel pursuant to these guarantees was deemed unlikely, thus the associated fixed charges have been excluded from computation of the ratio of earnings to fixed charges. The portion of fixed charges paid by less-than-majority-owned joint ventures for which Mattel was guarantor was approximately $4.5 million in 1991.

                              RECENT DEVELOPMENTS

  Mattel announced on January 6, 1997 that, in response to concerns related to its Snacktime Kids dolls, it would provide cash refunds to consumers who had purchased the dolls, and would voluntarily withdraw all product from retail shelves.

  On February 5, 1997, Mattel reported that income per share for the full-year 1996, before an accrual related to the Snacktime Kids refunds and returns and a special accounting charge, increased 14 percent on a 4 percent increase in sales.

  Net income was $378 million or $1.36 per share, after a $.03 impact from the Snacktime Kids accrual and the $.05 special accounting charge. In 1995, net income was $358 million or $1.26 per share. Net sales for 1996 totaled $3.79 billion, versus $3.64 billion in 1995.

  Before the impact of the accrual and charge, income for the 1996 fourth quarter was up 22 percent on a 4 percent increase in sales. After these items, net income for the quarter was $113 million, versus $112 million in 1995, and net sales were $1.19 billion, compared with $1.16 billion in the prior year.

  The special accounting charge of $15.1 million after-tax was taken in connection with discussions with the Commission staff concerning Mattel's method of accounting for certain royalties and participation fees related to prior periods. See "Special Considerations."

  Also on February 5, 1997, Tyco reported net sales of $721 million for the year ended December 31, 1996, compared to $709 million for 1995. The net loss for 1996 was $16 million ($.46 per share), including approximately $7 million ($.20 per share) for merger-related expenses. This compares to a net loss in 1995 of $30 million ($.87 per share), including restructuring charges of $9 million ($.25 per share) and a one-time gain of approximately $2.5 million ($.07 per share). The 1996 results also include $7 million ($.21 per share) in preferred dividends, compared to $3 million ($.09 per share) in 1995.

  For the fourth quarter ended December 31, 1996, Tyco reported net sales of $228 million compared to $215 million for the same period in 1995. The net loss for the fourth quarter, including the approximate $7 million in merger-related expenses, was $10 million ($.29 per share), compared to a net loss of $18 million ($.52 per share) including a $4 million ($.12 per share) restructuring charge in 1995. The 1996 fourth quarter results include $3 million ($.08 per share) in preferred dividends, compared to $0.8 million ($.02 per share) in 1995.

  Based upon recent discussions between Mattel and Tyco with respect to their respective businesses and general conditions in the toy industry and the economy as a whole, Mattel currently expects that the combined net sales of Mattel and Tyco for the first full fiscal year of combined operations after the Merger (assumed to be the fiscal year ending December 31, 1998) will be $5 billion. Such estimate assumes that the overall net sales of each of Mattel and Tyco will grow at an average rate of 7% per year from their combined historical base. The foregoing projection is based upon management's best estimate of future performance based upon the information available to it at this time; however, such projection is based upon numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Mattel or Tyco. Investors are strongly cautioned not to attribute undue certainty to management's projections. Mattel has no present intention to update the foregoing projection.

                              GENERAL INFORMATION

  This Proxy Statement/Prospectus is being furnished to stockholders of Tyco in connection with the solicitation of proxies by and on behalf of the Tyco Board for use at the Special Meeting. The Special Meeting will be held at 200 Fifth Avenue, Room 350, New York, New York, at 10:00 a.m. on March 18, 1997. This Proxy Statement/Prospectus and the related form of proxy are first being mailed to stockholders on or about February 14, 1997.

                              THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

  At the Special Meeting, holders of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Depositary Shares, voting together as a single class, will consider and vote upon a proposal to approve and adopt the Merger Agreement.

  THE BOARD OF DIRECTORS OF TYCO HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

  The Tyco Board has fixed the close of business on February 7, 1997 as the Record Date for determining holders entitled to notice of and to vote at the Special Meeting. Only holders of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock who are holders at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. Only holders of Tyco Series C Depositary Shares who are holders on the Record Date will be entitled to notice of and to attend the Special Meeting and to instruct the Depositary as to the voting of the shares of Tyco Series C Preferred Stock represented by such holder's Tyco Series C Depositary Shares.

  As of the Record Date, there were 34,849,053 shares of Tyco Common Stock issued and outstanding, each of which entitles the holder thereof to one vote per share, 53,631 shares of Tyco Series B Preferred Stock issued and outstanding, each of which entitles the holder thereof to 105 votes per share, and 772,800 shares of Tyco Series C Preferred Stock issued and outstanding, each of which entitles the holder thereof to 25 votes per share. The Depositary, as the holder of the shares of Tyco Series C Preferred Stock represented by the Tyco Series C Depositary Shares, will vote the shares of Tyco Series C Preferred Stock in accordance with the instructions of the holders of Tyco Series C Depositary Shares, each of which is entitled to one vote per depositary share. Shares of Tyco Common Stock held in the treasury of Tyco or any of its subsidiaries are not to be considered outstanding.

  All shares of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies.

  IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF TYCO COMMON STOCK, TYCO SERIES B PREFERRED STOCK AND TYCO SERIES C PREFERRED STOCK (INCLUDING THOSE REPRESENTED BY TYCO SERIES C DEPOSITARY SHARES) WILL BE VOTED IN FAVOR OF THE MERGER.

  Pursuant to Tyco's bylaws (the "Tyco Bylaws"), no business may be brought before the Special Meeting other than the matters set forth in the Notice of Special Meeting. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Tyco, by signing and returning a later dated proxy, or by voting in person at the Special Meeting; however, mere attendance at the Special Meeting will not in and of itself have the effect of revoking the proxy.

  Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

  Tyco will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names. In addition, Shareholder Communications Corporation has been engaged by Tyco to act as proxy solicitors and will receive fees estimated at $10,000, plus reimbursement of out-of-pocket expenses.

QUORUM

  The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares entitled to vote at the Special Meeting (Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock) is necessary to constitute a quorum at the Special Meeting.

REQUIRED VOTE

  The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock, voting together as a single class. As of the Record Date, a total of 59,800,308 votes were eligible to be cast at the Special Meeting, in respect of the outstanding shares of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock, 58.3% of which were entitled to be cast by holders of Tyco Common Stock, 9.4% of which were entitled to be cast by holders of Tyco Series B Common Stock and 32.4% of which were entitled to be cast by holders of Tyco Series C Preferred Stock. If fewer shares of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock are voted in favor of approval and adoption of the Merger Agreement than the number required for such approval and adoption, it is expected that the Special Meeting will be adjourned or postponed in order to allow additional time for obtaining additional proxies or votes; provided, however, that no proxy which is voted "against" the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement. At any subsequent reconvening of the Special Meeting, all proxies obtained prior to such adjournment or postponement will be voted in such manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which previously have been effectively revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting. Because approval of the Merger Agreement requires the affirmative vote of a majority of the voting power of the Tyco Capital Stock outstanding, failures to vote and abstentions will have the same effect as a vote "against" approval of the Merger Agreement. In addition, under the rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval of the Merger Agreement without specific instructions from such customers. The failure of such customers to provide specific instructions with respect to their shares of Tyco Common Stock to their broker will have the same effect as a vote "against" the approval of the Merger Agreement.

  THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF TYCO. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ
AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/ PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                  THE MERGER

BACKGROUND OF THE MERGER

  During the past several years, Tyco has studied and reviewed a variety of strategic options and alternatives, including seeking strategic investors or joint venture partners, and has received unsolicited proposals for the sale of one or more of its lines of business. From time to time, discussions have been held with interested potential investors or partners, and with potential purchasers of lines of business; none of such discussions advanced past the preliminary, informal stage.

  On or about September 27, 1996, Gary S. Baughman, the President and Chief Executive Officer of Tyco, met with Jill E. Barad, the President and Chief Operating Officer of Mattel. The meeting, which had been requested by Mattel in a phone call a few days earlier, took place in New York City. At the meeting, Ms. Barad expressed on behalf of Mattel an interest in entering into discussions about a possible combination of Tyco and Mattel.

  Several conversations were held among the members of the Executive Committee of the Tyco Board as a result of this expression of interest. In addition, several telephone conversations took place between Mr. Baughman and Ms. Barad between September 27 and October 11, 1996. These telephone conversations included the expression of a definite interest by Mattel in a potential transaction with Tyco, the range of price levels at which Mattel and Tyco might each have an interest in a possible transaction, the provision of limited due diligence information and the scheduling of a meeting for specific discussions of a possible transaction.

  On October 14, 1996, representatives of the two companies met again in New York City, and representatives of Allen & Company attended this meeting. At this meeting, Mattel and Tyco entered into a confidentiality agreement providing for the exchange of certain confidential information, and Tyco delivered to Mattel financial information. During this meeting, the representatives of the two companies reviewed their respective businesses, exchanged information relevant to the conduct of due diligence and discussed the benefits that could result from a combination.

  On October 22, 1996, a meeting of the Tyco Board was held in Mt. Laurel, New Jersey, at which meeting the discussions held were reviewed with the Tyco Board.

  Representatives of Mattel, Tyco and Allen & Company next met in New York City on October 29, 1996. At this meeting, additional discussion occurred concerning the business plans of Tyco, the possibility that a business combination could produce savings in overhead and other expenses, and the price range at which a transaction might be possible.

  On November 3, 1996, Ned Mansour, Mattel's President for Corporate Operations, reached Mr. Baughman by telephone and communicated a proposal relating to a proposed merger between Mattel and Tyco. After several additional calls and negotiations with respect to price, a preliminary understanding was reached to pursue more detailed discussions concerning a proposed tax-free, pooling of interests merger at $12.50 in Mattel Common Stock, subject to Mattel's and Tyco's satisfaction with continued due diligence of each other and to further negotiations relating to an appropriate "collar" for the exchange ratio, allocation of various regulatory and other risks among the parties and the definitive documentation for the transaction.

  On November 4, 1996, representatives of Tyco and Allen & Company met at the offices of counsel to Tyco to discuss the terms of the proposed Merger and the scope and nature of Tyco's due diligence investigation of Mattel. At the end of this meeting, further confidentiality agreements were delivered.

  After a number of further telephone conversations between representatives of Mattel and Allen & Company, the ongoing discussions were considered during a telephonic meeting of the Executive/Finance Committee of Mattel's Board of Directors, held on November 7, 1996. The Executive/Finance Committee approved a continuation of the discussions and the due diligence investigation.

  An initial meeting of the parties and their respective advisors took place on November 10, 1996. This meeting lasted for several hours and focused on the structure of the proposed Merger, the "collar" for the exchange ratio, the proposed accounting treatment of the Merger, the consents of third parties needed for the Merger, the regulatory analysis of the Merger, and the treatment of Tyco's employee benefit plans (including its stock option, restricted stock and bonus plans). Mattel and Tyco agreed to include a collar for the exchange ratio because each believed a collar would provide protection for its respective stockholders in the event of a significant increase (in the case of Tyco stockholders) or significant decrease (in the case of Mattel stockholders) in the price of Mattel stock prior to closing. Tyco and Mattel negotiated the Exchange Ratio determination mechanism and the collar with the understanding that the Measurement Price used to determine the Exchange Ratio could be above or below the collar range, and that changes in the price of Mattel Common Stock prior to the consummation of the Merger would not give rise to any termination or walk-away rights for either Tyco or Mattel.

  Thereafter, Mattel continued its due diligence of Tyco, Tyco conducted due diligence of Mattel, and the parties commenced to draft and negotiate the terms of the proposed Initial Merger Agreement. These negotiations culminated in meetings of the Boards of Directors of Tyco and Mattel on November 17, 1996, at which the Initial Merger Agreement, the Stockholders Agreement and related matters were approved by each of the Mattel Board and the Tyco Board. Later that evening, the Initial Merger Agreement and the Stockholder Agreement were signed. The terms of the Merger were announced in a joint press release that was issued before the opening of the markets on November 18, 1996.

  Under the Initial Merger Agreement, shares of Tyco Series C Preferred Stock would have been converted into Mattel Common Stock at the prescribed conversion ratio but holders of such stock would have lost the benefit of their liquidation preference and the dividend rate associated with the Tyco Series C Preferred Stock and would have been entitled to vote on the Merger separately as a class. Mattel and Tyco became aware of market and press reports that some holders of the Tyco Series C Preferred Stock objected to the Merger because of the potential loss of their preference and dividend benefits. To respond to such concerns, on November 21, 1996, Mattel and Tyco determined to amend the Initial Merger Agreement in order to change the form of the Merger and the consideration to be received by the holders of Tyco Series C Preferred Stock. On November 22, 1996, based upon the unanimous approval of each of the Tyco Board and the Mattel Board, the parties executed the Amendment Agreement pursuant to which Tyco Series C Preferred Stock will be converted into the right to receive one share of Mattel Series C Preferred Stock having substantially the same rights and preferences as the Tyco Series C Preferred Stock. As a result, no such class vote is required and the Tyco Series C Preferred Stock will vote together as a single class with Tyco Common Stock and Tyco Series B Preferred Stock.

RECOMMENDATION OF THE TYCO BOARD; TYCO'S REASONS FOR THE MERGER

  The Tyco Board has approved unanimously the Merger Agreement, has determined unanimously that the Merger is advisable and fair and in the best interests of Tyco and its stockholders and recommends unanimously that holders of shares of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock vote "for" approval and adoption of the Merger Agreement.

  In reaching its decision to approve the Merger Agreement and to recommend that Tyco's stockholders vote to approve and adopt the Merger Agreement, the Tyco Board considered, among other things, the following factors: (i) its knowledge of the business, operations, properties, assets, financial condition and operating results of Tyco, which provided the background and context for its deliberations and determinations; (ii) considerations of the strategic alternatives available to Tyco; (iii) results of Tyco's recent financing/capitalization efforts, and the impact of such efforts on its operations; (iv) judgments as to Tyco's future prospects; (v) discussions of Tyco's results of operations and outlook and of the proposed transaction by members of management at the November 17, 1996 meeting of the Tyco Board, which indicated that Tyco's businesses could be expected to face a stronger future as part of a larger, more diversified entity with a stronger balance sheet; (vi) the presentation by Allen & Company, Tyco's financial advisor, with respect to Tyco and Mattel; (vii) the opinion of Allen & Company as to the fairness, from a financial point of view, of the consideration to be received by stockholders of Tyco in the Merger (see "The Merger--Opinion of Tyco's Financial Advisor"); (viii) the terms of the Initial Merger Agreement and the Amendment Agreement (including the Exchange Ratio and the collar (and the potential effects and consequences thereof as described under "--Merger
Consideration: Effects and Consequences of the Collar Mechanism"), the Deadlines (as defined herein), the provisions for a tax-free transaction to be accounted for as a pooling of interests, the provisions requiring Mattel to compensate Tyco in the event the Merger is not consummated due to an inability to satisfy certain antitrust-related conditions (see "--Certain Legal Matters") or an inability of the Merger to be accounted for as a pooling of interests, and the conditions to the obligations of Mattel to consummate the Merger, which the Tyco Board believes to be relatively limited for a transaction of the size of the Merger), which were the products of extensive arm's-length negotiations (see "The Merger Agreement"); (ix) the historical trading prices and dividend rates for Tyco Common Stock and Tyco Series C Depositary Shares, on the one hand, and Mattel Common Stock, on the other, which together indicated that the relative trading prices used to determine the Exchange Ratio were within historically reasonable ranges; (x) the compatibility of the respective product lines and business strategies of Mattel and Tyco; and (xi) the opportunity for Tyco stockholders to participate, as holders of Mattel Common Stock, in a larger, more diversified company of which Tyco would become a significant part, and to do so by means of a transaction which is designed to be tax-free to Tyco's stockholders. In addition, the Tyco Board considered Tyco's recent operating performance, the impact on Tyco after its restructuring efforts and the successful public offering earlier in 1996 of the Tyco Series C Preferred Stock. The Tyco Board believes these factors significantly improved Tyco's operating prospects over the long term; however, the Tyco Board concluded that the offer embodied in Mattel's proposal, including the opportunity to continue to participate in the upside potential of the combined entity, provide Tyco and its stockholders with greater value and a more certain and stronger future.

  In reaching the conclusion that the holders of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock will receive fair value in the Merger, in shares of Mattel Common Stock, Mattel Series B Preferred Stock and Mattel Series C Preferred Stock, respectively, the Tyco Board considered the financial analyses described under "--Opinion of Tyco's Financial Advisor," its knowledge of Tyco's businesses and discussions with Tyco's management of their views concerning the businesses, financial condition and prospects of Mattel. The analyses and opinion of Tyco's financial advisor were important elements of the Tyco Board's evaluation of the financial terms of the proposed transaction and its conclusion that those terms are fair to Tyco stockholders. The Tyco Board, with the assistance of Tyco's financial advisor, also considered recent and current market prices of the Mattel Common Stock, on which the Exchange Ratio for the Merger was based, and concluded that Mattel Common Stock was trading in a reasonable range prior to announcement of the transaction. Additional potential for increased value of the Mattel shares to be received by Tyco stockholders in the Merger was seen in the strengthening and diversification of the combined Mattel/Tyco product lines, as compared to those of either Mattel or Tyco alone, and in the possibility of efficiencies in and cost savings to the combined Mattel/Tyco operations from the Merger which, if realized, could be expected to contribute to higher future earnings per share for the combined company. In addition, the Tyco Board considered that the Merger would be tax-free to Tyco stockholders for United States federal income tax purposes (other than in respect of cash received in lieu of fractional shares), with the result that Tyco stockholders will not experience any current tax consequences and that Tyco Stockholders (other than those with an unrecognized tax-loss with respect to their investment in Tyco) will receive a greater net after-tax value in the Merger for their investment in Tyco than they would have received in a taxable transaction, and that the Merger would be treated as a pooling of interests from an accounting standpoint, with the result that the creation of goodwill, the amortization of which would otherwise be expected to have a negative impact on the future per share earnings of the combined company, will not be required.

  During 1993 and 1994, Allen & Company was actively engaged on behalf of Tyco to raise capital in a private placement, an effort that culminated in the $50 million investment made in April of 1994 by affiliates of Corporate Partners, L.P. ("Corporate Partners"). In 1995 and 1996, Tyco requested Allen & Company to contact a targeted group of potential strategic partners capable of enhancing the development, marketing or distribution of Tyco's products. As a result of this effort, from time to time Tyco held discussions with interested potential investors or partners; however, none of such discussions advanced past the preliminary, informal stage. Based on Allen & Company's activities on behalf of Tyco, the facts that none of the discussions resulting from these efforts advanced past the preliminary, informal stages, that Tyco's financial condition and performance were well publicized during this time, and that the potential strategic buyers for whom Tyco as a whole might be attractive were aware of Tyco's position, the Tyco Board determined that none of the few potential buyers for whom Tyco as a whole might be attractive was likely to offer a premium equal to or greater than that offered by Mattel and, therefore, the Tyco Board elected not to solicit other bids for Tyco as a whole. Furthermore, management concluded, and the Tyco Board and Allen & Company agreed, that selling individual product lines of Tyco would likely generate values significantly lower than the transaction proposed by Mattel. As of the date of Tyco's receipt of Mattel's offer, Tyco had not received any other proposals, and, therefore, the decision of whether or not Tyco should enter into the Merger Agreement and the related transactions was the only matter before the Tyco Board at the meetings described in "--Background of the Merger."

  The foregoing discussion addresses all of the material information and factors considered by the Tyco Board in its consideration of the Merger. In view of the variety of factors and the amount of information considered, the Tyco Board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the Tyco Board may have given different weights to different factors. For a discussion of the interests of certain members of Tyco's management and the Tyco Board in the Merger, see "--Interests of Certain Persons in the Merger."

  THE TYCO BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF TYCO COMMON STOCK, TYCO SERIES B PREFERRED STOCK AND TYCO SERIES C DEPOSITARY SHARES VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

MATTEL'S REASONS FOR THE MERGER

  On November 17, 1996, the Board of Directors of Mattel (the "Mattel Board") met to consider the advisability of the proposed Merger, the Initial Merger Agreement and the other legal documentation to be executed in connection therewith. The Mattel Board concluded that the Merger is advisable and in the best interests of Mattel and its stockholders because the Mattel Board believes that the Merger will further Mattel's long-term strategic objectives, which include expanding and strengthening its core product lines and maximizing the world-wide potential of Mattel's well-known brands. The Mattel Board's conclusions are based on its expectations that (i) the Merger will likely result in significant cost savings resulting from the integration of Mattel's and Tyco's manufacturing and international distribution networks,
(ii) Tyco's established, well-known product lines, including Matchbox, Tyco Radio Control, Sesame Street toys, Magna Doodle and View-Master, will diversify and strengthen Mattel's core product portfolio, and (iii) Mattel's international marketing and distribution strengths will present opportunities for increased international sales of Tyco's well-known brands.

  There can be no assurance that any of the expectations set forth in the preceding paragraphs will be fulfilled or that any of the expected benefits of the Merger will be realized.

OPINION OF TYCO'S FINANCIAL ADVISOR

  At the meeting of the Tyco Board on November 17, 1996, Allen & Company delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of such date, the consideration to be received by holders of Tyco Common Stock, Tyco Series B Preferred Stock and Tyco Series C Preferred Stock in connection with the Merger was fair to such holders from a financial point of view. Subsequent to the execution of the Amendment Agreement, Allen & Company confirmed its opinion that the consideration to be received by holders of Tyco Common Stock, Tyco Series B Preferred Stock, and Tyco Series C Preferred Stock in connection with the Merger, as modified with respect to the Tyco Series C Preferred Stock by the Amendment Agreement, was fair to such holders from a financial point of view.

  The full text of the written opinion, dated November 17, 1996, and the supplemental confirmation, dated November 22, 1996, of Allen & Company are set forth together as Annex C to this Proxy Statement/Prospectus and describe the assumptions made, matters considered and limits on the review undertaken. TYCO STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. ALLEN & COMPANY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION WHICH THE HOLDERS OF OUTSTANDING TYCO COMMON STOCK, TYCO SERIES B PREFERRED STOCK AND TYCO SERIES C PREFERRED STOCK WOULD RECEIVE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION OF THE MERGER OVER OTHER COURSES OF ACTION THAT MAY BE AVAILABLE TO TYCO OR CONSTITUTE A RECOMMENDATION TO ANY TYCO STOCKHOLDER CONCERNING HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSALS. The summary of the opinion of Allen & Company set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  In arriving at its opinion, Allen & Company (i) reviewed the terms and conditions of the Merger Agreement; (ii) reviewed trends in the toy manufacturing industry; (iii) analyzed publicly available historical business and financial information relating to Tyco and Mattel, as presented in documents filed with the Commission; (iv) reviewed selected non-public financial and operating data of Tyco and Mattel; (v) reviewed certain financial estimates and other data provided to Allen & Company by Mattel relating to Mattel's business for its 1996 fiscal year and reviewed certain financial budgets and forecasts provided to Allen & Company by Tyco relating to Tyco's 1996, 1997 and 1998 fiscal years; (vi) conducted discussions with certain members of the senior managements of Tyco and Mattel with respect to the financial condition, business, operations, strategic objectives and prospects of Tyco and Mattel, respectively; (vii) reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies which Allen & Company deemed generally comparable to Tyco and Mattel; (viii) reviewed the trading histories of Mattel Common Stock and Tyco Common Stock, including their performance in comparison to market indices and to selected comparable companies in the toy industry;
(ix) reviewed the trading history of Tyco Series C Preferred Stock; (x) reviewed public financial and transaction information relating to merger and acquisition transactions Allen & Company deemed to be generally comparable to the Merger; (xi) reviewed publicly available reports and estimates of Wall Street analysts for fiscal 1996, 1997 and 1998 for Tyco and Mattel; and (xii) conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for the purposes of the opinion expressed therein.

  In connection with its review, Allen & Company assumed and relied on the accuracy and completeness of the information it reviewed for the purposes of its opinion and did not assume any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of Tyco or Mattel. With respect to Tyco's and Mattel's financial estimates and forecasts, Allen & Company assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management teams of Tyco and Mattel, respectively, and Allen & Company expressed no opinion with respect to such forecasts or the assumptions on which they were based. Allen & Company's opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Allen & Company's opinion does not imply any conclusion as to the likely trading range of Mattel's Common Stock following the consummation of the Merger, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

  The following is a summary of the presentation made by Allen & Company to the Tyco Board in connection with the rendering of Allen & Company's fairness opinion:

  Prior to delivering its written opinion to the Tyco Board, Allen & Company reviewed certain information with the Tyco Board relating to Tyco and Mattel, including the information reviewed and analyzed in connection with rendering their opinion, the financial terms of the Merger Agreement, the consideration to be received by holders of Tyco Common Stock and the financial analyses summarized below.

  Allen & Company noted that the proposed transaction represents a strong strategic fit between Tyco and Mattel with opportunities to improve combined revenues and reduce manufacturing and operating expenses. Allen & Company also noted that the proposed transaction represents an opportunity for Tyco's stockholders to have a continuing interest in the ongoing combined entity in a tax-efficient manner.

  Allen & Company reviewed the recent price performance of Mattel Common Stock and Tyco Common Stock and compared their respective performance to the price performance of the S&P 500 and of indices comprised of comparable toy manufacturers. Allen & Company also reviewed the recent volume trading history of Mattel Common Stock and Tyco Common Stock, at a series of price ranges over a range of dates.

  Allen & Company noted that the Merger Agreement provides that each outstanding share of Tyco Common Stock will be exchanged in the Merger for a number of shares of Mattel Common Stock determined by the Exchange Ratio, which is to be determined on the Effective Date by dividing (i) $12.50 by (ii) the average of the high and low sales prices of Mattel Common Stock as reported on the NYSE Composite Tape on each of the ten consecutive trading days immediately preceding the fifth trading day prior to the Effective Date such that the Exchange Ratio is not more than 0.51129 or less than 0.37791. The Exchange Ratio also determines the range within which the consideration paid per share remains at $12.50 (the "Exchange Collar"). In addition, each outstanding share of Tyco Series C Preferred Stock will be converted into one share of Mattel Series C Preferred Stock and each outstanding share of Tyco Series B Preferred Stock will be converted into one share of Mattel Series B Preferred Stock.

  Allen & Company presented a sensitivity analysis of the value per share of Tyco Common Stock of the Merger consideration based on the Exchange Collar and a range of determination prices for Mattel Common Stock upon the Effective Date. The Exchange Collar represents a 15% decrease and a 15% increase, respectively, from the Exchange Collar midpoint price of $28.76 fixed on November 17, 1996. Allen & Company noted that within the Exchange Collar range the value per share received for each share of Tyco Common Stock would be $12.50 (the "Per Share Value"), and that above the Exchange Collar range the value would exceed $12.50 and below the Exchange Collar range the value would be less than $12.50. Allen & Company's analysis indicated that, based on an illustrative range of determination prices at the Effective Date for Mattel Common Stock of $18.70 to $38.83, the value per Tyco common share of the Merger consideration would range from $9.56 to $14.68, respectively, and the resulting premium, based on Tyco Common Stock price on November 15, 1996, would range from 37% to 110%, respectively.

  Allen & Company analyzed the implied valuation of Tyco based on the Merger consideration on a public market basis. The valuation analysis involved determining the equity value (the "Equity Value") of Tyco based on the product of (i) the $12.50 Per Share Value and (ii) the sum of (a) the number of outstanding shares of Tyco Common Stock, (b) the total number of options outstanding, (c) the number of shares of restricted stock units and restricted shares outstanding, (d) the number of shares of Tyco Common Stock represented by the conversion of Tyco Convertible Subordinated Notes, and (e) the number of shares of Tyco Common Stock represented by the conversion of Tyco Series B Preferred Stock plus the number of shares of Tyco Common Stock represented by the conversion of Tyco Series C Preferred Stock. Adjusting the Equity Value by adding Tyco's long-term debt less cash less estimated proceeds from the exercise of options yielded an implied enterprise value (the "Enterprise Value") for Tyco. The valuation analysis of Allen & Company derived a public market Equity Value of Tyco of $756 million and a public market Enterprise Value of Tyco of $831 million.

  Allen & Company noted that, based on the closing price of Tyco Common Stock of $7.00 on November 15, 1996, the Merger consideration represented a premium of 79% based on consideration of $12.50 per share of Tyco Common Stock.

  Allen & Company performed a valuation multiple analysis of Tyco based on the Merger consideration and noted that the Equity Value represented valuation multiples of book value at June 30, 1996, estimated book value at December 31, 1996 and estimated net income for 1997 that were greater than the same respective multiples using the price of Tyco Common Stock on November 15, 1996. Allen & Company also noted that Enterprise Value represented valuation multiples of last 12 months revenue, estimated 1996 revenue, estimated 1997 revenue, last 12 months earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), estimated 1996 EBITDA, estimated 1997 EBITDA, estimated 1996 earnings before interest expense and income taxes ("EBIT") and estimated 1997 EBIT that were generally higher than the same respective multiples using the price of Tyco Common Stock on November 15, 1996.

  Allen & Company analyzed the Enterprise Value represented by the consideration to be received by Tyco stockholders in the Merger based upon the $12.50 Per Share Value as multiples of various financial performance criteria, including estimated 1996 revenue (1.1x), estimated 1996 EBITDA (12.3x) and estimated 1996 EBIT (20.4x), and compared such figures to the market trading multiples of selected publicly traded toy companies (Mattel; Hasbro, Inc.; Lewis Galoob Toys, Inc.; Russ Berrie and Company, Inc. and Toy Biz Inc.). Allen & Company noted such multiples of financial performance criteria for the selected group of comparable companies ranged from 0.9x to 2.3x and averaged 1.6x for the estimated 1996 revenues, ranged from 6.5x to 17.7x and averaged 9.1x for estimated 1996 EBITDA and ranged from 8.3x to 18.2x and averaged 11.5x for estimated 1996 EBIT.

  Allen & Company also analyzed the Enterprise Value represented by the consideration to be received by Tyco stockholders in the Merger based upon the $12.50 Per Share Value as a multiple of latest twelve month ("LTM") revenue (1.2x) and EBITDA (20.1x) and compared such amounts to those derived from selected comparable merger and acquisition transactions that occurred in the toy industry during the period from 1984 through November 1996. Allen & Company looked at transactions over a 13 year time period in order to include enough comparable transactions in the sample to make comparison meaningful. Allen & Company noted that the amount of EBIT for the LTM period resulted in a multiple of Enterprise Value as a multiple of LTM EBIT that was not meaningful for comparative purposes. Allen & Company noted that the multiples of Enterprise Value among all transactions ranged from 0.4x to 1.9x and averaged 1.0x for LTM revenue and ranged from 5.6x to 19.0x and averaged 9.4x for LTM EBITDA and ranged from 6.2x to 14.3x and averaged 10.6x for LTM EBIT and for the transactions over $200 million ranged from 0.7x to 1.9x and averaged 1.2x for LTM revenue and ranged from 6.7x to 13.3x and averaged 8.3x for LTM EBITDA and ranged from 8.1x to 19.5x and averaged 12.0x for LTM EBIT. In addition, Allen & Company compared the Equity Value represented by the consideration to be received by Tyco stockholders in the Merger based upon the $12.50 Per Share Value as a multiple of LTM Book Value (2.2x) to the same comparable merger and acquisition transactions and noted that the multiple of Equity Value among all transactions averaged 5.4x LTM Book Value and for transactions over $200 million averaged 2.4x LTM Book Value. Allen & Company noted that the consideration to be received by Tyco's stockholders based on a multiple of LTM Book Value was below the average multiples paid for all transactions and for transactions greater than $200 million but was within the range of multiples paid for such transactions. Allen & Company also analyzed the Equity Value represented by the consideration of $12.50 per share to be received by Tyco stockholders as a premium to Tyco's closing trading price one day prior to the announcement of the Merger (79%), one week prior to the announcement (82%) and four weeks prior to the announcement (104%) and compared such premiums to those paid in comparable all-stock merger and acquisition transactions that occurred between November 1994 and November 1996 that ranged from $500 million to $1 billion in transaction value and that excluded all transactions in the financial services industry. Allen & Company noted that in these selected all-stock transactions, the premium paid to the acquiree's stock price one day prior to announcement ranged from -7% to 119% and averaged 35%, for one week prior to announcement ranged from -6% to 135% and averaged 39% and for four weeks prior to announcement ranged from 1% to 192% and averaged 55%.

  Allen & Company prepared pro forma merger analyses of the financial impact of the Merger on Tyco and the resulting effects to the stockholders of Tyco based on various scenarios. These analyses, which were based on Tyco's internal estimates for 1997 and 1998, Wall Street analysts' estimates for Mattel for 1997 and 1998 and Tyco's management's estimates of potential expense savings that could result from the combination of the two companies, indicated that the Merger would result in accretion to the earnings per share of the post-Merger combined entity (of which current Tyco stockholders will become stockholders in the Merger) in 1997 and 1998, compared to Wall Street analysts' estimates for Mattel for 1997 and 1998 under all such scenarios, excluding all restructuring and transaction expenses. Allen & Company noted that, because current Tyco stockholders would become stockholders of the post-Merger combined entity, Tyco stockholders would benefit from the accretion to the post-Merger combined entity's earnings, including from the higher stock price that would result if the stock of the post-Merger combined entity were to trade at the same price-to-earnings ratio as Mattel's stock does now.

  Allen & Company also performed an analysis to estimate the potential time it would take for Tyco's hypothetical independent public market valuation to reach the $12.50 Per Share Value. Allen & Company's analysis assumed the current EBITDA trading multiple of 8.7x for Tyco and the mean earnings per share ("EPS") multiple for the companies listed above that were deemed comparable by Allen & Company. The analysis considered Tyco's EBITDA estimates as well as publicly available Wall Street estimates for the same respective periods. Under the assumptions used, this analysis indicated that Tyco's hypothetical independent public market valuation would not likely reach the $12.50 Per Share Value until 1998. In addition, Allen & Company analyzed the pro forma combination of Tyco and Mattel based on current market trading multiples for Mattel, which analysis suggested that the value of Tyco shareholders' ownership of Mattel after the transaction could be higher than the hypothetical independent market value of Tyco.

  No company used in the comparable company analyses summarized above is identical to Tyco, and no transaction used in the comparable transaction analysis summarized above is identical to the Merger. Accordingly, any such analysis of the value of the consideration to be received by the holders of Tyco Common Stock pursuant to the Merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of the comparable companies.

  The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Allen & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Allen & Company has not indicated that any of the analyses which it performed had a greater significance than any other.

  In determining the appropriate analyses to conduct and when performing those analyses, Allen & Company made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Tyco or Mattel. The analyses which Allen & Company performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Allen & Company's analysis of the fairness, from a financial point of view, of the consideration which the holders of Tyco Common Stock would receive pursuant to the Merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

  Allen & Company is a nationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Tyco retained Allen & Company based on such qualifications as well as its familiarity with Tyco.

  Tyco first engaged Allen & Company in 1993 to advise Tyco on the raising of working capital funds (which resulted in the placement of the Tyco Series B Preferred Stock), and later to advise Tyco with regard to the exploration of strategic options and alternatives. Tyco entered into a letter agreement with Allen & Company dated February 6, 1995, as amended through and on November 17, 1996 (the "Engagement Letter"), pursuant to which Allen & Company continued its engagement as Tyco's financial advisor. Pursuant to the Engagement Letter, Tyco agreed to pay Allen & Company a fee in the event of a transaction, and in connection with the Engagement Agreement, Allen & Company was asked by Tyco to evaluate the fairness, from a financial point of view, of the consideration to be received by holders of Tyco Common Stock, Tyco Series B Preferred Stock and

Tyco Series C Preferred Stock pursuant to the Merger. Pursuant to the Engagement Letter, Allen & Company shall be paid a fee of $12 million in cash upon consummation of the Merger. Tyco has agreed, pursuant to the Engagement Letter, to reimburse Allen & Company for all its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, incurred in connection with its engagement by Tyco and to indemnify Allen & Company against certain liabilities and expenses in connection with its engagement.

MERGER CONSIDERATION: EFFECTS AND CONSEQUENCES OF THE COLLAR MECHANISM

  As described under "The Merger Agreement--Conversion of Tyco Capital Stock," each share of Tyco Common Stock will be converted into the right to receive a number of shares of Mattel Common Stock equal to $12.50 divided by the Measurement Price (the average of the high and low sales prices of Mattel Common Stock during the Measurement Period), except that (1) if the Measurement Price is below $24.44796, holders of Tyco Common Stock will receive .51129 of a share of Mattel Common Stock for each share of Tyco Common Stock converted, an amount which would have a market value of less than $12.50 (as measured during the Measurement Period), and (2) if the Measurement Price is above $33.07666, holders of Tyco Common Stock will receive .37791 of a share of Mattel Common Stock for each share of Tyco Common Stock converted, an amount which would have a market value of greater than $12.50 (as measured during the Measurement Period). The pricing mechanism described above, in which the exchange ratio becomes fixed if the Measurement Price rises above or falls below a range of prices is referred to as a "collar." Mattel and Tyco believe that a collar mechanism is not an uncommon feature of transactions like the Merger. Mattel and Tyco agreed to include a collar for the exchange ratio because each believed a collar would provide valuable protection for its respective stockholders in the event of a significant increase (in the case of Tyco stockholders) or significant decrease (in the case of Mattel stockholders) in the price of Mattel Common Stock prior to closing. PURSUANT TO THE MERGER AGREEMENT, CHANGES IN MATTEL'S STOCK PRICE DO NOT GIVE RISE TO ANY TERMINATION, WALK-AWAY, RESOLICITATION OR OTHER RIGHTS FOR EITHER TYCO OR MATTEL. See "The Merger Agreement--Termination; Fees and Expenses." The closing sales price of a share of Mattel Common Stock on the NYSE Composite Tape on February 12, 1997 was $25.875. The average of the high and low sales prices for the ten trading days up to and including February 12, 1997 was $26.99375. See "Comparative Per Share Prices and Dividends."

  TYCO STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT PRICE QUOTATION FOR SHARES OF MATTEL COMMON STOCK PRIOR TO CASTING THEIR VOTES IN CONNECTION WITH THE SPECIAL MEETING. STOCKHOLDERS CAN OBTAIN A CURRENT QUOTATION FOR MATTEL COMMON STOCK FREE OF CHARGE BY CALLING 1-800-624-4296 AT ANY TIME PRIOR TO THE SPECIAL MEETING.

  Mattel and Tyco currently intend to consummate the Merger as soon as possible after the Special Meeting, subject to the satisfaction of all of the conditions to each party's obligation to consummate the Merger set forth in the Merger Agreement. See "The Merger Agreement--Conditions to Consummation of the Merger." Although Tyco and Mattel believe that such conditions will be satisfied at the time of or shortly after the Special Meeting, it is possible that consummation of the transaction (and, consequently, the Measurement Period) could be delayed due to the failure of any condition to be met, including, without limitation, failure of the applicable waiting period under Antitrust Law to expire. See "--Certain Legal Matters" and "The Merger Agreement--Conditions to Consummation of the Merger." In the event consummation of the Merger is delayed for any reason, Mattel and Tyco have agreed in the Merger Agreement (see "The Merger Agreement--Covenants") to work together diligently to resolve any obstacles to consummation of the Merger as promptly as possible prior to July 17, 1997, or, in the case of delays caused by antitrust considerations, November 17, 1997 (together, the "Deadlines"), at which time the Merger Agreement would become terminable by either party. See "The Merger Agreement--Termination; Fees and Expenses." Tyco and Mattel agreed to the Deadlines specifically to ensure that the Merger would either occur or be terminated within a reasonable period, and the Tyco Board considered the existence of the Deadlines in determining to approve and recommend the Merger.

  Both Tyco and Mattel negotiated the Exchange Ratio determination mechanism and the collar and approved the Merger with the understanding that the Measurement Price could be above or below the collar range. See "--Background of the Merger." As a consequence, neither Tyco nor Mattel presently intends to delay consummation of, amend in any material respect, or resolicit stockholder approval for the Merger in the event that the Measurement Price is outside of the collar range, or in the event that there is a delay between the Special Meeting and the closing. The Tyco Board believes that it has fiduciary obligations under state law to act in the best interests of Tyco stockholders and to ensure full and candid disclosure of all material information concerning matters to be presented for a vote at the Special Meeting. While Tyco believes that the Merger on the terms agreed is fair to and in the best interests of Tyco stockholders (see "--Recommendation of the Tyco Board; Tyco's Reasons for the Merger") and that all material information concerning the Merger has been disclosed in this Proxy Statement/Prospectus (including the information incorporated herein by reference), Tyco believes that there could be certain circumstances in which the Tyco Board could determine, as a fiduciary matter, to resolicit proxies for a vote of Tyco stockholders or take other action with respect to the Merger. Tyco is not in a position to speculate as to what such circumstances would be or as to what actions Tyco might take, and does not consider such circumstances or such actions likely. In making the determination whether to take any such action, the Tyco Board would take into account the possibility that Mattel could assert that such action constitutes a breach of the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Messrs. Grey, Baughman and Pearce are covered by employment agreements which entitle each of them to benefits upon a termination of employment following a change of control. If the executive's employment is terminated within six months following a change of control the executive will receive an amount equal to the product of (i) 2.99 and (ii) the average of the executive's base salary plus annual bonus for the five calendar years prior to the date of termination. However, to the extent payments and benefits provided the executive would be subject to the excise tax under (S)4999 of the Code, such payments shall be reduced to the extent necessary to avoid such excise tax. The employment agreements with each of Messrs. Grey, Baughman and Pearce will be amended as follows: (a) all "change of control" provisions contained in such agreements will be amended to extend through the Effective Date, the date by which a change of control (as defined in the agreements) must occur in order for the executive to become entitled to change of control benefits thereunder; and (b) each executive shall be reimbursed by Tyco (or, after the Effective Date, by Mattel), for all reasonable expenses incurred (including, without limitation, reasonable legal fees and expenses) by the executive to enforce the terms of his employment agreement.

  Mr. Baughman's employment agreement will be amended (i) to eliminate the requirement for Mr. Baughman to have "Good Reason" (as defined in his agreement) to terminate his employment upon a change of control; (ii) to provide change of control benefits upon Mr. Baughman's voluntary resignation for any or no reason following a change of control; and (iii) to provide for payment immediately upon a change of control in a single lump sum of amounts payable under the agreement to Mr. Baughman upon a change of control.

  The employment agreements with Messrs. Grey, Baughman and Pearce will be amended as follows: medical, health, life, executive medical, long-term and short-term disability insurance coverage under the Tyco benefit plans will be provided at Tyco's (or, after the Effective Date, Mattel's) expense for 24 months following their respective terminations of employment, provided that such continued coverage is permitted under the general terms and conditions of such plans. Such coverage will, to the extent permitted under such plans, be identical to coverage provided by the Tyco plans at the time the Merger Agreement was executed. In the event that such coverage is unavailable to the aforementioned executives, Tyco (or Mattel, as the case may be) shall provide equivalent coverage for such executives. In addition, provisions in the employment agreements with Messrs. Grey, Baughman and Pearce describing limitations on amounts of change of control payments were eliminated from such agreements.

  Assuming the termination of Messrs. Grey, Baughman and Pearce in a manner resulting in the payment of the benefits under their respective employment agreements beginning immediately following the Effective Date, the estimated cost to Mattel of such benefits would be approximately $6.7 million in the aggregate. In addition Messrs. Grey, Baughman and Pearce will receive benefits aggregating $5.0 million consisting of payments under the Retention Plan and the benefits of the exchange of restricted stock and unvested stock options in the Merger.

  Pursuant to the Merger Agreement, Tyco will establish an $8 million Key Executive Retention Program (the "Retention Plan") out of which Tyco may, at its discretion, make payments or enter into commitments to make payments of up to $5 million under such Retention Plan. Any payments or commitments to make payments in excess of $5 million requires the prior written consent of Mattel, which consent shall not be unreasonably withheld. Nineteen senior management employees of Tyco and its subsidiaries will be included in the Retention Plan, including Messrs. Grey, Baughman, Pearce. Amounts payable under the Retention Plan shall be payable in a single lump sum at the Effective Date. Employees participating in the Retention Plan may be requested by Mattel to facilitate matters critical to continuing the operations of Tyco during the transition.

  Pursuant to the Merger Agreement, in December 1996 Tyco declared and paid to plan participants the maximum bonus amounts for fiscal 1996 under the Tyco Toys, Inc. Executive Bonus Plan (the "Bonus Plan"). In addition, all distributions under the Tyco Toys, Inc. Deferred Stock Unit Plan (the "Unit Plan"), when made in accordance with applicable provisions of the plan, shall be made in a single distribution on or after the Effective Date.

  Pursuant to the Merger Agreement, Tyco's employment agreement with Mr. Michael J. Lyden, President of Tyco USA and Executive Vice President of Tyco, will be amended to provide that Mr. Lyden will receive payments from Tyco (or, after the Effective Date, from Mattel) equaling the sum of (i) 50% of any and all excise taxes incurred by Mr. Lyden with respect to any and all change of control payments received by Mr. Lyden (the "Excise Tax Payment"), and (ii) any and all other taxes incurred by Mr. Lyden with respect to such payment to Mr. Lyden of such Excise Tax Payment (the "Other Tax"). Such payments will be paid at the time any such tax is incurred (without the necessity of an actual cash outlay by Mr. Lyden), and, in the case of such payments made with respect to the Other Tax, shall be determined using the highest marginal tax rates in effect at the time of such payment. However, payments shall not exceed $250,000.

  The Merger Agreement provides that, after the Effective Date, Mattel will indemnify and hold harmless the directors, officers and employees of Tyco against any losses, claims, damages, expenses or obligations arising out of the transactions contemplated by the Merger Agreement. Mattel agreed in the Merger Agreement that all rights to indemnification existing in favor of directors, officers, or employees of Tyco as provided in Tyco's Restated Certificate of Incorporation, as amended (the "Tyco Charter") or in the Tyco Bylaws, in effect on the date of the Merger Agreement with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Date. The Merger Agreement provides that, with respect to matters occurring prior to the Effective Date, Mattel will maintain directors' and officers' liability insurance policies as currently maintained by Tyco for two years after the Effective Date to the extent that such policies are obtainable at an annual cost of not greater than $410,000; provided that if such coverage is not available for such amount, Mattel shall purchase as much coverage as possible for such amount.

  Pursuant to the Merger Agreement, Tyco shall establish prior to the Effective Date a bonus plan to provide payments to employees who remain employed by Tyco and its subsidiaries through the Effective Date and, unless involuntarily terminated without cause by Mattel earlier, remain employed by Mattel and its affiliates for six months thereafter. Payments under such plan shall be made by Mattel on the six-month anniversary of the Effective Date or at such earlier time after the Effective Date as an eligible employee's employment with Mattel or its affiliates shall be terminated involuntarily without cause. Tyco and Mattel shall, in writing, mutually select employees of Tyco and its subsidiaries eligible to participate in the plan. In no event shall the aggregate payments under the plan exceed $10,000,000.

  Also see "The Merger Agreement--Indemnification," and "The Merger--Effect on Employee Benefits Plans."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  General. The following is a summary description of the material United States federal income tax consequences of the Merger. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address United States federal income tax considerations that may affect the treatment of a stockholder which, at the Effective Date, is not a U.S. person, is a tax-exempt entity or an individual who acquired Tyco Common Stock pursuant to an employee stock option or otherwise as compensation. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. The following discussion is based on the Code, as in effect on the date of this Proxy Statement/Prospectus, without consideration of the particular facts or circumstances of any holder of Tyco Common Stock. Consequently, each Tyco stockholder is advised to consult his or her tax advisor as to the specific tax consequences to him or her of the Merger.

  The Merger. The obligation of Mattel and Tyco to effect the Merger is conditioned upon the delivery of an opinion to Mattel from Wachtell, Lipton, Rosen & Katz, its counsel, and an opinion to Tyco from Baer Marks & Upham LLP, its counsel, each dated as of the Effective Date, based upon certain customary representations and assumptions set forth therein, substantially to the effect that for United States federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code.

  Based on such opinions, the material United States federal income tax consequences of the Merger will be:

    (i) no gain or loss will be recognized by Mattel or by Tyco as a result of the Merger;

    (ii) no gain or loss will be recognized by Tyco stockholders upon their exchange of Tyco Capital Stock for Mattel Common Stock, Mattel Series B Preferred Stock or Mattel Series C Preferred Stock, except that a Tyco stockholder who receives cash proceeds in lieu of a fractional share interest in Mattel Common Stock will recognize a gain or loss equal to the difference between the cash received and the tax basis allocated to the fractional share interest;

    (iii) the tax basis of the Mattel Common Stock, Mattel Series B Preferred Stock or Mattel Series C Preferred Stock received by a Tyco stockholder who exchanges his or her Tyco Capital Stock for Mattel Common Stock, Mattel Series B Preferred Stock or Mattel Series C Preferred Stock will be the same as such stockholder's tax basis in the Tyco Capital Stock surrendered in exchange therefor (reduced by any tax basis allocable to a fractional share interest for which cash is received); and

    (iv) the holding period of the Mattel Common Stock, Mattel Series B Preferred Stock or Mattel Series C Preferred Stock received by a Tyco stockholder will include the period during which the Tyco Capital Stock surrendered in exchange therefor was held (provided that such Tyco Capital Stock was held by such Tyco stockholder as a capital asset at the Effective
  Date).

  Information Reporting and Backup Withholding. Payments in respect of Tyco Capital Stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a Tyco stockholder or other payee if such stockholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter or otherwise proves to the combined company and the Exchange Agent that it is exempt from backup withholding.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a pooling of interests in conformity with GAAP. Under such method of accounting, holders of Tyco Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of Mattel Common Stock by exchanging their shares for shares of Mattel Common Stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of Tyco, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of the combined company and no goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the

Merger occurs; however, certain expenses incurred to effect the Merger must be treated as current charges against income rather than adjustments to the balance sheet.

  The unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "Selected Historical and Pro Forma Combined Financial Data" and "Unaudited Pro Forma Condensed Combined Financial Statements."

  Prior to the execution of the Initial Merger Agreement and subsequent to the execution of the Amendment Agreement, Mattel received reports from Price Waterhouse to the effect that, assuming the Merger is consummated in the manner contemplated by the Merger Agreement, the Merger would properly be accounted for as a pooling of interests in conformity with GAAP. Prior to the execution of the Initial Merger Agreement, Tyco received an opinion from Deloitte & Touche which addressed the ability of Tyco to enter into a transaction to be accounted for as a pooling of interests in accordance with GAAP. Deloitte & Touche's opinion was limited to specific criteria of APB Opinion No. 16 that relate to actions of Tyco up to the date of the related opinion. Such opinion concluded that with regard to the specific criteria considered and related solely to prior actions of Tyco, such actions would not preclude Tyco from entering into a transaction accounted for as a pooling of interests in accordance with GAAP. It is a condition to the obligations of the parties to consummate the Merger that Mattel and Tyco receive reports from Price Waterhouse and Deloitte & Touche, respectively, each confirming the assertions contained in the respective reports of Price Waterhouse and Deloitte & Touche described above. Under certain circumstances, Mattel will pay Tyco a fee if the Merger Agreement is terminated as a result of failure of the pooling of interests condition. See "The Merger Agreement--Termination; Fees and Expenses."

EFFECT ON EMPLOYEE BENEFITS PLANS

  Tyco maintains a number of employee benefit plans and compensation arrangements in which eligible employees of Tyco and its subsidiaries participate. After the Effective Date, Mattel will honor in accordance with their terms, all employment, severance, consulting and other compensation contracts between Tyco or any of its subsidiaries and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Date under Tyco's benefit plans, each as of the date of the Merger Agreement except for changes thereto which are (i) not material, (ii) permitted by the Merger Agreement, or (iii) otherwise agreed to by Mattel and Tyco.

  For a period of six months after the Merger, Mattel shall provide generally to the officers and employees of Tyco and its subsidiaries employee benefits, including, without limitation, pension benefits, health and welfare benefits, and severance arrangements, on terms and conditions in the aggregate that are no less favorable than those provided under the benefit plans maintained by Tyco as of the date of the Merger Agreement.

  While no material changes in the aggregate benefits provided under the Tyco employee benefit programs are contemplated for a period of at least six months following the Merger, a number of these arrangements contain "change of control" provisions which will be triggered by the Merger and which have the consequences discussed below.

  The Tyco Toys, Inc. 1992 Non-Qualified Stock Option Plan (the "Option Plan") provides benefits for eligible participants in the form of stock options. As a result of the Merger, each of the outstanding rights with respect to Tyco Common Stock pursuant to stock options granted by Tyco under the Option Plan ("Tyco Stock Options") shall be converted into and become the right to receive a number of full shares of Mattel Common Stock equal to its fair value as of the Effective Date, as mutually agreed between Mattel and Tyco. Tyco will use reasonable efforts to obtain any consents or releases reasonably deemed necessary or appropriate by Mattel in connection with this conversion.

  The Unit Plan provides benefits for eligible participants in the form of deferred restricted stock units (each, a "Tyco Restricted Stock Unit"). As a result of the Merger, each Tyco Restricted Stock Unit vested as of the

Effective Date shall be converted into and become the right to receive a number of shares of Mattel Common Stock equal to the Exchange Ratio, which Tyco and Mattel have determined to be the fair value of such unit. Each Tyco Restricted Stock Unit which has not vested as of the Effective Date shall be converted into and become the right to receive a number of shares of Mattel Common Stock equal to .3272 multiplied by the Exchange Ratio, which Mattel and Tyco have determined to be the fair value of each such unit.

  The Bonus Plan provides benefits for eligible participants in the form of restricted stock. As a result of the Merger, shares of Tyco Common Stock under the Bonus Plan (all of which are vested) shall be converted into and become the right to receive a number of shares of Mattel Common Stock equal to the Exchange Ratio.

  The Tyco Toys, Inc. Restricted Stock Plan for Non-Employee Directors (the "Directors Plan") provides benefits for eligible participants in the form of restricted stock. As a result of the Merger, shares of Tyco Common Stock under the Directors Plan (all of which are vested) shall be converted into and become the right to receive a number of shares of Mattel Common Stock equal to the Exchange Ratio.

  The Deferred Compensation Plan for Non-Employee Directors of Tyco Toys, Inc. (the "Deferred Compensation Plan") provides benefits for eligible participants in the form of deferred stock awards. As a result of the Merger, any interests in the deferred stock account under the Deferred Compensation Plan (all of which are vested) shall be converted into and become the right to receive a number of shares of Mattel Common Stock equal to the Exchange Ratio.

  In addition to the employment agreements with Messrs. Grey, Baughman and Pearce (see "--Interests of Certain Persons in the Merger") 19 other employees of Tyco are covered by employment agreements which entitle each of the covered employees to benefits upon a change of control. These agreements will entitle each of the covered employees to a benefit equaling six months salary upon a change of control provided that the employee is actively employed by Tyco on the date the change of control occurs. The agreements also provide for severance payments of from six month's to one year's salary and provide medical and/or life insurance benefits (also for six months or one year) upon termination of employment at any time without cause. These agreements are to be amended as follows: (i) all "change of control" provisions contained in such agreements will be amended to extend through the Effective Date, the date by which a change of control (as defined in the agreements) must occur in order for the employees to become entitled to change of control benefits thereunder; (ii) each such employee shall be reimbursed by Tyco (or, after the Effective Date, by Mattel), for all reasonable expenses incurred (including, without limitation, reasonable legal fees and expenses) by the employee to enforce the terms of his employment agreement; and (iii) all severance and bonus payments payable to the employee upon termination of employment will be paid in a single lump sum immediately upon termination of employment.

  Pursuant to the Merger Agreement, after the Effective Date, Mattel will bear the costs of providing, and will cause to be provided, out-placement services to employees of Tyco, as agreed by Mattel and Tyco prior to the Effective Date, who are terminated on or after the Effective Date.

  Pursuant to the Merger Agreement, prior to the Effective Date, Tyco shall establish a bonus plan to provide payments to employees who remain employed by Tyco and its subsidiaries through the Effective Date and, unless involuntarily terminated without cause by Mattel earlier, remain employed by Mattel and its affiliates for six months thereafter. Payments under such plan shall be made by Mattel on the six-month anniversary of the Effective Date or at such earlier time after the Effective Date as an eligible employee's employment with Mattel or its affiliates shall be terminated involuntarily without cause. Tyco and Mattel shall, in writing, mutually select employees of Tyco and its subsidiaries eligible to participate in the plan. In no event shall the aggregate payments under the plan exceed $10,000,000.

  Other than those disclosed in the foregoing discussion, there are no agreements between Mattel and Tyco with respect to the treatment of Tyco employees and their benefits. For a description of arrangements with members of Tyco's senior management see "--Interests of Certain Persons in the Merger."

CERTAIN LEGAL MATTERS

  Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the United States Federal Trade Commission (the "FTC") and specified waiting periods have expired. On November 25, 1996, Tyco and Mattel each filed a Notification and Report Form for review under the HSR Act with the FTC and the Antitrust Division. On December 23, 1996, the FTC submitted to Mattel and Tyco a request for additional information and documentary material (the "Second Request"). Mattel and Tyco are in the process of furnishing information in response to the Second Request. Under the HSR Act, the applicable waiting period during which the Merger may not be consummated will expire on the 20th day after the date on which Mattel and Tyco have "substantially complied" with the Second Request. On January 23, 1997, the FTC issued Civil Investigative Demands ("CIDs") to both Mattel and Tyco in connection with the FTC's investigation of the proposed Merger. The CIDs will not affect the applicable waiting period. The parties intend to comply with the CIDs as soon as practicable.

  Mattel and Tyco do not believe that any additional governmental filings in the United States, other than the Certificate of Merger to be filed in Delaware, are required with respect to the Merger. At any time before or after consummation of the Merger, the FTC or the Antitrust Division or certain private parties could take such action under the antitrust laws as they deem necessary or desirable, including seeking divestiture of substantial assets of Tyco or Mattel. Consummation of the Merger is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other order issued by any court or other judicial or administrative body of competent jurisdiction which prohibits or prevents the consummation of the Merger.

  Mattel and Tyco do not believe that the consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result. Under certain circumstances, Mattel will pay Tyco a fee if the Merger Agreement is terminated due to an inability to satisfy certain antitrust-related conditions. See "The Merger Agreement--Termination; Fees and Expenses."

  Foreign Approvals. Mattel and Tyco conduct operations in a number of foreign countries where regulatory filings or approvals may be required in connection with the consummation of the Merger. Mattel and Tyco believe that all such material filings and approvals have been made or obtained, or will be made or obtained, as the case may be.

RESALES OF MATTEL CAPITAL STOCK RECEIVED IN THE MERGER

  The Mattel Common Stock and Mattel Series C Preferred Stock issued pursuant to the Merger will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), except for shares issued to any Tyco stockholder who may be deemed to be an affiliate of Mattel for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of Tyco for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates will include persons (generally executive officers, directors and 10% stockholders) who control, are controlled by, or are under common control with (i) Mattel or Tyco at the time of the Special Meeting, or (ii) Mattel at or after the Effective Date.

  Rules 144 and 145 will restrict the sale of Mattel Common Stock and Mattel Series C Preferred Stock (including Mattel Series C Preferred Stock held in the form of Mattel Series C Depository Shares) received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the two years following the Effective Date, those persons who are Affiliates of Tyco at the time of the Special Meeting (provided they are not Affiliates of Mattel at or following the Effective
Date) may publicly resell any Mattel Common Stock and Mattel Series C Preferred Stock received by them in the Merger, subject to certain limitations as to, among other things, the amount of Mattel Common Stock and Mattel Series C Preferred Stock, as the case may be, sold by them in any three-month period and as to the manner of sale. After the two-year period, such Affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Mattel as required by Rule 144. Persons who become Affiliates of Mattel prior to, or at or after the Effective Date, may publicly resell the Mattel Common Stock and Mattel Series C Preferred Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

  The ability of Affiliates to resell shares of Mattel Common Stock and Mattel Series C Preferred Stock received in the Merger under Rule 144 or Rule 145 as summarized herein generally will be subject to Mattel's having satisfied its reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for specified periods prior to the time of sale. Affiliates also would be permitted to resell Mattel Common Stock and Mattel Series C Preferred Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

  This Proxy Statement/Prospectus does not cover any resales of Mattel Common Stock or Mattel Series C Preferred Stock received by persons who may be deemed to be Affiliates of Mattel or Tyco in the Merger.

  Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published. Tyco has agreed in the Merger Agreement to use its best efforts to cause each person who is an Affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for pooling of interests accounting treatment) of Tyco to deliver to Mattel a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling of interests.

  Mattel has agreed in the Merger Agreement to publish, as soon as is reasonably practicable but in no event later than 45 days after the end of the first month ending at least 30 days after the Effective Date, results including at least 30 days of combined operations of Mattel and Tyco in accordance with the terms of the Commission's Accounting Series Release No. 135.

    Shares of Mattel Series B Preferred Stock issued in the Merger are not being registered under the Securities Act. Consequently, the recipients of such shares may transfer such shares only pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements with respect to such shares.

STOCK EXCHANGE LISTING

  It is a condition to the Merger that the shares of Mattel Common Stock and Mattel Series C Depositary Shares to be issued in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

DIVIDEND

  Mattel expects to continue to declare until the Effective Date regularly scheduled dividends on Mattel Common Stock, and Tyco expects to continue to declare until the Effective Date regularly scheduled dividends on Tyco Series B Preferred Stock and on Tyco Series C Preferred Stock. Tyco does not pay dividends on Tyco Common Stock. The Mattel Series B Preferred Stock and Mattel Series C Preferred Stock issued in the Merger will accrue dividends from the last dividend payment date on the Tyco Series B Preferred Stock and Tyco Series C Preferred Stock, respectively.

APPRAISAL RIGHTS

  Under the DGCL, the holders of Tyco Capital Stock are not entitled to any appraisal rights with respect to the Merger.

SUPPLEMENT TO TYCO RIGHTS AGREEMENT

  Tyco is party to a Rights Agreement, dated as of September 8, 1988 (the "Tyco Rights Agreement"), between Tyco and The Chase Manhattan Bank (as successor to Manufacturers Hanover Trust Company), as Rights Agent, pursuant to which, in connection with the Merger Agreement, Tyco has supplemented the Tyco Rights Agreement to provide that neither the execution of the Merger Agreement nor the consummation of the transactions contemplated thereby, including the Merger, will result in the grant of any rights to any person under the Tyco Rights Agreement to purchase or receive additional shares of Tyco Capital Stock or enable or require the Tyco Rights (as defined herein) to be exercised, distributed or triggered in any way. See "Comparison of Stockholder Rights--Rights Plans."

                             THE MERGER AGREEMENT

GENERAL

  The following is a description of all of the material terms of the Merger Agreement. Such description does not, however, purport to be complete and is qualified in its entirety by reference to the Initial Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference, and to the Amendment Agreement, a copy of which is attached hereto as Annex B and incorporated herein by reference. Stockholders of Tyco are urged to read the Initial Merger Agreement and the Amendment Agreement (which together constitute the Merger Agreement referred to in this Proxy Statement/Prospectus) in their entirety.

THE MERGER

  The Merger Agreement provides that, subject to the requisite approval of the Merger by holders of Tyco Capital Stock and the satisfaction or waiver of the other conditions to the Merger, Tyco will be merged with and into Mattel in accordance with Delaware law, whereupon the separate existence of Tyco will cease and Mattel will be the surviving corporation of the Merger. On the Effective Date, Tyco Capital Stock, Tyco Stock Options, and Tyco Restricted Stock Units will be converted into Mattel Common Stock, Mattel Series C Preferred Stock or Mattel Series B Preferred Stock, as applicable, in the manner described below. Mattel's Restated Certificate of Incorporation (the "Mattel Charter") and Mattel's bylaws (the "Mattel Bylaws") will continue to be the Certificate of Incorporation and bylaws, respectively, of Mattel as the surviving corporation in the Merger. The directors and officers of Mattel immediately prior to the Effective Date will continue to be the directors and officers of Mattel until their respective successors are duly elected and qualified.

EFFECTIVE DATE

  The Merger will become effective on such date as a Certificate of Merger is duly filed with the Secretary of State of Delaware. The filing of the Certificate of Merger will be made as soon as practicable after all conditions contemplated by the Merger Agreement have been satisfied or waived.

CONVERSION OF TYCO CAPITAL STOCK

  At the Effective Date:

    (i) each share of Tyco Capital Stock held by Tyco or any subsidiary of Tyco or held by Mattel or any other subsidiary of Mattel immediately prior to the Effective Date will be canceled, and no payment will be made with respect thereto;

    (ii) each remaining outstanding share of Tyco Common Stock shall be converted into a number of shares of Mattel Common Stock equal to the Exchange Ratio;

    (iii) each remaining outstanding share of Tyco Series C Preferred Stock shall be converted into a share of Mattel Series C Preferred Stock with substantially the same rights and preferences as correspond to Tyco Series C Preferred Stock as contemplated by Section III(E) of the Certificate of Designations for the Tyco Series C Preferred Stock; and

    (iv) each remaining outstanding share of Tyco Series B Preferred Stock shall be converted into one share of Mattel Series B Preferred Stock with economic terms as nearly equivalent as possible to, and with the same voting and other rights as correspond to Tyco Series B Preferred Stock;

  The Merger Agreement provides that the Exchange Ratio is the number (rounded to the nearest 1/100,000) obtained by dividing (i) $12.50 by (ii) the average of the high and low sales prices of Mattel Common Stock as reported on the NYSE on each of the trading days in the Measurement Period (which is defined to be the ten consecutive trading days immediately preceding the fifth trading date prior to the Effective Date), provided that the Exchange Ratio shall not be less than .37791, nor greater than .51129. In addition, one Mattel Right will be issued with and will attach to each share of Mattel Common Stock issued to former Tyco Holders in the Merger. See "Comparison of Stockholder Rights."

  As of the Effective Date, present Tyco Holders will cease to have any rights as holders of such shares, options or restricted stock units, but will have the rights of holders of Mattel Common Stock, Mattel Series C Preferred Stock or Mattel Series B Preferred Stock, as the case may be. After the Effective Date, the stock transfer books of Tyco will be closed and there shall be no further transfers of Tyco Capital Stock, Tyco Stock Options or Tyco Restricted Stock Units. See "Comparison of Stockholder Rights."

FRACTIONAL SHARES

  Fractional shares of Mattel Common Stock will not be issued in connection with the Merger. In lieu of any such fractional share, each Tyco Holder who would otherwise have been entitled to a fraction of a share of Mattel Common Stock upon surrender of Certificates for exchange will be paid in cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Mattel Common Stock issuable pursuant to the Merger Agreement. As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of
(i) the number of full shares of Mattel Common Stock delivered to the Exchange Agent by Mattel over (ii) the aggregate number of full shares of Mattel Common Stock to be distributed to Tyco Holders (the "Excess Mattel Shares"), and the Exchange Agent, as agent for the former Tyco Holders, will sell the Excess Mattel Shares at the prevailing prices on the NYSE. The sale of the Excess Mattel Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. Mattel will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Mattel Shares. Until the net proceeds of such sale have been distributed to the former Tyco Holders, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former Tyco Holders in lieu of any fractional interests, the Exchange Agent will make available such amounts to such former holders.

SURRENDER AND PAYMENT

  The Merger Agreement provides that prior to the Effective Date, Mattel will appoint The First National Bank of Boston, or such other person reasonably satisfactory to Tyco, to act as the Exchange Agent for the Merger. As soon as practicable after the Effective Date, Mattel will make available, and each Tyco Holder will be entitled to receive, upon surrender to the Exchange Agent of certificates representing such stock (or, in the case of Tyco Stock Options or Tyco Restricted Stock Units, the relevant agreement or other evidence of right and interest in such stock options or restricted stock units) ("Certificates") (see "--Effect On Tyco Stock Options, Restricted Stock and Employee Benefit Plans") for cancellation, certificates representing the number of shares of Mattel Common Stock, Mattel Series C Preferred Stock or Mattel Series B Preferred Stock, as the case may be, into which such shares, options or stock units are converted in the Merger and cash in consideration of fractional shares, as described above. Mattel Common Stock, Mattel Series C Preferred Stock or Mattel Series B Preferred Stock into which Tyco stock, stock options and restricted stock units will be converted in the Merger shall be deemed to have been issued at the Effective Date.

  No dividends or other distributions that are declared or made on Mattel Common Stock will be paid to persons entitled to receive certificates representing Mattel Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Mattel Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Mattel Common Stock in respect of a record date after the Effective Date. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates representing shares of Mattel Common Stock, Mattel Series C Preferred Stock, or Mattel Series B Preferred Stock, as the case may be, are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Mattel Common Stock, Mattel Series C Preferred Stock, or Mattel Series B Preferred Stock, as the case may be, in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, none of the Exchange Agent, Mattel, Tyco nor Sub shall be liable to any Tyco Holder for any shares of Mattel Common Stock or dividends thereon, any shares of Mattel Series C Preferred Stock, or any shares of Mattel Series B Preferred Stock, as the case may be, delivered to a public official pursuant to any applicable escheat laws.

  In connection with the Merger, Mattel will deposit with the Depositary shares of Mattel Series C Preferred Stock in exchange for the shares of Tyco Series C Preferred Stock then on deposit with the Depositary, and thereafter each Tyco Series C Preferred Depositary Share shall represent an interest in one twenty-fifth of a share of Mattel Series C Preferred Stock. In addition, Mattel will succeed Tyco as a party to the Deposit Agreement, and depositary receipts representing Tyco Series C Depositary Shares will be exchanged for depositary receipts representing Mattel Series C Depositary Shares.

  DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO TYCO HOLDERS PROMPTLY FOLLOWING THE EFFECTIVE DATE AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF TYCO COMMON STOCK, TYCO SERIES C PREFERRED STOCK, TYCO SERIES B PREFERRED STOCK, TYCO STOCK OPTIONS AND TYCO RESTRICTED STOCK UNITS FOR CERTIFICATES REPRESENTING SHARES OF MATTEL COMMON STOCK, MATTEL SERIES C PREFERRED STOCK OR MATTEL SERIES B PREFERRED STOCK, AS THE CASE MAY BE. SEE "--CONVERSION OF TYCO CAPITAL STOCK" AND "--EFFECT ON TYCO STOCK OPTIONS, RESTRICTED STOCK AND EMPLOYEE BENEFIT PLANS". TYCO HOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES, OPTIONS OR RESTRICTED STOCK UNITS TO TYCO OR TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The obligations of Tyco and Mattel to consummate the Merger are subject to the satisfaction of certain conditions, including: (i) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the holders of Tyco Common Stock, Tyco Series C Preferred Stock and Tyco Series B Preferred Stock voting together as a class;
(ii) the authorization for listing on the NYSE upon official notice of issuance of the Mattel Common Stock and the Mattel Series C Preferred Stock issuable to Tyco Holders pursuant to the Merger Agreement; (iii) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any authorization, consent or approval required under any Antitrust Law (as defined herein) shall have been obtained or any waiting period applicable to the review of the Merger shall have expired or been terminated; (iv) the Registration Statement for the Mattel Common Stock to be issued in connection with the Merger becoming effective in accordance with the provisions of the Securities Act and not being the subject of any stop order suspending effectiveness issued by the Commission; (v) the absence of any preliminary or permanent injunction or other order by any court or other judicial or administrative body of competent jurisdiction which prohibits or prevents the consummation of the Merger (each party agreeing to use its best efforts to have any such injunction lifted); and (vi) the receipt by Tyco and Mattel of letters from Deloitte & Touche and Price Waterhouse, respectively, relating to the availability of pooling of interests accounting treatment.

  The obligation of Tyco to consummate the Merger is also subject to the satisfaction of the following further conditions (unless waived by Tyco): (i) Mattel and Sub shall have performed in all material respects all of their agreements contained in the Merger Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of Mattel and Sub contained in the Merger Agreement shall be true in all material respects, when made and as of the Effective Date except (a) as contemplated or permitted by the Merger Agreement, (b) for representations and warranties which are by their express provisions made as of a specific date or dates, which were or will be true at such date or dates as stated therein, and (c) that if Mattel makes the election described under "--Termination; Fees and Expenses" and the Effective Date shall have occurred after the nine-month anniversary of the date of the Merger Agreement, then the representations and warranties need only be true as of the nine-month anniversary of the date of the Merger Agreement; (ii) Tyco shall have received the opinion of Baer Marks & Upham LLP, counsel to Tyco, to the effect that as of the Effective Date of the Merger, the Merger will be treated for United States federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code (see "The Merger--Certain United States Federal Income Tax Consequences"); and (iii) the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall not give rise to any Mattel Right becoming exercisable for any security or asset of any person.

  The obligations of Mattel to consummate the Merger are also subject to the satisfaction of the following further conditions (unless waived by Mattel):
(i) Tyco shall have performed in all material respects all of its obligations contained in the Merger Agreement required to be performed by it prior to the Effective Date, and the representations and warranties of Tyco contained in the Merger Agreement shall be true in all material respects, when made and as of the closing date of the Merger except (a) as contemplated or permitted by the Merger Agreement, (b) for representations and warranties which are by their express provisions made as of a specific date or dates which were or will be true in all material respects at such date or dates as stated therein, and (c) that if Mattel makes the election described under "--Termination; Fees and Expenses" and the Effective Date shall have occurred after the nine-month anniversary of the date of the Merger Agreement, then the representations and warranties need only be true as of the nine-month anniversary of the date of the Merger Agreement; (ii) Mattel shall have received a favorable opinion of Wachtell, Lipton, Rosen & Katz, counsel to Mattel, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (see "The Merger--Certain United States Federal Income Tax Consequences"); (iii) Mattel shall have received a letter from Deloitte & Touche, dated a date within two business days before the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to Mattel and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; and (iv) Tyco shall have obtained all consents, approvals, releases or authorizations from, and shall have made all filings and registrations ("Consents") to or with, any person, including but not limited to any Governmental Entity (as defined in the Merger Agreement) necessary to be obtained or made in order to consummate the transactions contemplated by this Agreement, unless the failure to obtain such Consents would not, individually or in the aggregate, have a Material Adverse Effect (as defined herein) on Tyco. "Material Adverse Effect" is defined in the Merger Agreement as a material adverse effect on business, properties, assets, condition, or results of operations of the corporation and its subsidiaries taken as a whole, except for (x) adverse changes resulting from general economic, financial or market conditions; (y) adverse changes resulting from conditions or circumstances generally affecting the toy industry; or (z) adverse changes resulting from announcement or pendency of the Merger Agreement or the Merger.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of Mattel and Tyco relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization, power and standing of, and similar corporate matters with respect to Tyco and Mattel; (ii) each of Mattel's and Tyco's capitalization; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by each such party and of the transactions contemplated thereby; (iv) reports and other documents filed with the Commission and other regulatory authorities and the accuracy of the information contained therein; (v) the absence of certain changes or events having a Material Adverse Effect on the financial condition, business or results of operations of Tyco or Mattel; (vi) the absence of any litigation that would have a Material Adverse Effect on the financial condition, business or results of operations of Tyco or Mattel; (vii) the absence of any material untrue statements in the Registration Statement and this Proxy Statement/Prospectus; (viii) the receipt of the opinion of Tyco's financial advisor; (ix) the absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger (except as disclosed to the other party); (x) the absence of any default under Tyco's employee benefit plans; (xi) the absence of any tax delinquencies that would have a Material Adverse Effect on the financial condition, business or results of operations of Tyco or Mattel; (xii) the absence of any product liability claim that would have a Material Adverse Effect on the financial condition, business or results of operations of Tyco or Mattel; and (xiii) the absence of actions taken by Tyco or Mattel that would prevent the Merger from being effected as a pooling of interests for accounting and financial reporting purposes.

CONDUCT OF BUSINESS PENDING THE MERGER

  Prior to the Effective Date, unless Mattel shall otherwise agree in writing, Tyco shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted, and shall, and shall cause its subsidiaries to, use their diligent efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date. Tyco shall, and shall cause its subsidiaries to: (i) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of governmental entities applicable to Tyco and its subsidiaries;
(iii) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would not have a Material Adverse Effect on Tyco.

  Except as required or permitted by the Merger Agreement, Tyco shall not and shall not propose to: (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries; (ii) amend its certificate of incorporation or bylaws; (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Tyco Capital Stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property (other than regular Tyco dividends); or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Tyco Capital Stock.

  Tyco shall not, nor shall it permit any of its subsidiaries to: (i) except as required by the Merger Agreement, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Tyco Common Stock pursuant to the exercise of employee stock options outstanding on the date of the Merger Agreement or the conversion of Tyco Series C Preferred Stock, Tyco Series B Preferred Stock or indebtedness of Tyco; (ii) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business;

(iii) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case in this clause (iv) which are material, individually or in the aggregate, to Tyco and its subsidiaries taken as a whole, except that Tyco may create new wholly-owned subsidiaries in the ordinary course of business; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

  Except as previously disclosed to Mattel, Tyco shall not, nor shall it permit any of its subsidiaries to, except as required to comply with applicable law and except as permitted by the Merger Agreement: (i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Tyco benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee; (ii) increase in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to Tyco and its subsidiaries relative to the level in effect prior to such amendment); (iii) pay any benefit not provided under any existing plan or arrangement; (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Tyco benefit plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder) (except that Tyco may provide normal annual salary increases consistent with past practice); (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Tyco benefit plan other than in the ordinary course of business consistent with past practice; or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing.

  Tyco shall not, nor shall it permit any of its subsidiaries to, make any investments in non-investment-grade securities; provided, however, that Tyco will be permitted to create new wholly-owned subsidiaries in the ordinary course of business.

  Tyco shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a pooling of interests for accounting purposes or as a reorganization within the meaning of Section 368(a) of the Code.

  Prior to the Effective Date, unless Tyco shall otherwise agree in writing:
(i) Mattel shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its material subsidiaries to, use their best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date, provided, however, that nothing contained in the Merger Agreement shall prevent Mattel from creating new wholly-owned subsidiaries in the ordinary course of business as long as the creation of such subsidiaries (either alone or in the aggregate) would not have a material adverse effect on Mattel; and (ii) Mattel shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a pooling of interests for accounting purposes or as a reorganization within the meaning of Section 368(a) of the Code.

COVENANTS

  The Merger Agreement provides that each of Mattel and Tyco and their respective subsidiaries shall give the other access to information and personnel and shall prepare and file all necessary filings with respect to the Merger Agreement and the transactions contemplated thereby, including Commission, HSR Act and foreign governmental filings.

  Prior to the Effective Date, Tyco agrees to cause to be delivered to Mattel an opinion (satisfactory to counsel for Mattel) of the general counsel of Tyco or such law firm as may be reasonably satisfactory to Mattel, identifying all persons who were, in his or its opinion, at the time of the Special Meeting, Affiliates of Tyco. Tyco agrees to use its diligent efforts to obtain, and deliver to Mattel, agreements from all Affiliates that they will not sell or in any other way reduce such Affiliate's risk relative to any Mattel Common Stock received in the Merger, until such time as financial results covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission. The Merger Agreement provides that as soon as is reasonably practicable but in no event later than 45 days after the end of the first month ending at least 30 days after the Effective Date, Mattel will publish results including at least 30 days of combined operations of Mattel and Tyco as referred to in the written agreements referred to in the previous sentence.

  Mattel agrees to use its best efforts to list the shares of Mattel Common Stock and the Mattel Series C Depositary Shares issued pursuant to the Merger on the NYSE.

  In the Merger Agreement, Mattel and Tyco have agreed to use their best efforts to file (i) notifications under the HSR Act, and (ii) such notifications and filings as may be required under other Antitrust Laws (as defined herein). The Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all other federal, state, or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition collectively are referred to as the "Antitrust Laws." Mattel and Tyco have further agreed to use their best efforts to take all action necessary under applicable laws and regulations with respect to the following: (x) to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, (y) to cause the expiration or termination of applicable waiting periods, the satisfaction of such other filing requirements, or the issuance of such approvals, consents or authorizations as may be required with respect to the Antitrust Laws of any foreign jurisdiction, and (z) to avoid the entry of any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, under any Antitrust Law, that would have the effect of prohibiting, preventing or restricting consummation of the Merger or of imposing any material limitation on the conduct of the businesses of Tyco or Mattel following consummation of the Merger; provided, however, that Mattel shall not be required to take any action if it determines, in its sole discretion, that it is not in its best interest to do so.

  In connection with the efforts referenced in the foregoing paragraph to obtain all requisite approvals and authorizations for the transactions contemplated by the Merger Agreement under Antitrust Laws, Mattel and Tyco have agreed to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) promptly inform the other party of any communication to it from any Governmental Entity (as defined in the Merger Agreement) and permit the other party to review in advance any proposed communication from it to any Governmental Entity or third party; and (iii) not arrange for or participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry without consulting with each other in advance, and giving the other party the opportunity to attend and participate. Tyco shall not enter into any proposed understanding, undertaking, or agreement with any Governmental Entity in connection with the transactions contemplated by the Merger Agreement without the prior written consent of Mattel. Mattel shall keep Tyco reasonably informed of determinations made under the discretion granted to Mattel in the Merger Agreement to unilaterally refrain from taking action.

  In connection with the foregoing, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any Antitrust Law, Mattel and Tyco have agreed to cooperate and use their respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by the Merger Agreement or imposes any material limitation on the conduct of the businesses of Mattel and Tyco following consummation of such transactions, unless and until Mattel, in its sole discretion, determines that to contest or litigate such matters is not in its best interest.

  If any objections are asserted with respect to the Merger under any Antitrust Law or if any suit is instituted challenging the Merger as violative of any Antitrust Law, Mattel (and Tyco, if requested by Mattel) shall take such action as may be required or proposed (i) by the applicable Governmental Entity in order to resolve any such objections as such Governmental Entity may have to such transactions under such Antitrust Law, or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of the Merger or would otherwise deprive Mattel of any material benefit of the ownership and control of its assets or operations after the Effective Date; provided, however, that Tyco shall not be required to commit to or to implement any action that is to be consummated prior to the Effective Date; and provided, further, that certain provisions of the Merger Agreement notwithstanding, Mattel shall not be required to take any action if it determines, in its sole discretion, that it is not in its best interest to do so.

  Subject to the foregoing, Mattel and Tyco have agreed to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject to the appropriate vote of the shareholders of Tyco. Notwithstanding the foregoing, but subject to the provisions relating to cooperation with respect to antitrust-related matters, there shall be no action required to be taken and no action will be taken in order to consummate and make effective the transactions contemplated by the Merger Agreement if such action, either alone or together with another action, would have a Material Adverse Effect on either Tyco or Mattel.

  Effective at the Effective Date, Tyco will repay all obligations of it and its subsidiaries under the GECC Debt (as defined in the Merger Agreement) and obtain a release of all obligations, liens and security interests thereunder (and Mattel shall provide funding with respect thereto to the extent Tyco does not have sufficient cash as of the Effective Date to repay all such obligations). Further, Mattel will comply with its obligations under Article 5 of that certain Indenture dated as of August 15, 1992 pursuant to which Tyco issued its 10 1/8% Senior Subordinated Notes due August 2002 thereof, and Mattel will comply with the covenants and obligations set forth in Tyco's Convertible Subordinated Notes, dated September 30, 1991 in the aggregate amount of $16,034,000.

EFFECT ON TYCO STOCK OPTIONS, RESTRICTED STOCK AND EMPLOYEE BENEFIT PLANS

  The Merger Agreement provides that in the Merger (i) each of the outstanding Tyco Stock Options granted under the Tyco Benefit Plans (as defined in the Merger Agreement) shall be converted into a number of shares of Mattel Common Stock equal to the fair value of such option as of the Effective Date, as mutually agreed by Mattel and Tyco, (ii) each outstanding vested Tyco Restricted Stock Unit shall be converted into a number of shares of Mattel Common Stock equal to the Exchange Ratio, and (iii) each outstanding unvested Tyco Restricted Stock Unit shall be converted into a number of shares of Mattel Common Stock equal to .3272 multiplied by the Exchange Ratio.

  The Merger Agreement provides that, after the Effective Date, Mattel shall honor in accordance with their terms all employment, severance, consulting and other compensation contracts between Tyco or any of its subsidiaries and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Date under any Tyco Benefit Plan, each as of the date of the Merger Agreement except for changes that are not material, are permitted by the Merger Agreement, are set forth on a schedule to the Merger Agreement, or are otherwise agreed to by the parties thereto.

  Pursuant to the Merger Agreement, after the date of the Merger Agreement, Tyco shall establish a plan to provide payments to employees who remain employed by Tyco and its subsidiaries through the Effective Date and, unless involuntarily terminated without cause by Mattel earlier, remain employed by Mattel and its affiliates for six months thereafter. Payments under such plan shall be made by Mattel on the six-month anniversary of the Effective Date or at such earlier time after the Effective Date as an eligible employee's employment with Mattel or its affiliates shall be terminated involuntarily without cause. Tyco and Mattel shall, in writing, mutually select employees of Tyco and its subsidiaries eligible to participate in the plan. Aggregate payments under the plan are limited to $10,000,000.

  The Merger Agreement further provides that, for six months after the Effective Date, Mattel shall provide generally to the former officers and employees of Tyco and its subsidiaries employee benefits, including, without limitation, pension benefits, health and welfare benefits, and severance arrangements, on terms and conditions in the aggregate that are no less favorable as those provided by Tyco as of the date of the Merger Agreement.

NO SOLICITATION

  The Merger Agreement provides that, subject to the fiduciary duties of the Tyco Board, as advised by outside counsel, neither Tyco nor any of its subsidiaries shall, directly or indirectly, take (nor shall Tyco authorize or permit its subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to (i) encourage, solicit or initiate the submission of any "Acquisition Proposal" (defined as any proposed (a) merger, consolidation or similar transaction involving Tyco, (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise of assets of Tyco or its subsidiaries representing 30% or more of the consolidated assets of Tyco and its subsidiaries, (c) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 30% or more of the voting power of Tyco, or (d) transaction in which any person shall acquire "beneficial ownership" (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the outstanding Tyco Common Stock), (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Tyco will promptly communicate to Mattel any solicitation received by Tyco and the terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it.

INDEMNIFICATION

  The Merger Agreement provides that, from and after the Effective Date, Mattel shall indemnify, defend and hold harmless the officers, directors and employees of Tyco against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under applicable law. All rights to indemnification existing in favor of the directors, officers or employees of Tyco as provided in the Tyco Charter or the Tyco Bylaws, in effect on the date of the Merger Agreement, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Date. The Merger Agreement provides that, with respect to matters occurring prior to the Effective Date, Mattel will cause the Surviving Corporation to maintain in effect for not less than two years after the Effective Date the current policies of directors' and officers' liability insurance maintained by Tyco; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of $410,000, but in such case shall purchase as much coverage as possible for such amount.

TERMINATION; FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Tyco: (i) by mutual consent of the Boards of Directors of Mattel and Tyco; (ii) by either Mattel or Tyco if the Merger shall not have been consummated on or before the nine-month anniversary of the date of the Initial Merger Agreement, provided that the terminating party is not otherwise in material breach of its representations, warranties or obligations under the Merger Agreement, and provided, further, that if the conditions set forth in Section 8.1(c) (relating to the HSR Act and Antitrust Laws) or Section 8.1(f) (relating to accounting treatment) of the Merger Agreement have not been satisfied prior to the nine-month anniversary of the date of the Initial Merger Agreement, then Tyco may not terminate the Merger Agreement until the one-year anniversary of the date of the Initial Merger Agreement; (iii) by Tyco if any of the conditions specified in Sections 8.1 (relating to conditions to each party's obligation to effect the merger) and 8.2 (relating to conditions to Tyco's obligation to effect the merger) of the Merger Agreement have not been met or waived by Tyco at such time as such condition is no longer capable of satisfaction; (iv) by Mattel if any of the conditions specified in Sections
8.1 and 8.3 (relating to conditions to Mattel's obligation to effect the merger) of the Merger Agreement have not been met or waived by Mattel at such time as such condition is no longer capable of satisfaction; (v) by Mattel if
(a) the Tyco Board shall have withdrawn, modified in a manner adverse to Mattel, or refrained from making its recommendation concerning the Merger, or shall have disclosed its intention to change such recommendation, or (b) Tyco shall have entered into an agreement with a third party (other than a customary confidentiality agreement) with respect to an Acquisition Proposal;
(vi) by Tyco if, pursuant to the provisions described under "--No Solicitation," Tyco shall have entered into an agreement with respect to an Acquisition Proposal, provided that prior to such termination Tyco shall have paid to Mattel the Tyco Breakup Fee; or (vii) by Mattel if any requirements or conditions are imposed, or proposed to be imposed, upon either Mattel or Tyco or any of their respective affiliates by any Governmental Entity (not including any foreign governmental entity other than those of Canada and the European Community) in connection with the authorization, consent or approval of such Governmental Entity (or the expiration or termination of any waiting period applicable to such Governmental Entity's review of the transactions contemplated by the Merger Agreement) under any Antitrust Law in connection with the consummation of the transactions contemplated hereby, or by any domestic or foreign court or similar tribunal in any suit brought by a private party or such Government Entity challenging the transactions contemplated hereby as violative of any Antitrust Law, which, in the reasonable opinion of Mattel, would materially restrict or limit the operations of Mattel or Tyco or any of their respective affiliates or otherwise deprive Mattel or any of its affiliates of any material benefit of the ownership and control of its assets or operations after the Effective Date.

  The Merger Agreement provides that Tyco shall pay a $40 million breakup fee to Mattel ("Tyco Breakup Fee") in the event the Merger Agreement is terminated: (i) by either party pursuant to part (iii) or (iv) of the preceding paragraph if Tyco Holders shall not have approved and adopted the Merger and the Merger Agreement and prior to the votes of Tyco Holders an Acquisition Proposal shall have been made and within one year of such termination (a) Tyco shall have entered into a definitive agreement with a third party providing for the acquisition of Tyco or a majority of Tyco's assets or voting securities by such third party or the consolidation or merger of Tyco pursuant to which Tyco's stockholders will hold less than a majority of the outstanding voting securities of the resulting corporation immediately following consummation of such transaction or (b) any third party shall have acquired beneficial ownership of more than 20% of the outstanding voting securities of Tyco other than an acquisition of securities from Tyco in capital raising transactions without the intention or effect of constituting a Change in Control (as defined in the GECC Debt), provided, however, that, with respect to this clause (b), if a third party acquires beneficial ownership of voting securities of Tyco in excess of 20% without the approval of the Tyco Board and the Tyco Rights are not redeemed, then the Tyco Breakup Fee will not be payable unless and until a third party acquires in excess of 50% of the outstanding voting securities of Tyco; or (ii) by Mattel pursuant to part (v) of the preceding paragraph; or (iii) by Tyco pursuant to part (vi) of the preceding paragraph; and at the time of such termination Mattel is not in material breach of any representation, warranty or material covenant therein.

  The Merger Agreement also provides that Mattel shall pay a $15 million breakup fee to Tyco (the "Mattel Breakup Fee") in the event the Merger Agreement is terminated by Tyco or Mattel under part (ii) of the second preceding paragraph or by Mattel under part (vii) of the second preceding paragraph, if, in either case: (a) all conditions to the obligations of Mattel and Tyco (see "--Conditions to Consummation of the Merger") have been satisfied (other than the condition specified in Section 8.1(c) of the Merger Agreement or the condition specified in Section 8.1(f) of the Merger Agreement, but only, in the case of the condition specified in Section 8.1(c), if the failure of such condition to be satisfied is in respect of injunctions or orders issued under the Antitrust Laws of the United States, and only, in the case of the condition specified in
Section 8.1(f), if the failure of such condition to be satisfied is not related to any terms or provisions of Tyco Benefit Plans or securities and not caused by any action taken by Tyco); (b) Tyco shall not be in material breach of any representation, warranty or material covenant contained therein; and
(c) Tyco shall have satisfied its obligations pursuant to Section 3.5 (relating to the Special Meeting) and Section 6.1(vi) (relating to accounting treatment) (in the case of the condition specified in Section 8.1(f)) and
Section 7.7 (relating to antitrust filings) (in the case of the condition specified in Section 8.1(c)) of the Merger Agreement.

  Generally, all costs and expenses incurred in connection with the Merger shall be paid by the party incurring such expense, except that Mattel and Tyco agree to each pay 50% of all printing expenses incurred in connection with the printing of this Proxy Statement/Prospectus.

AMENDMENT; WAIVER

  The Merger Agreement provides that it may be amended by the parties thereto, by or pursuant to action taken by the respective Boards of Directors, at any time before or after approval thereof by the stockholders of Tyco, but, after such approval, no amendment shall be made which changes the ratios at which any class of Tyco Capital Stock is to be converted into Mattel Capital Stock or which in any way materially adversely affects the rights of such stockholders, without such further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Mattel, Sub and Tyco.

  At any time prior to the Effective Date, the parties to the Merger Agreement, by or pursuant to action taken by their respective Boards of Directors, may: (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto; (ii) waive any inaccuracies in the representations and warranties contained therein or in any documents delivered pursuant thereto; and (iii) waive any compliance with any of the agreements or conditions contained therein; provided, however, that no such waiver shall materially adversely affect the rights of stockholders of Mattel or Tyco. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                          THE STOCKHOLDERS AGREEMENT

  In connection and concurrently with its entering into of the Merger Agreement, Mattel entered into the Stockholders Agreement, dated as of November 17, 1996, with Corporate Partners, Corporate Offshore Partners, L.P., The State Board Administration of Florida, a body corporate organized under the constitution of the State of Florida (together, the "Stockholders"), and Corporate Advisors, L.P. The Stockholders together hold all of the outstanding shares of Tyco Series B Preferred Stock which, as of the Record Date, represented 9.3% of the issued and outstanding shares of Tyco capital stock entitled to vote at the Special Meeting.

  The Stockholders Agreement provides that the Stockholders (i) will vote their shares of Tyco Series B Preferred Stock in favor of the Merger Agreement at the Special Meeting, (ii) will not transfer, sell or otherwise dispose of their shares of Tyco Series B Preferred Stock prior to the Effective Date, and
(iii) will not solicit or hold discussions or negotiations concerning any Acquisition Proposal relating to Tyco. The Stockholders Agreement also constitutes the consent of the Stockholders to the treatment of their shares of Series B Preferred Stock provided for in the Merger Agreement. See "The Merger Agreement--Conversion of Tyco Capital Stock." In the Stockholders Agreement, Mattel has agreed to assume and be bound by all obligations of Tyco under that certain Registration Rights Agreement, dated April 15, 1994, between the Stockholders and Tyco, and Mattel, and the Stockholders have agreed that such agreement will be amended to pertain to the Mattel Series B Stock (and the securities which may be issued on conversion or exchange thereof) in lieu of the Tyco Series B Stock.

  The Stockholders Agreement will automatically terminate if the Merger Agreement is terminated. In addition, the Stockholders may terminate the Stockholders Agreement in their sole discretion if (i) Section 3.1(d) of the Merger Agreement (which sets forth the consideration to be received by the Stockholders in the Merger) is amended or modified, without the prior written consent of the Stockholders, if such amendment or modification is adverse to the interests of the Stockholders, or (ii) any other amendment or modification of the Merger Agreement shall have been made without the prior written consent of the Stockholders which amendment is adverse to the interests of the Stockholders with respect to the transactions contemplated by the Stockholders Agreement or by the Merger Agreement.

                            SPECIAL CONSIDERATIONS

  In connection with a review of Mattel's Annual Report on Form 10-K for the year ended December 31, 1995, the staff of the Division of Corporation Finance of the Securities and Exchange Commission has made inquiries of Mattel regarding its accounting for certain matters during 1994 and 1995. In the course of that review, the staff identified two matters on which it disagrees with Mattel on the application of GAAP to Mattel's accounting treatment under certain contracts with The Walt Disney Company ("Disney").

  The first matter relates to the timing of accrual of minimum royalty obligations to Disney under a contract relating to Mattel's sale of infant and preschool toys based on Disney characters (the "I&P Agreement"). The staff believes that under GAAP, Mattel should have accrued for a shortfall in those obligations during 1994 and 1995.

  The second matter relates to the appropriate method of amortizing payment obligations under contracts with Disney involving the placement of Mattel sponsored stores and sponsorship of attractions at Disney theme parks (the "Theme Parks Agreements"). The staff believes that under GAAP, the payments should have been amortized over the life of the Theme Parks Agreements by the straight-line method rather than at a rate based upon the pattern of usage and, accordingly, that certain adjustments made by Mattel during the fourth quarters of 1994 and 1995 were inappropriate.

  In addition, Mattel made an accounting error in closing out inventory hedge contracts in 1994 and 1995. Mattel recognized the resulting gain during the period the hedge contracts were closed rather than during the period the related inventory was sold as required by GAAP. This affected the timing of income during the period

1994-96, but has no impact at the end of the period or going forward or on the amount of Mattel's income during the period.

  While Mattel believes that its accounting treatment for the first two matters discussed above was correct, it has decided to make a catch-up adjustment to results in the fourth quarter of 1996 in the amount of $21.8 million before taxes, or $15.1 million after taxes ($0.05 per share). Application of the Staff's interpretation during 1994-96 would have decreased Mattel's reported pre-tax income in 1994 and 1995 and increased its reported pre-tax income in 1996 as follows:

    (i) for 1994, a reduction in pretax income of $19.5 million (5.2% of pre-tax income), from $393.6 million to $374.2 million, of which $11.8 million is attributable to the I&P Agreement, $4.9 million is attributable to the Theme Parks Agreements and $2.8 million is attributable to hedge accounting, and of which $10.8 million (20.5% of pre-tax income) is applicable to the fourth quarter;

    (ii) for 1995, a reduction in pre-tax income of $8.2 million (1.6% of pre-tax income), of which $2.0 million is attributable to the I&P Agreement, $3.3 million is attributable to the Theme Parks Agreements and $2.9 million is attributable to hedge accounting, and of which $4.0 million (2.5% of pre-tax income) is applicable to the fourth quarter; and

    (iii) for 1996, an increase in pre-tax income of $5.9 million (1.0% of pre-tax income), of which $0.7 million is attributable to the Theme Parks Agreements and $5.6 million is applicable to hedge accounting, offset by $0.4 million attributable to the I&P Agreement.

  Mattel's accounting treatment for royalty obligations under the I&P Agreement and payments under the Theme Parks Agreements was determined with the concurrence of Mattel's independent auditors, Price Waterhouse. Mattel's accounting treatment for the royalty shortfall under the I&P Agreement and the 1994 adjustment to its payment obligations under the Theme Parks Agreements were also reviewed by a second accounting firm, Ernst & Young, whose views with respect to the accounting treatment of such matters were reflected in an independent report prepared by the law firm of Davis Polk & Wardwell for the Audit Committee of Mattel's Board of Directors. That report to the Audit Committee concluded that Mattel's accounting treatment for these matters was in accordance with GAAP. While Mattel continues to believe its original accounting treatment was appropriate, Mattel has taken the fourth quarter charge described above.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements give effect to the Merger of Mattel and Tyco under the pooling of interests method of accounting. These pro forma financial statements are presented for illustrative purposes only, and therefore are not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position which may occur in the future.

  A pro forma condensed combined balance sheet is provided as of September 30, 1996, giving effect to the Merger as though it had been consummated on that date. Pro forma condensed combined income statements are provided for the nine-month periods ended September 1995 and 1996, and the years ended December 31, 1993, 1994, and 1995, giving effect to the Merger as though it had occurred at the beginning of the earliest period presented.

  The condensed historical statements of income for annual periods are derived from the historical consolidated financial statements of Mattel and Tyco, and should be read in conjunction with the companies' separate 1995 Annual Reports on Form 10-K. The historical financial statements as of or for the nine months ended September 30, 1995 and 1996 have been prepared in accordance with GAAP applicable to interim financial information and, in the opinions of Mattel's and Tyco's respective managements, include all adjustments necessary for a fair presentation of financial information for such interim periods.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996

                                            HISTORICAL         PRO FORMA
                                          --------------- ----------------------
                                           MATTEL   TYCO  ADJUSTMENTS   COMBINED
                                          -------- ------ -----------   --------
                                                     (IN MILLIONS)
ASSETS
Current Assets:
  Cash, cash equivalents and marketable
   securities............................ $   97.1 $ 29.8   $  0.6 (a)  $  127.5
  Accounts receivable, net...............  1,232.9  319.4      --        1,552.3
  Inventories............................    477.6   89.1      --          566.7
  Prepaid expenses and other current
   assets................................    205.0   35.6     (2.1)(b)     238.5
                                          -------- ------   ------      --------
    Total current assets.................  2,012.6  473.9     (1.5)      2,485.0
                                          -------- ------   ------      --------
Property, plant and equipment, net.......    562.5   31.7      --          594.2
Other noncurrent assets..................    511.2  273.5      7.0 (c)     791.7
                                          -------- ------   ------      --------
    Total Assets......................... $3,086.3 $779.1   $  5.5      $3,870.9
                                          ======== ======   ======      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term borrowings and current
   portion of long-term liabilities...... $  423.3 $106.2   $(83.8)(d)  $  445.7
  Accounts payable, accrued liabilities
   and income taxes payable..............    832.4  170.4     39.8 (e)   1,042.6
                                          -------- ------   ------      --------
    Total current liabilities............  1,255.7  276.6    (44.0)      1,488.3
                                          -------- ------   ------      --------
Medium-Term notes........................    220.0    --       --          220.0
Senior subordinated notes................      --   126.5      --          126.5
6-3/4% senior notes due 2000.............    100.0    --       --          100.0
Other long-term debt.....................     55.2   20.6      --           75.8
Other long-term liabilities..............    105.6    2.0      --          107.6
Shareholders' equity.....................  1,349.8  353.4     49.5 (f)   1,752.7
                                          -------- ------   ------      --------
    Total Liabilities and Shareholders'
     Equity.............................. $3,086.3 $779.1   $  5.5      $3,870.9
                                          ======== ======   ======      ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                        HISTORICAL           PRO FORMA
                                      ----------------  ----------------------
                                       MATTEL    TYCO   ADJUSTMENTS   COMBINED
                                      --------  ------  -----------   --------
                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
Net Sales...........................  $2,483.5  $494.0    $  --       $2,977.5
  Cost of sales.....................   1,274.8   285.5      25.9 (g)   1,586.2
                                      --------  ------    ------      --------
Gross Profit........................   1,208.7   208.5     (25.9)      1,391.3
  Advertising and promotion
   expenses.........................     367.7   109.5     (24.1)(g)     453.1
  Other selling and administrative
   expenses.........................     432.8    87.5      (1.8)(g)     518.5
  Interest expense..................      51.8    20.4       --           72.2
  Restructuring and integration
   charges..........................       --      4.9       --            4.9
  Other (income) expense, net.......     (13.2)    1.0       --          (12.2)
                                      --------  ------    ------      --------
Income (Loss) from Continuing Opera-
 tions Before Income Taxes..........     369.6   (14.8)      --          354.8
Provision (benefit) for income tax-
 es.................................     123.8    (4.9)     (2.7)(h)     116.2
                                      --------  ------    ------      --------
Income (Loss) from Continuing Opera-
 tions..............................     245.8    (9.9)      2.7         238.6
Preference stock dividend require-
 ments..............................       3.3     2.4       --            5.7
                                      --------  ------    ------      --------
Income (Loss) from Continuing
 Operations Applicable to Common
 Shares.............................  $  242.5  $(12.3)   $  2.7      $  232.9
                                      ========  ======    ======      ========
Income (Loss) Per Share from
 Continuing Operations(i)...........  $   0.86  $(0.35)               $   0.79
                                      ========  ======                ========
Average number of common and common
 equivalent shares outstanding(i)...     281.0    34.8                   296.1
                                      ========  ======                ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                         HISTORICAL          PRO FORMA
                                       ---------------  ----------------------
                                        MATTEL   TYCO   ADJUSTMENTS   COMBINED
                                       -------- ------  -----------   --------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Net Sales............................. $2,595.4 $492.7    $  --       $3,088.1
  Cost of sales.......................  1,291.8  278.2      23.7 (g)   1,593.7
                                       -------- ------    ------      --------
Gross Profit..........................  1,303.6  214.5     (23.7)      1,494.4
  Advertising and promotion expenses..    369.9  110.3     (23.4)(g)     456.8
  Other selling and administrative ex-
   penses.............................    471.1   84.4      (0.3)(g)     555.2
  Interest expense....................     52.5   17.1       --           69.6
  Other expense, net..................     18.7    4.5       --           23.2
                                       -------- ------    ------      --------
Income (Loss) from Continuing Opera-
 tions Before Income Taxes............    391.4   (1.8)      --          389.6
  Provision (benefit) for income tax-
   es.................................    127.2   (0.4)      --          126.8
                                       -------- ------    ------      --------
Income (Loss) from Continuing Opera-
 tions................................    264.2   (1.4)      --          262.8
  Preference stock dividend require-
   ments..............................      --     4.6       --            4.6
                                       -------- ------    ------      --------
Income (Loss) from Continuing
 Operations Applicable to Common
 Shares............................... $  264.2 $ (6.0)   $  --       $  258.2
                                       ======== ======    ======      ========
Income (Loss) Per Share from Continu-
 ing Operations(i).................... $   0.95 $(0.17)               $   0.87
                                       ======== ======                ========
Average number of common and common
 equivalent shares outstanding(i).....    279.4   34.8                   295.1
                                       ======== ======                ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                         HISTORICAL          PRO FORMA
                                       ---------------  ----------------------
                                        MATTEL   TYCO   ADJUSTMENTS   COMBINED
                                       -------- ------  -----------   --------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Net Sales............................. $2,704.4 $730.2    $  --       $3,434.6
  Cost of sales.......................  1,378.2  436.7      38.6 (g)   1,853.5
                                       -------- ------    ------      --------
Gross Profit..........................  1,326.2  293.5     (38.6)      1,581.1
  Advertising and promotion expenses..    426.7  180.8     (42.1)(g)     565.4
  Other selling and administrative ex-
   penses.............................    473.4  134.9       3.5 (g)     611.8
  Interest expense....................     62.6   23.5       --           86.1
  Restructuring and integration
   charges............................    115.0   28.2       --          143.2
  Other expense, net..................     11.9    9.4       --           21.3
                                       -------- ------    ------      --------
Income (Loss) from Continuing
 Operations Before Income Taxes.......    236.6  (83.3)      --          153.3
  Provision (benefit) for income tax-
   es.................................    100.7  (13.4)     (0.7)(h)      86.6
                                       -------- ------    ------      --------
Income (Loss) from Continuing Opera-
 tions................................    135.9  (69.9)      0.7          66.7
  Preference stock dividend require-
   ments..............................      4.9    --        --            4.9
                                       -------- ------    ------      --------
Income (Loss) from Continuing
 Operations Applicable to Common
 Shares............................... $  131.0 $(69.9)   $  0.7      $   61.8
                                       ======== ======    ======      ========
Income (Loss) Per Share from Continu-
 ing Operations(i).................... $   0.49 $(2.08)               $   0.22
                                       ======== ======                ========
Average number of common and common
 equivalent shares outstanding(i).....    267.5   33.6                   282.1
                                       ======== ======                ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                           HISTORICAL          PRO FORMA
                                         ---------------  ---------------------
                                          MATTEL   TYCO   ADJUSTMENTS  COMBINED
                                         -------- ------  -----------  --------
                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Net Sales..............................  $3,205.0 $753.1     $ --      $3,958.1
  Cost of sales........................   1,603.5  445.4      41.3 (g)  2,090.2
                                         -------- ------     -----     --------
Gross Profit...........................   1,601.5  307.7     (41.3)     1,867.9
  Advertising and promotion expenses...     516.5  172.5     (32.9)(g)    656.1
  Other selling and administrative ex-
   penses..............................     536.4  123.6      (8.4)(g)    651.6
  Interest expense.....................      55.5   30.9       --          86.4
  Restructuring and integration
   charges.............................      72.0    4.7       --          76.7
  Other expense, net...................      27.5    7.5       --          35.0
                                         -------- ------     -----     --------
Income (Loss) from Continuing Opera-
 tions Before Income Taxes.............     393.6  (31.5)      --         362.1
  Provision for income taxes...........     137.8    1.5      (3.6)(h)    135.7
                                         -------- ------     -----     --------
Income (Loss) from Continuing Opera-
 tions.................................     255.8  (33.0)      3.6        226.4
  Preference stock dividend require-
   ments...............................       4.7    2.1       --           6.8
                                         -------- ------     -----     --------
Income (Loss) from Continuing
 Operations Applicable to Common
 Shares................................  $  251.1 $(35.1)    $ 3.6     $  219.6
                                         ======== ======     =====     ========
Income (Loss) Per Share from Continuing
 Operations(i).........................  $   0.90 $(1.01)              $   0.74
                                         ======== ======               ========
Average number of common and common
 equivalent shares outstanding(i)......     279.9   34.7                  295.0
                                         ======== ======               ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                         HISTORICAL           PRO FORMA
                                       ----------------  ---------------------
                                        MATTEL    TYCO   ADJUSTMENTS  COMBINED
                                       --------  ------  -----------  --------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Net Sales............................  $3,638.8  $709.1     $ --      $4,347.9
  Cost of sales......................   1,849.6   416.2      36.2 (g)  2,302.0
                                       --------  ------     -----     --------
Gross Profit.........................   1,789.2   292.9     (36.2)     2,045.9
  Advertising and promotion ex-
   penses............................     584.5   160.8     (32.4)(g)    712.9
  Other selling and administrative
   expenses..........................     603.1   119.1      (3.8)(g)    718.4
  Interest expense...................      73.6    28.0       --         101.6
  Restructuring and integration
   charges...........................       --      8.9       --           8.9
  Other (income) expense, net........      (4.9)    4.3       --          (0.6)
                                       --------  ------     -----     --------
Income (Loss) from Continuing Opera-
 tions Before Income Taxes...........     532.9   (28.2)      --         504.7
  Provision (benefit) for income tax-
   es................................     175.1    (1.0)     (4.1)(h)    170.0
                                       --------  ------     -----     --------
Income (Loss) from Continuing Opera-
 tions...............................     357.8   (27.2)      4.1        334.7
  Preference stock dividend require-
   ments.............................       3.3     3.2       --           6.5
                                       --------  ------     -----     --------
Income (Loss) from Continuing
 Operations Applicable to Common
 Shares..............................  $  354.5  $(30.4)    $ 4.1     $  328.2
                                       ========  ======     =====     ========
Income (Loss) Per Share from Continu-
 ing Operations(i)...................  $   1.26  $(0.87)              $   1.11
                                       ========  ======               ========
Average number of common and common
 equivalent shares outstanding(i)....     281.0    34.8                  296.1
                                       ========  ======               ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, giving effect to the Merger of Mattel and Tyco as accounted for by the pooling of interests method. In accordance with Commission reporting rules, the pro forma condensed combined statements of income, and the historical statements from which they are derived, present only income from continuing operations and, therefore, do not include discontinued operations, extraordinary items and the cumulative effects of accounting changes.

  Because the transaction has not been completed, costs of the Merger transaction can only be estimated at this time. The pro forma condensed combined statement of income for the nine months ended September 30, 1996 excludes: (i) the positive effects of potential cost savings which may be achieved upon combining the resources of the companies; (ii) transaction costs of approximately $60 to $70 million, including investment banking, legal and accounting fees, and contractual termination and incentive benefits. Additionally, Mattel expects to restructure the combined operations, resulting in additional nonrecurring charges. The amount of such charges cannot be reasonably estimated until an analysis of the newly combined operations is completed and a restructuring plan developed.

  The pro forma condensed combined balance sheet as of September 30, 1996 includes, in accordance with Commission reporting rules, the impact of all transactions, whether of a recurring or nonrecurring nature, that can be reasonably estimated and should be reflected as of that date.

2. PRO FORMA ADJUSTMENTS

  Intercompany Transactions--There were no intercompany transactions which required elimination from the pro forma combined operating results or balance sheet.

  (a) Cash--Cash has been adjusted to reflect the issuance of 3.0 million shares of Mattel Common Stock to an independent third party prior to the Merger consummation date, and the prepayment of certain Tyco short-term borrowings (including the related prepayment fee).

  (b) Prepaid Expenses and Other Current Assets--Current assets have been adjusted to reflect the write-off of the current portion of Tyco's capitalized debt issuance costs related to certain short-term borrowings that will be prepaid.

  (c) Other Noncurrent Assets--The combined pro forma financial information has been adjusted to reflect the write-off of the noncurrent portion of Tyco's capitalized debt issuance cost related to certain short-term borrowings that will be prepaid, and recognition of tax benefits relating to certain foreign net operating losses of Tyco.

  (d) Short-term Borrowings--Borrowings have been adjusted to reflect the prepayment of certain Tyco short-term borrowings.

  (e) Accounts Payable, Accrued Liabilities, and Income Taxes Payable--The pro forma adjustment principally reflects $45 million, net of related taxes, for the minimum of the estimated range for transaction costs related to the Merger.

  (f) Shareholders' Equity--Shareholders' equity has been adjusted to reflect the following:

   --Common stock accounts are adjusted for the assumed issuance of approximately 15.6 million shares of Mattel Common Stock in exchange for approximately 34.8 million shares of Tyco Common Stock outstanding as of September 30, 1996, utilizing the Exchange Ratio (estimated to be 0.43459 for purposes of this analysis). Additionally, adjustments reflect conversion of the Tyco Stock Options and the Tyco

  Restricted Stock Units into Mattel Common Stock. The number of shares of Mattel Common Stock to be issued at consummation of the Merger will be based upon the actual number of shares of Tyco Common Stock outstanding at that time and the actual exchange ratio.

   --Additional paid-in capital is adjusted for the effects of: (i) issuance of shares of Mattel Common Stock having a par value of $1.00 per share in exchange for Tyco Common Stock having a par value of $0.01 per share; (ii) cancellation of approximately 0.2 million shares of Tyco Common Stock held in treasury as of September 30, 1996; (iii) the issuance of 0.5 million shares of Mattel Common Stock for the Tyco Stock Options and Restricted Stock Units; (iv) the issuance of 3.0 million shares of Mattel Common Stock from its treasury to an independent third party prior to the merger consummation date; and (v) conversion of Tyco Series B Preferred Stock and Tyco Series C Preferred Stock, having a par value of $0.10 per share, into equivalent shares of Mattel Series B Preferred Stock and Mattel Series C Preferred Stock, having a par value of $1.00 per share.

   --Retained earnings is adjusted for the effects of: (i) accrual for the minimum of the estimated range for transaction costs related to the Merger;
  (ii) compensation expense related to the Tyco Restricted Stock Units; (iii) write-off of Tyco's debt issuance costs and a prepayment fee related to certain short-term borrowings; and (iv) recognition of tax benefits relating to certain foreign net operating losses of Tyco.

  (g) Pro Forma Combined Statement of Income--Certain reclassifications have been made to conform Tyco's reporting of cost of sales, advertising and promotion, and selling and administration expenses to that of Mattel.

  (h) Provision (Benefit) for Income Taxes--The pro forma financial adjustment reflects the reduction of valuation allowances established in the historical financial statements of Tyco, resulting in the recognition of benefits of losses incurred by certain foreign affiliates in the pro forma combined financial statements.

  (i) Income per Common Share--Historical and pro forma per share data of the companies include the retroactive effect of the November 1993 merger of Fisher-Price into a wholly owned subsidiary of Mattel, accounted for as a pooling of interests. Pro forma weighted-average common shares outstanding for all periods presented are based upon Mattel's and Tyco's combined historical weighted-average shares, after adjustment of Tyco's historical number of shares by the Exchange Ratio (estimated to be 0.43459 for purposes of this analysis).

                       CAPITALIZATION OF MATTEL AND TYCO

  The following table sets forth the capitalization of Mattel and Tyco as of September 30, 1996, and as adjusted to give effect to the Merger and related transactions. See "The Merger Agreement."

                                             AS OF SEPTEMBER 30, 1996
                                       --------------------------------------
                                         HISTORICAL          PRO FORMA(a)
                                       ----------------  --------------------
                                        MATTEL    TYCO   ADJUSTMENTS COMBINED
                                       --------  ------  ----------- --------
                                                  (IN MILLIONS)
Short-term debt, including current
 maturities(a)........................ $  423.3  $106.2    $(83.8)   $  445.7
                                       --------  ------    ------    --------
Long-term debt, net of current
 maturities:
  6 3/4% senior notes due 2000........    100.0     --        --        100.0
  10 1/8% senior subordinated notes
   due 2002...........................      --    126.5       --        126.5
  7% convertible subordinated notes...      --     16.0       --         16.0
  Medium-Term notes...................    220.0     --        --        220.0
  Mortgage note.......................     44.2     3.7       --         47.9
  Other...............................     11.0     0.9       --         11.9
                                       --------  ------    ------    --------
    Total long-term debt..............    375.2   147.1       --        522.3
                                       --------  ------    ------    --------
Shareholders' equity:
  Mattel Series B Preferred Stock.....      --      --        0.1         0.1
  Mattel Series C Preferred Stock.....      --      --        0.8         0.8
  Tyco Series B Preferred Stock(b)....      --      --        --          --
  Tyco Series C Preferred Stock.......      --      0.1      (0.1)        --
  Mattel Common Stock(c)..............    279.0     --       15.6       294.6
  Tyco Common Stock(c)................      --      0.4      (0.4)        --
  Additional paid-in capital(d).......    116.3   441.3      (2.7)      554.9
  Treasury stock(d)...................   (228.0)   (1.7)     79.3      (150.4)
  Retained earnings/(accumulated
   deficit)(e)(f).....................  1,256.4   (64.3)    (43.1)    1,149.0
  Currency translation and other
   adjustments(e).....................    (73.9)  (22.4)      --        (96.3)
                                       --------  ------    ------    --------
    Total shareholders' equity........  1,349.8   353.4      49.5     1,752.7
                                       --------  ------    ------    --------
Total capitalization.................. $2,148.3  $606.7    $(34.3)   $2,720.7
                                       ========  ======    ======    ========

--------
(a) The pro forma adjustments and resulting combined amounts reflect the actions to be taken at the Effective Date of the Merger to (i) cancel all Tyco Common Stock issued but held in treasury, (ii) convert all other issued and outstanding shares of Tyco Common Stock into shares of Mattel Common Stock using the Exchange Ratio (estimated to be 0.43459 for purposes of this analysis), (iii) convert all outstanding shares of Tyco Series B Preferred Stock and Tyco Series C Preferred Stock into equivalent shares of Mattel Series B and C Preferred Stock, (iv) convert the Tyco Stock Options and the Tyco Restricted Stock Units into shares of Mattel Common Stock, and (v) prepay certain Tyco short-term borrowings.
(b) The aggregate par value of Tyco Series B Preferred Stock outstanding is insignificant in terms of data rounded to tenths of millions of dollars.
(c) The approximate number of shares of Mattel Common Stock assumed exchanged in the Merger was based upon 34,826,668 Tyco Common Stock outstanding as of September 30, 1996, as adjusted by the Exchange Ratio (estimated to be 0.43459 for purposes of this analysis). Additionally, adjustments reflect conversion of the Tyco Stock Options and the Tyco Restricted Stock Units into Mattel Common Stock.
(d) Additional paid-in capital is adjusted for the effects of: (i) issuance of shares of Mattel Common Stock having a par value of $1.00 per share in exchange for Tyco Common Stock having a par value of $0.01 per share; (ii) cancellation of approximately 0.2 million shares of Tyco Common Stock held in treasury as of September 30, 1996; (iii) the issuance of 0.5 million shares of Mattel Common Stock for the Tyco Stock Options and the Tyco Restricted Stock Units; (iv) the issuance of 3.0 million shares of Mattel Common Stock from its treasury to an independent third party prior to the merger consummation date; and (v) conversion of Tyco Series B Preferred Stock and Tyco Series C Preferred Stock, having a par value of $0.10 per share, into equivalent shares of Mattel Series B Preferred Stock and Mattel Series C Preferred Stock, having a par value of $1.00 per share.
(e) Since December 27, 1987 (see Quasi-Reorganization in Note 1 to the Consolidated Financial Statements in Mattel's 1995 Annual Report on Form 10-K, incorporated herein by reference).
(f) The net decrease in retained earnings principally reflects the $45 million after-tax effect of a pro forma accrual for estimated costs and expenses directly related to the transaction (see Note 1--Basis of Presentation to the Unaudited Pro Forma Condensed Combined Financial Statements, included herein).

                    DESCRIPTION OF CAPITAL STOCK OF MATTEL

GENERAL

  Mattel's authorized capital stock as of the date of this Proxy Statement/Prospectus consists of 600,000,000 shares of Mattel Common Stock, $1.00 par value, 3,000,000 shares of preferred stock, $1.00 par value, and 20,000,000 shares of preference stock, $.01 par value. No shares of preferred stock or preference stock are presently outstanding. Mattel does not presently have outstanding, and the Mattel Charter does not authorize, any other classes of capital stock. The issued and outstanding shares of Mattel Common Stock are duly authorized, validly issued, fully paid and nonassessable.

COMMON STOCK

  Holders of shares of Mattel Common Stock have no preemptive, redemption or conversion rights. The holders of Mattel Common Stock are entitled to receive dividends when and as declared by the Mattel Board out of funds legally available therefor. Each holder of Mattel Common Stock is entitled to one vote per share of Mattel Common Stock held of record by them and may cumulate their votes in the election of directors. On most matters, the Mattel Common Stock will vote together as a single class with the Mattel Series B Preferred Stock and the Mattel Series C Preferred Stock to be issued in the Merger. As of November 11, 1996, there were 279,057,614 shares of Mattel Common Stock issued. Each outstanding share of Mattel Common Stock is accompanied by a Mattel Right. See "Comparison of Stockholder Rights--Rights Plans--Mattel Rights."

  The registrar and transfer agent for the Mattel Common Stock is the First National Bank of Boston.

PREFERRED AND PREFERENCE STOCK

  The Mattel Board has the power, without further vote of shareholders, to authorize the issuance of up to 3,000,000 shares of preferred stock and 20,000,000 shares of preference stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of preferred or preference stock that it causes to be issued. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. No shares of preferred or preference stock are now outstanding, and Mattel has no current plan to issue any such shares other than in connection with the Merger.

  As of the Effective Date, separate Certificates of Designations amending the Mattel Charter will be filed to authorize the issuance of two new classes of preferred stock, Series B Voting Convertible Exchangeable Preferred Stock and Series C Mandatorily Convertible Redeemable Preferred Stock. The summaries contained herein of the terms of the Mattel Series B Preferred Stock and Mattel Series C Preferred Stock do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Mattel Charter and the Certificate of Designations, Rights, Preferences and Limitations relating to each such class of preferred stock (the "Certificates of Designations").

  Mattel Preference Stock. Each outstanding share of Mattel Common Stock is accompanied by a Mattel Right, which entitles the holder thereof to purchase one one-hundredth (128/37,500, as adjusted) of a share of Mattel Series E Junior Participating Preference Stock par value $.01 per share ("Mattel Series E Preference Shares") under certain circumstances. See "Comparison of Stockholder Rights--Rights Plans--Mattel Rights." There are 1,500,000 shares of Mattel Series E Preference Shares authorized for issuance. There are currently no Mattel Series E Preference Shares outstanding.

MATTEL SERIES B VOTING CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

  As of the Effective Date, Mattel will be authorized to issue up to 53,631 shares of Mattel Series B Preferred Stock and will issue one share of Mattel Series B Preferred Stock for each of the 53,631 outstanding shares of Tyco Series B Preferred Stock. Shares of Mattel Series B Preferred Stock will have economic terms as nearly equivalent as possible to, and with the same voting and other rights as correspond to, shares of Tyco Series B Preferred Stock.

  The Mattel Series B Preferred Stock, like the Tyco Series B Preferred Stock, will have an annual dividend yield of 6%, payable in cash. The Mattel Series B Preferred Stock will have a liquidation value of $1,050 per share and will be convertible, at the option of the holder, into shares of Mattel Common Stock at a conversion price per share equal to $10.00 divided by the Exchange Ratio, subject to certain adjustments as set forth in the Certificate of Designations for the Mattel Series B Preferred Stock. Commencing in 1999, the shares of Mattel Series B Preferred Stock will be convertible into Mattel Common Stock for designated periods at the then market price, but not less than a price per share equal to $5 divided by the Exchange Ratio. Holders of Mattel Series B Preferred Stock will be entitled to vote (on an as-converted basis) with the holders of Mattel Common Stock and Mattel Series C Preferred Stock as a single class on all matters on which the holders of Mattel Common Stock may vote.

  Mattel will have the option, at any time, to exchange Mattel Series B Preferred Stock for 6% convertible subordinated notes of Mattel. Mattel may redeem Mattel Series B Preferred Stock at any time after April 15, 1997 for an amount equal to 105.25% of its liquidation value if the average closing price (as defined in the Certificate of Designations relating to the Mattel Series B Preferred Stock) of Mattel Common Stock exceeds 175% of the then current conversion price of the Mattel Series B Preferred Stock. The 175% threshold is reduced to 150% for redemptions after April 15, 1998 and eliminated for redemptions commencing April 15, 1999. In addition, the redemption price is reduced over time from 105.25% of the liquidation value to 100% in 2004. On April 15, 2004, Mattel is required to redeem all outstanding shares of Mattel Series B Preferred Stock and the redemption price shall be paid, at Mattel's option, in cash or in shares of Mattel Common Stock.

  Pursuant to the terms of a registration rights agreement among Mattel (as successor to Tyco) and the holders of the Mattel Series B Preferred Stock, Mattel will grant the holders thereof certain demand and incidental registration rights with respect to Mattel Series B Preferred Stock, any Mattel Common Stock issued upon conversion of such preferred stock or any notes issued in exchange for such preferred stock.

MATTEL SERIES C MANDATORILY CONVERTIBLE REDEEMABLE PREFERRED STOCK

  As of the Effective Date, Mattel will be authorized to issue up to 772,800 shares of Mattel Series C Preferred Stock and will issue one share of Mattel Series C Preferred Stock for each of the 772,800 shares of Tyco Series C Preferred Stock outstanding as of the Record Date. Shares of Mattel Series C Preferred Stock will have substantially the same rights and preferences as the Tyco Series C Preferred Stock.

 Dividends

  Holders of Mattel Series C Preferred Stock will be entitled to receive, when and as dividends on the Mattel Series C Preferred Stock are declared by the Mattel Board out of funds legally available therefor cash dividends from the issue date, accruing at the rate per share of 8.25% per annum (or $10.3125 per annum or $2.5781 per quarter), payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, or, if any such date is not a business day, the next succeeding business day; provided, however, that with respect to any dividend period during which a redemption occurs, Mattel may, at its option, declare accrued dividends to, and pay such dividends on, the date fixed for redemption, in which case such dividends would be payable in cash to the holders of Mattel Series C Preferred Stock as of the record date for such dividend payment and would not be included in the calculation of the Call Price (as defined herein) related to Mattel Series C Preferred Stock as set forth below. Dividends will cease to accrue in respect of the Mattel Series C Preferred Stock on July 1, 2000 (the "Mandatory Conversion Date") or on the date of their earlier conversion or redemption.

  Dividends will be payable to holders of record as they appear on the stock register of Mattel on such record dates, not less than 15 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Mattel Board. Dividends for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.

  Dividends will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on Mattel Series C Preferred Stock will accumulate as of the dividend payment date on which they first become payable, but no interest will accrue on accumulated but unpaid dividends on Mattel Series C Preferred Stock.

  The Mattel Series C Preferred Stock will rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with Mattel Series B Preferred Stock and any future preferred stock issued by Mattel that by its terms ranks pari passu with the Mattel Series C Preferred Stock.

  As long as any shares of Mattel Series C Preferred Stock are outstanding, no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of Mattel Common Stock or any other capital stock of Mattel ranking junior to the Mattel Series C Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation ("Junior Stock") and cash in lieu of fractional shares in connection with any such dividend) will be paid or declared in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares in connection with any such distribution), on any Junior Stock unless (i) full dividends on preferred stock (including the Mattel Series C Preferred Stock) that do not constitute Junior Stock ("Parity Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) Mattel has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any Parity Preferred Stock; and (iv) Mattel is not in default on any of its obligations to redeem any Parity Preferred Stock.

  In addition, as long as any shares of Mattel Series C Preferred Stock are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by Mattel or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith)), nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless:
(i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment for all dividend periods terminating at or before the date of such purchase or redemption to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) Mattel has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) Mattel is not in default on any of its obligations to redeem any Parity Preferred Stock.

  Subject to the provisions described above, such dividends or other distributions (payable in cash, property or Junior Stock) as may be determined by the Mattel Board may be declared and paid on the shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed or otherwise acquired by Mattel or any of its subsidiaries from time to time. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of Parity Preferred Stock, to share therein according to their respective interests.

  As long as any shares of Mattel Series C Preferred Stock are outstanding, dividends or other distributions may not be declared or paid on any Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares in connection therewith), and Mattel may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares in connection therewith), unless either: (i)(a) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Parity Preferred Stock dividend, distribution, purchase, redemption or other acquisition payment to the extent such dividends are cumulative; (b) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (c) Mattel has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any Parity Preferred Stock; and (d) Mattel is not in default on any of its obligations to redeem any Parity Preferred Stock; or (ii) with respect to the payment of dividends only, any such dividends will be declared and paid pro rata so that the amounts of any dividends declared and paid per share of Mattel Series C Preferred Stock and each other share of Parity Preferred Stock will in all cases bear to each other the same ratio that accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of Mattel Series C Preferred Stock and such other shares of Parity Preferred Stock bear to each other.

 Mandatory Conversion of the Mattel Series C Preferred Stock

  On the Mandatory Conversion Date, each outstanding share of Mattel Series C Preferred Stock will automatically convert into (i) a number of shares of Mattel Common Stock equal to the product of 27.775 and the Exchange Ratio (the "Mandatory Conversion Rate"), and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends on such Mattel Series C Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to (1) the right of Mattel to redeem the Mattel Series C Preferred Stock on or after July 1, 1999 (the "First Call Date") and before the Mandatory Conversion Date (as described below) and (2) the conversion of the Mattel Series C Preferred Stock to Mattel Common Stock at the option of the holder at any time before the Mandatory Conversion Date (as described below). See "--Mattel Series C Depositary Shares--Redemption or Conversion of Mattel Series C Depositary Shares." The Mandatory Conversion Rate is subject to adjustment as described below. Dividends will cease to accrue on the Mandatory Conversion Date in respect of the Mattel Series C Preferred Stock then outstanding.

 Optional Redemption of the Mattel Series C Preferred Stock

  The shares of Mattel Series C Preferred Stock will not be redeemable prior to the First Call Date. At any time and from time to time on or after that date until immediately before the Mandatory Conversion Date, Mattel will have the right to redeem, in whole or in part, the outstanding Mattel Series C Preferred Stock. Upon any such redemption, the holder of the Mattel Series C Preferred Stock shall receive in exchange for each share of Mattel Series C Preferred Stock, unless previously redeemed or converted, the greater of (i) the number of shares of Mattel Common Stock equal to the quotient of (a) the applicable Call Price (as described below) in effect on the redemption date, divided by (b) the Current Market Price (as defined herein) of the Mattel Common Stock, determined as of the trading day immediately preceding the Notice Date (as defined below) and (ii) a number of shares of Mattel Common Stock equal to the product of 20.4925 and the Exchange Ratio (the "Optional Rate"). The Optional Rate is subject to adjustment as described below. Dividends will cease to accrue on the Mattel Series C Preferred Stock on the date fixed for their redemption.

  The "Call Price" for each share of Mattel Series C Preferred Stock is equal to the sum of (i)(a) $127.575 (the equivalent of $5.103 per Mattel Series C Depositary Share) on and after the First Call Date, to and including September 30, 1999; (b) $126.925 (the equivalent of $5.077 per Mattel Series C Depositary Share) on and after October 1, 1999, to and including December 31, 1999; (c) $126.30 (the equivalent of $5.052 per Mattel Series C Depositary Share) on and after January 1, 2000, to and including March 31, 2000; (d) $125.65 (the equivalent of $5.026 per Mattel Series C Depositary Share) on and after April 1, 2000, to and including May 31, 2000; or (e) $125.00 (the equivalent of $5.00 per Mattel Series C Depositary Share) on and after June 1, 2000, to and including June 30, 2000; and (ii) all accrued and unpaid dividends thereon to but not including the date fixed for redemption (other than previously declared dividends payable to a holder of record as of a prior date).

  The "Current Market Price" per share of the Mattel Common Stock on any date of determination means the lesser of (i) the average of the closing sale prices of the Mattel Common Stock as reported on the NYSE Composite Tape on the 15 consecutive trading days ending on and including such date of determination or (ii) the closing sale price of the Mattel Common Stock as reported on the NYSE Composite Tape for such date of determination; provided, however, that with respect to any redemption of shares of Mattel Series C Preferred Stock, if any event resulting in an adjustment of the Mandatory Conversion Rate occurs during the period beginning on the first day of such 15-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event. The "Notice Date" with respect to any notice given by Mattel in connection with a redemption of the Mattel Series C Preferred Stock means the date on which first occurs either the public announcement of such redemption or the commencement of mailing of such notice to the holders of Mattel Series C Preferred Stock.

  If fewer than all outstanding shares of Mattel Series C Preferred Stock are to be called for redemption, Mattel Series C Preferred Stock to be called will be selected by Mattel, from outstanding Mattel Series C Preferred Stock not previously called, by lot or pro rata (as nearly as may be possible) or by any other method determined by the Mattel Board, in its sole discretion, to be equitable.

  Mattel will provide notice of any redemption of Mattel Series C Preferred Stock to holders of record of shares of Mattel Series C Preferred Stock to be called for redemption not less than 15 nor more than 60 days before the date fixed for redemption. Accordingly, the earliest Notice Date for any call for redemption of Mattel Series C Preferred Stock will be July 1, 1999. Any such notice will be provided by mail, sent to the holders of record of Mattel Series C Preferred Stock to be called at each such holder's address as it appears on the stock register of Mattel, first class postage prepaid; provided, however, that failure to give such notice or any defect therein will not affect the validity of the proceeding for redemption of any Mattel Series C Preferred Stock to be redeemed except as to the holder to whom Mattel has failed to give such notice or whose notice was defective. On and after the redemption date, all rights of the holders of Mattel Series C Preferred Stock called for redemption will terminate except the right to receive the Call Price (unless Mattel defaults on the payment of the Call Price). A public announcement of any call for redemption will be made by Mattel before, or at the time of, the mailing of such notice of redemption.

  Each holder of Mattel Series C Preferred Stock called for redemption must surrender the certificates evidencing such shares of Mattel Series C Preferred Stock to Mattel at the place designated in the notice of redemption and will thereupon be entitled to receive certificates for shares of Mattel Common Stock equal to the Call Price, divided by the Current Market Price of the Mattel Common Stock and cash for any fractional share amount.

 Conversion at the Option of the Holder

  Shares of Mattel Series C Preferred Stock will be convertible in whole or in part, at the option of the holder thereof, at any time before the Mandatory Conversion Date, unless previously redeemed, into shares of Mattel Common Stock at the Optional Rate (which, as previously defined, is equal to the product of 20.4925 and the Exchange Ratio). The Optional Rate is subject to adjustment as described below. The right to convert shares of Mattel Series C Preferred Stock called for redemption will terminate immediately before the close of business on any redemption date with respect to such shares.

  Conversion of Mattel Series C Preferred Stock at the option of the holder may be effected by delivering certificates evidencing such Mattel Series C Preferred Stock together with written notice of conversion and a proper assignment of such certificates to Mattel or in blank (and, if applicable, cash payment of an amount equal to the dividend attributable to the current quarterly dividend period payable on such shares), to the office of the transfer agent for the Mattel Series C Preferred Stock or to any other office or agency maintained by Mattel for that purpose and otherwise in accordance with conversion procedures established by Mattel. Each optional conversion will be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements have been satisfied. The conversion will be at the Optional Rate in effect at such time and on such date.

  Holders of Mattel Series C Preferred Stock at the close of business on a record date for any payment of declared dividends will be entitled to receive the dividend payable on such Mattel Series C Preferred Stock on the corresponding dividend payment date notwithstanding the optional conversion of such Mattel Series C Preferred Stock following such record date and before such dividend payment date. However, shares of Mattel Series C Preferred Stock surrendered for conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the corresponding dividend payment date must be accompanied by payment in cash of an amount equal to the dividend attributable to the current quarterly dividend period payable on such date (unless such shares of Mattel Series C Preferred Stock are subject to redemption on a redemption date between such record date and such dividend payment date). A holder of shares of Mattel Series C Preferred Stock called for redemption on the First Call Date or any other dividend payment date will receive the dividend on such Mattel Series C Preferred Stock payable on that date and will be able to convert such Mattel Series C Preferred Stock after the record date for such dividend without paying an amount equal to such dividend to Mattel upon conversion. Upon any optional conversion of shares of Mattel Series C Preferred Stock, Mattel will make no payment of or allowance for previously declared dividends or distributions on the shares of Mattel Common Stock issued upon such conversion.

  The Mattel Series C Depositary Shares are subject to conversion and redemption upon the same terms and conditions (including those as to notice to the owners of Mattel Series C Depositary Shares and as to selection of depositary shares to be called if fewer than all Mattel Series C Depositary Shares are to be called) as the Mattel Series C Preferred Stock held by the Depositary, adjusted to reflect the fact that 25 Mattel Series C Depositary Shares are the equivalent of one share of Mattel Series C Preferred Stock. See "--Mattel Series C Depositary Shares--Redemption or Conversion of Mattel Series C Depositary Shares."

 Conversion Adjustments

  The Mandatory Conversion Rate and the Optional Rate are each subject to adjustment as appropriate in certain circumstances, including if Mattel (i) pays a stock dividend or makes a distribution with respect to its Mattel Common Stock in shares of Mattel Common Stock; (ii) subdivides or splits its outstanding Mattel Common Stock; (iii) combines its outstanding Mattel Common Stock into a smaller number of shares; (iv) issues any shares of Mattel Common Stock by reclassification of its shares of Mattel Common Stock; (v) issues certain rights or warrants to all holders of its Mattel Common Stock; or (vi) pays a dividend or distributes to all holders of its Mattel Common Stock evidences of its indebtedness, cash or other assets (including capital stock of Mattel but excluding (a) any Permitted Cash Dividends (as defined below) or
(b) distributions and dividends referred to in clause (i) above written). In addition, Mattel will be entitled (but will not be required) to make upward adjustments in the Mandatory Conversion Rate, the Optional Rate and the Call Price as Mattel, in its discretion, determines to be advisable, in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions under Section 305 of the Code) hereafter made by Mattel to its shareholders will not be taxable. "Permitted Cash Dividends" means, with respect to any consecutive 12-month period, all cash dividends and cash distributions on the Mattel Common Stock (other than cash dividends and cash distributions for which a prior adjustment to the Mandatory Conversion Rate and the Optional Rate was previously made) not in excess of, on a per share of outstanding Mattel Common Stock basis, 10% of the average of the closing share price of the Mattel Common Stock as reported on the NYSE Composite Tape over such period. All adjustments to the Mandatory Conversion Rate, the Optional Rate and the Call Price will be calculated to the nearest 1/100th of a share of Mattel Common Stock. No adjustment in the Mandatory Conversion Rate or the Optional Rate will be required unless such adjustment would require an increase or decrease of at least 1% therein; provided, however, that any adjustments which, by reason of the foregoing, are not required to be made will be carried forward and taken into account in any subsequent adjustment. All adjustments will be made successively.

  Whenever the Mandatory Conversion Rate, the Optional Rate and the Call Price are adjusted as provided in the preceding paragraph, Mattel will file with the transfer agent for the Mattel Series C Preferred Stock a certificate with respect to such adjustment, make a prompt public announcement thereof and mail notice to holders of the Mattel Series C Preferred Stock providing specified information with respect to such adjustment. At least 10 business days before taking any action that would result in adjustment to the Mandatory Conversion Rate, the Optional Rate or the Call Price, Mattel will notify each record holder of Mattel Series C Preferred Stock concerning such proposed action.

 Adjustments for Certain Transactions

  Unless sooner redeemed or converted, in case of any reclassification of the Mattel Common Stock, any consolidation of Mattel with, or merger of Mattel into, any other entity, any merger of any entity into Mattel (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of the outstanding shares of Mattel Common Stock), any sale or transfer of all or substantially all of the assets of Mattel or any compulsory share exchange whereby the Mattel Common Stock is converted into other securities, cash or other property (a "Transaction"), then each share of Mattel Series C Preferred Stock will, after consummation of such Transaction, be entitled to be converted (i) on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of the number of shares of Mattel Common Stock into which such Mattel Series C Preferred Stock would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately before the date of consummation of such Transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such Mattel Series C Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date), (ii) upon redemption by Mattel on any redemption date into the kind and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of the number of shares of Mattel Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such Mattel Series C Preferred Stock immediately before consummation of such Transaction (assuming that, if the Notice Date for such redemption is not before such Transaction, the Notice Date had been the date of such Transaction; and assuming in each case that such holder of shares of Mattel Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such Transaction (provided that, if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such Transaction for each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares)) or (iii) at the option of the holder, into the kind and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of the number of shares of Mattel Common Stock into which such Mattel Series C Preferred Stock might have been converted immediately before consummation of such Transaction. The kind and amount of securities into or for which the Mattel Series C Preferred Stock will be convertible or redeemed after consummation of such Transaction will be subject to adjustment as described under "--Conversion Adjustments" following the date of consummation of such Transaction.

 Fractional Shares

  No fractional shares of Mattel Common Stock will be issued upon redemption or conversion of Mattel Series C Preferred Stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of Mattel Series C Preferred Stock of any holder that are redeemed or converted, such holder will be entitled to receive an amount in cash equal to the same fraction of the Current Market Price of the Mattel Common Stock, determined as of the Notice Date, in the case of redemption by Mattel, or the trading day immediately preceding (i) the Mandatory Conversion Date, in the case of a mandatory conversion, or (ii) the effective date of conversion, in the case of an optional conversion by a holder.

 Mattel Rights Agreement

  Shares of Mattel Common Stock issued upon conversion of the Mattel Series C Preferred Stock will be entitled to receive Mattel Rights in accordance with the terms and conditions of the Mattel Rights Agreement. The method of calculation of the Current Market Price of the Mattel Common Stock does not take into account any separate value of the Mattel Rights, except to the extent any such value may be reflected in the Current Market Price.

 Liquidation Rights

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of Mattel, and subject to the rights of holders of any other series of preferred stock, the holders of outstanding Mattel Series C Preferred Stock are entitled to receive an amount equal to $125, plus accrued and unpaid dividends thereon, out of the assets of Mattel available for distribution to shareholders, before any distribution of assets is made to holders of Mattel Common Stock or any other Junior Stock upon liquidation, dissolution or winding up.

  If upon any voluntary or involuntary liquidation, dissolution, or winding up of Mattel, the assets of Mattel are insufficient to permit the payment of the full preferential amounts payable with respect to the Mattel Series C Preferred Stock and all other series of Parity Preferred Stock, the holders of Mattel Series C Preferred Stock and of all other series of Parity Preferred Stock will share ratably in any distribution of assets of Mattel in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Mattel Series C Preferred Stock will not be entitled to any further participation in any distribution of assets by Mattel. A Transaction will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of Mattel.

 Voting Rights

  The holders of Mattel Series C Preferred Stock will have the right with the holders of Mattel Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the holders of Mattel Common Stock. Each share of Mattel Series C Preferred Stock will be entitled to a number of votes equal to the product of 25 and the Exchange Ratio. The holders of Mattel Series C Preferred Stock, Mattel Common Stock and Mattel Series B Preferred Stock will vote together as one class on such matters except as otherwise provided by law or by the Mattel Charter.

  In the event that the equivalent of six quarterly dividends payable on the Mattel Series C Preferred Stock shall be in arrears, the number of directors of Mattel will be increased by two and the holders of the Mattel Series C Preferred Stock shall have the exclusive right, voting separately and as a class, with each share of Mattel Series C Preferred Stock entitled to a number of votes equal to the product of 25 and the Exchange Ratio, to elect the two additional directors (the "Series C Directors"). Such right shall continue until all dividends in arrears and dividends in full for the current quarterly period have been paid or declared and set apart for payment. The term of office of any director elected by the holders of the Mattel Series C Preferred Stock will terminate on the earlier of (i) the next annual meeting of shareholders at which a successor has been elected and qualified, or (ii) the termination of the right of holders of the Mattel Series C Preferred Stock to elect Series C Directors.

  Mattel will not, without the approval of the holders of at least 66 2/3% of the Mattel Series C Preferred Stock then outstanding: (i) amend, alter, or repeal any of the provisions of the Mattel Charter or Mattel Bylaws so as to affect adversely the powers, preferences or rights of the holders of the Mattel Series C Preferred Stock then outstanding or reduce the minimum time for any required notice to which the holders of the Mattel Series C Preferred Stock then outstanding may be entitled (an amendment of the Mattel Charter to authorize or create, or to increase the authorized amount of, Mattel Common Stock or other Junior Stock or any stock of any class ranking on a parity with the Mattel Series C Preferred Stock being deemed not to affect adversely the powers, preferences or rights of the holders of the Mattel Series C Preferred Stock); (ii) authorize or create, or increase the authorized amount of, any stock of any class, or any security convertible into capital stock of any class, ranking prior to the Mattel Series C Preferred Stock either as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Mattel; (iii) merge or consolidate with or into any other corporation, unless each holder of Mattel Series C Preferred Stock immediately preceding such merger or consolidation receives or continues to hold an equivalent number of shares in the resulting corporation, with substantially the same rights and preferences, as correspond to the Mattel Series C Preferred Stock so held as contemplated above under "--Adjustments for Certain Transactions," or (iv) voluntarily dissolve, liquidate or wind up the affairs of Mattel.

  Mattel will not, without the approval of the holders of at least a majority of the shares of Mattel Series C Preferred Stock then outstanding, create, or increase the authorized number of shares of, any other class or classes of Parity Preferred Stock, other than the Mattel Series B Preferred Stock, or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any Parity Preferred Stock, or increase the authorized number of shares of any such other class or amount of such other stock or security.

  Notwithstanding the provisions summarized in the preceding two paragraphs, no such approval described therein of the holders of the Mattel Series C Preferred Stock will be required if, at or before the time when such amendment, alteration or repeal is to take effect or when the authorization, creation, increase or issuance of any such prior or parity stock or convertible security is to be made, or when such consolidation or merger is to take effect, as the case may be, provision is made for the redemption of all Mattel Series C Preferred Stock at the time outstanding in accordance with the Certificate of Designations.

 Transfer Agent and Registrar

  First City Transfer Company (or a successor thereto selected by Mattel) will act as transfer agent and registrar for, and paying agent for the payment of dividends on, the Mattel Series C Preferred Stock.

 Miscellaneous

  Upon issuance, the Mattel Series C Preferred Stock will be fully paid and nonassessable. Holders of Mattel Series C Preferred Stock have no preemptive rights. Mattel will at all times reserve and keep available out of its authorized and unissued Mattel Common Stock, solely for issuance upon the conversion or redemption of Mattel Series C Preferred Stock, such number of shares of Mattel Common Stock as will from time to time be issuable upon the conversion or redemption of all the Mattel Series C Preferred Stock then outstanding. The Mattel Series C Preferred Stock redeemed for, or converted into Mattel Common Stock or otherwise reacquired by Mattel will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for subsequent issuance.

MATTEL SERIES C DEPOSITARY SHARES

 General

  Each Mattel Series C Depositary Share will represent one twenty-fifth of a share of Mattel Series C Preferred Stock to be deposited under the Deposit Agreement, dated as of June 24, 1996 (the "Deposit Agreement"), among Mattel (as successor to Tyco), Midlantic Bank, N.A., as Depositary (the "Depositary"), and all holders from time to time of depositary receipts issued thereunder (the "Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Mattel Series C Depositary Share will be entitled to all the rights and preferences of the Mattel Series C Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights) and subject, proportionately, to all of the limitations of the Mattel Series C Preferred Stock represented thereby, contained in the Certificate of Designations summarized under "--Mattel Series C Mandatorily Convertible Redeemable Preferred Stock."

  The Mattel Series C Depositary Shares will be evidenced by Depositary Receipts previously issued in respect of Tyco Series C Depositary Shares. Mattel intends to make application to the Depository Trust Company for continued acceptance of the Depositary Receipts for its book-entry settlement system.

 Dividends and Other Distributions

  The Depositary will distribute all cash distributions and other distributions received in respect of the Mattel Series C Preferred Stock to the record holders of Mattel Series C Depositary Shares in proportion to the number of such Mattel Series C Depositary Shares owned by such holders.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Mattel Series C Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Mattel, sell such property and distribute the net proceeds from such sale to such holders.

 Record Date

  Whenever (i) any cash dividend or other cash distribution becomes payable, any distribution of property other than cash is made, or any rights, preferences or privileges are at any time offered with respect to the Mattel Series C Preferred Stock, or (ii) the Depositary receives notice of any meeting at which holders of Mattel Series C Preferred Stock are entitled to vote or of which holders of Mattel Series C Preferred Stock are entitled to notice or any solicitation of consents in respect of the Mattel Series C Preferred Stock, or any call or conversion of any Mattel Series C Preferred Stock, or if at any time the Depositary and Mattel otherwise deem it appropriate, the Depositary will in each such instance fix a record date (which shall be the same date as the record date for the Mattel Series C Preferred Stock) for the determination of the holders of Depositary Receipts who are entitled to (a) receive such dividend, distribution, rights, preferences or privileges, net proceeds from the sale of such property, or,
(b) receive notice of, and give instructions for the exercise of voting or consent rights at, any such meeting or (c) receive notice of any such call or conversion, subject to the provisions of the Deposit Agreement.

 Withdrawal of Mattel Series C Preferred Stock

  Upon surrender of the Depositary Receipts at the corporate trust office of the Depositary (unless the related Mattel Series C Depositary Shares have been previously called for redemption), the holder of the Mattel Series C Depositary Shares evidenced thereby is entitled to delivery at such office to or upon his order of the number of whole shares of Mattel Series C Preferred Stock and any money or other property represented by such Mattel Series C Depositary Shares. Holders of Mattel Series C Depositary Shares will be entitled to receive whole shares of Mattel Series C Preferred Stock on the basis of one share of Mattel Series C Preferred Stock for each 25 Mattel Series C Depositary Shares, but holders of such whole shares of Mattel Series C Preferred Stock will not thereafter be entitled to receive Mattel Series C Depositary Shares in exchange therefor. If the Depositary Receipts delivered by the holder evidence a number of Mattel Series C Depositary Shares in excess of the number of Mattel Series C Depositary Shares representing the number of whole shares of Mattel Series C Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Mattel Series C Depositary Shares.

 Redemption or Conversion of Mattel Series C Depositary Shares

  As described under "--Mattel Series C Mandatorily Convertible Redeemable Preferred Stock--Mandatory Conversion of the Mattel Series C Preferred Stock," "--Optional Redemption of the Mattel Series C Preferred Stock" and "-- Conversion at the Option of the Holder," the Mattel Series C Preferred Stock is subject to automatic conversion into shares of Mattel Common Stock on the Mandatory Conversion Date, Mattel's right to redeem the Mattel Series C Preferred Stock for Mattel Common Stock at any time on or after the First Call Date and before the Mandatory Conversion Date and the holder's right to convert the Mattel Series C Preferred Stock into Mattel Common Stock at its option. The Mattel Series C Depositary Shares are subject to redemption or conversion upon the same terms and conditions (including as to notice to the owners of Mattel Series C Depositary Shares and as to selection of Mattel Series C Depositary Shares to be called if fewer than all of the outstanding Mattel Series C Depositary Shares are to be called) as the Mattel Series C Preferred Stock held by the Depositary using the Common Stock received by the Depositary, except that the number of shares of Common Stock received upon conversion of each Mattel Series C Depositary Share will be equal to one twenty-fifth of the number of shares of Common Stock received upon conversion of each of the Mattel Series C Preferred Stock. To the extent that Mattel Series C Depositary Shares are converted into shares of Common Stock and all such shares of Common Stock cannot be distributed to the record holders of Depositary Receipts without creating fractional interests in such shares, Mattel will cause the Depositary to distribute cash to holders in lieu of fractional shares as provided under "--Mattel Series C Mandatorily Convertible Redeemable Preferred Stock--Fractional Shares." The amount distributed in the foregoing case will be reduced by any amount required to be withheld by Mattel or the Depositary on account of taxes or otherwise required pursuant to a law, regulation or court process.

 Voting of Mattel Series C Preferred Stock

  Upon receipt of notice of any meeting at which holders of Mattel Series C Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Mattel Series C Depositary Shares relating to Mattel Series C Preferred Stock. Each record holder of such Mattel Series C Depositary Shares on the record date (which will be the same date as the record date of the Mattel Series C Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of shares of Mattel Series C Preferred Stock represented by such holder's Mattel Series C Depositary Shares. The Depositary will use its best efforts, insofar as practicable, to vote the amount of shares of Mattel Series C Preferred Stock represented by such Mattel Series C Depositary Shares in accordance with such instructions and Mattel will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Mattel Series C Preferred Stock to the extent it does not receive specific instructions from the holders of Mattel Series C Depositary Shares representing Mattel Series C Preferred Stock.

  Each Mattel Series C Depositary Share shall entitle the holder to instruct the Depositary to cast one twenty-fifth of a share of Mattel Series C Preferred Stock share vote on each matter submitted to a vote of the stockholders of Mattel. See "--Mattel Series C Mandatorily Convertible Redeemable Preferred Stock--Voting Rights."

 Amendment and Termination of the Deposit Agreement

  The form of Depositary Receipt evidencing the Mattel Series C Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Mattel and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Mattel Series C Depositary Shares (or, which relates to or affects rights to receive dividends or distributions, or voting or redemption rights) will not be effective unless such amendment has been approved by the holders of at least two-thirds of the Mattel Series C Depositary Shares then outstanding. In no event may any amendment impair the right of any holder of Depositary Receipts, subject to the conditions specified in the Deposit Agreement, upon such surrender of the Depositary Receipts evidencing such Mattel Series C Depositary Shares, to receive shares of Mattel Series C Preferred Stock or upon conversion of the Mattel Series C Preferred Stock represented by the Depositary Receipts, to receive shares of Common Stock, and in each case any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law.

  The Deposit Agreement may be terminated by Mattel or the Depositary only if
(i) all outstanding Mattel Series C Depositary Shares have been redeemed or converted, (ii) there has been a final distribution in respect of the Mattel Series C Preferred Stock in connection with any liquidation, dissolution or winding up of Mattel and such distribution has been distributed to the holders of Depositary Receipts, or (iii) upon consent of holders of Depositary Receipts representing not less than two-thirds of the Mattel Series C Depositary Shares then outstanding.

  Whenever the Deposit Agreement is to be terminated pursuant to clause (iii) of the preceding paragraph the Depositary will mail notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 90 days shall have expired after the Depositary shall have delivered to Mattel a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notices of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Depositary will continue to (i) collect dividends on the Mattel Series C Preferred Stock and any other distributions with respect thereto and (ii) deliver the Mattel Series C Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of three years from the date of termination, the Depositary may sell the Mattel Series C Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability or interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. Mattel does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary. In the event the Deposit Agreement is terminated, Mattel will use all reasonable efforts to have the Mattel Series C Preferred Stock listed on the NYSE.

 Charges of Depositary

  Mattel will pay all transfer and other governmental charges arising solely from the existence of the depositary arrangements. Mattel will pay charges of the Depositary in connection with any redemption of such Mattel Series C Preferred Stock. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts. The Depositary may refuse to effect any transfer of a Depositary Receipt or any withdrawal of Mattel Series C Preferred Stock evidenced thereby until all such taxes and charges with respect to such Depositary Receipt or such Mattel Series C Preferred Stock are paid by the holder thereof.

 Miscellaneous

  The Depositary will forward to holders of Mattel Series C Preferred Stock all reports and communications from Mattel which are delivered to the Depositary and which Mattel is required to furnish to the holders of Mattel Series C Preferred Stock.

  Neither the Depositary nor Mattel will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of Mattel and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and Mattel and the Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Mattel Series C Depositary Shares or Mattel Series C Preferred Stock unless satisfactory indemnity is furnished. They may rely on written advice of counsel or accountants, or information provided by persons presenting Mattel Series C Preferred Stock for deposit, holders of Mattel Series C Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

 Resignation and Removal of Depositary

  The Depositary may resign at any time by delivering to Mattel notice of its election to do so, and Mattel may at any time remove the Depositary. Any such resignation or removal of the Depositary will take effect upon the appointment of a successor Depositary, which successor Depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital surplus of at least $50 million.

                       COMPARISON OF STOCKHOLDER RIGHTS

  The rights of Tyco stockholders are currently governed by the Tyco Charter, the Tyco Bylaws and the DGCL. The rights of Mattel stockholders are governed by the Mattel Charter, the Mattel Bylaws and the DGCL. After the Effective Date, the rights of Tyco stockholders who become stockholders of Mattel will be governed by the Mattel Charter, the Mattel Bylaws and the DGCL. In most respects, the rights of Tyco stockholders are similar to those of Mattel stockholders. The following is a summary of the material differences between the rights of Tyco stockholders and those of Mattel stockholders. The following is a discussion only of those material differences between the rights of Tyco stockholders under the Tyco Charter and the Tyco Bylaws ("Tyco Governing Documents"), on the one hand, and the rights of Mattel stockholders under the Mattel Charter and the Mattel Bylaws ("Mattel Governing Documents"), on the other. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Tyco Charter, the Tyco Bylaws, the Mattel Charter, the Mattel Bylaws and the DGCL.

CLASSIFICATION OF BOARD OF DIRECTORS; CUMULATIVE VOTING

  The Tyco Charter provides for the classification of the Tyco Board into three classes, with directors serving staggered three-year terms. The Tyco Governing Documents do not provide for cumulative voting in elections of directors.

  The Mattel Governing Documents do not provide for the classification of the Mattel Board. The Mattel Bylaws provide for one-year terms for directors. The Mattel Governing Documents provide for cumulative voting of shares for directors.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

  Certain Business Combinations. The Tyco Governing Documents do not contain provisions relating to the approval by holders of Tyco Common Stock of business combinations and other transactions except with respect to certain transactions with Interested Shareholders. Specifically, the Tyco Charter provides that any Significant Transaction (as defined herein) involving Tyco and an Interested Stockholder (as defined herein) must be approved by the affirmative vote of 80% of the voting power of the outstanding stock entitled to vote generally in the election of directors, voting together as a single class. The voting requirement does not apply if (i) the Significant Transaction is approved by a majority of the Tyco "Continuing Directors" (defined as any member of the Tyco Board who was a member on December 20, 1985, or who is elected to the Board thereafter upon the recommendation of a majority of the Continuing Directors, voting separately and as a subclass of directors on such recommendation), voting separately as a subclass of directors; (ii) certain fair price conditions are met; or (iii) immediately prior to the Significant Transaction Tyco beneficially owned a majority of each class of equity securities of the Interested Stockholder. As defined in the Tyco Charter, a "Significant Transaction" includes, among other things:
(i) any merger or consolidation of Tyco or any Tyco subsidiary with any Interested Stockholder or affiliate or associate thereof; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition having an aggregate value of $5,000,000 or more to or with an Interested Stockholder or affiliate or associate thereof; (iii) any reclassification of securities, recapitalization, reorganization or other transaction which has the effect of increasing the percentage interest owned by any Interested Stockholder or affiliate or associate thereof of any class of equity securities or securities convertible into equity securities of Tyco or any subsidiary; (iv) the issuance, transfer or sale by Tyco or any subsidiary of any securities of Tyco to any Interested Stockholder or affiliate or associate thereof in exchange for cash, securities or other property having an aggregate value of $5,000,000 or more; (v) the adoption of any plan or proposal for the liquidation, dissolution or winding up of Tyco if as of the record date for the determination of shareholders entitled to vote with respect thereto any person is an Interested Stockholder; and (vi) any agreement, contract or arrangement providing for any of the foregoing. As defined in the Tyco Charter, "Interested Stockholder" means any person (other than Tyco or any Subsidiary and other than any pension, profit-sharing, employee stock ownership or other employee benefit plan of Tyco or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which: (a) is at such time the beneficial owner, directly or indirectly, of 20% or more of the outstanding shares of Tyco entitled to vote in the election of directors;
(b) at any time within the two-year period immediately prior to such time was the beneficial owner of 20% or more of the outstanding shares of Tyco entitled to vote in the election of directors; or (c) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of voting stock which were at any time within the two-year period immediately prior to such time beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act; provided, however, that "Interested Stockholder" shall not mean any person who or which, as of December 20, 1985, met any of the preceding conditions.

  The Mattel Governing Documents do not contain any supermajority voting provisions or any other provisions relating to the approval of business combinations and other transactions by holders of Mattel Capital Stock. Except as provided above with respect to the Mattel Series B Preferred Stock and the Mattel Series C Preferred Stock after the Effective Date, all holders of Mattel Capital Stock having voting rights vote together as one class on all matters submitted to a vote of stockholders of Mattel.

  Removal of Directors. The Tyco Bylaws provide that directors may be removed from office, with or without cause, by the affirmative vote of holders of a majority of the shares then entitled to vote in an election of directors.

  The Mattel Governing Documents do not set forth procedures regarding removal of directors.

  Amendments to Certificate of Incorporation. The Tyco Charter provides that provisions in the Tyco Charter regarding stockholder action by written consent, the size and classification of the Tyco Board, the filling of vacancies on the Tyco Board, the calling of meetings of stockholders and the nomination by stockholders of directors and other stockholder proposals may not be repealed or amended in any respect unless such action is approved by the affirmative vote of holders of two-thirds of the voting power of the outstanding voting stock entitled to vote in the election of directors, voting together as a single class, unless such amendment is approved by a majority of the Continuing Directors in which event any such amendment shall require approval by the affirmative vote of a majority of the voting power of the outstanding voting stock entitled to vote in the election of directors.

  Under the Tyco Charter, the amendment or repeal of any provision of the Tyco Charter relating to interested shareholder transactions requires the affirmative vote of holders of 80% of the voting power of the outstanding voting stock of Tyco entitled to vote in the election of directors, voting together as a single class, unless such amendment is approved by a majority of the Continuing Directors in which event any such amendment need only be approved by the affirmative vote of holders of a majority of the voting power of the outstanding voting stock entitled to vote in the election of directors.

  The Mattel Charter does not contain any general amendment provisions. Under the DGCL, all amendments to the Mattel Charter must be approved by the affirmative vote of holders of a majority of the voting power of the outstanding shares of Mattel Capital Stock entitled to vote generally in the election of directors, unless a class vote is required under Delaware law. The Mattel Charter provides that if any proposed amendment to the Charter would adversely alter or change the preferences, special rights or powers of any outstanding series of preferred stock or preference stock, or would authorize the issuance of a class of stock with superior rights or preferences, then the holders of such adversely affected series of stock shall be entitled to vote as a series upon such amendment and the affirmative vote of two-thirds of the outstanding shares of each such series shall be necessary to the adoption of such amendment.

SPECIAL MEETINGS OF STOCKHOLDERS; STOCKHOLDER ACTION BY WRITTEN CONSENT

  The Tyco Charter provides that special meetings of stockholders may only be called at the discretion of the Tyco Board by resolution adopted by the affirmative vote of a majority of the entire Tyco Board. The Tyco Charter prohibits stockholder action by written consent in lieu of a meeting.

  The Mattel Bylaws provide that special meetings of stockholders may be called only by the Mattel Board or the chief executive officer of Mattel. The Mattel Governing Documents are silent with respect to stockholder action by written consent in lieu of a meeting.

NOTICE OF STOCKHOLDER NOMINATIONS OF DIRECTORS

  The Tyco Charter requires that notice of the intent to make a nomination at a meeting of stockholders must be delivered to the principal executive offices of Tyco, addressed to the Secretary not less than 10 days prior to the first anniversary date of the initial written notice of the previous year's annual meeting and not more than 75 days prior to the annual meeting (in the case of an election at an annual meeting) or not more than 10 days following the date on which written announcement of such meeting is made (in the case of an election at a special meeting). In either case, the notice must contain (i) as to each nominee, all information relating to such nominee that would be required to be disclosed in a definitive proxy statement filed with the Commission pursuant to Section 14A of the Exchange Act and such nominee's written consent to serve if elected, and (ii) as to the stockholder, the name and address of such stockholder, and the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting and as of the date of such notice.

  The Mattel Bylaws require that written notice of intent to make a nomination at a meeting of stockholders must be delivered to the Secretary of Mattel at the principal executive offices not less than 30 days prior to the date of the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain (i) as to each nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required in each case pursuant to Regulation 14A of the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) as to the stockholder giving the notice, the name and address, as they appear on Mattel's books, of such stockholder and the class and number of shares of Mattel Capital Stock that are beneficially owned by such stockholder.

STOCKHOLDER PROPOSAL PROCEDURES

  The Tyco Charter provides that any stockholder who wants to present a proposal for action by the stockholders at a meeting shall deliver a written notice to the principal executive offices of Tyco, addressed to the attention of the Secretary not less than 10 days prior to the first anniversary date of the initial notice of the previous year's annual meeting and not more than 75 days prior to the annual meeting (in the case of business to be brought before an annual meeting of stockholders) or not more than 10 days after the initial written notice of the meeting (in the case of business to be brought before a special meeting). The notice must set forth (i) a full description of the business proposed to be brought before the meeting, (ii) the name and address of the person proposing to bring such business before the meeting, (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting and as of the date of such notice, and (iv) all other information that would be required to be filed with the Commission if, with respect to the business proposed, the proposing person were a participant in a solicitation subject to Section 14 of the Exchange Act. (If the proposal involves the nomination of directors, see "--Notice of Stockholder Nominations of Directors."

  The Mattel Bylaws require that written notice of intent to conduct business at an annual meeting of stockholders must be delivered to the Secretary of Mattel at the principal executive offices not less than 30 days prior to the date of the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on Mattel's books, of the proposing stockholder, (iii) the class and number of shares of Mattel's Capital Stock that are beneficially owned, and (iv) any material interest of such stockholder in such business.

  At any special meeting of stockholders, only business brought by or at the direction of the Mattel Board will be conducted.

RIGHTS PLANS

  Tyco Rights. Pursuant to the Tyco Rights Agreement, one preferred share purchase right (each, a "Tyco Right") is attached to each share of Tyco Common Stock. The Tyco Rights generally have the effect of preventing third parties from acquiring in excess of 20% (15% in certain circumstances) of the voting power of Tyco on terms not approved by the Tyco Board. The Tyco Rights Agreement specifying the terms of the Tyco Rights is incorporated by reference. See "Where You Can Find More Information."

  Mattel Rights. Pursuant to the Mattel Rights Agreement, one Mattel Right is attached to each share of Mattel Common Stock. The Mattel Rights generally have the effect of preventing third parties from acquiring in excess of 20% of the voting power of Mattel on terms not approved by the Mattel Board. The Mattel Rights Agreement specifying the terms of the Mattel Rights is incorporated by reference. See "Description of Capital Stock of Mattel" and "Where You Can Find More Information."

                               TRADEMARK MATTERS

  The trademarks View-Master, Matchbox, Tyco, Tyco Classic Game and Tyco VideoCam are all United States registered trademarks owned by Tyco. The trademark Sesame Street is owned by Children's Television Workshop, Inc. and used under license by Tyco.

  The trademarks Barbie, Fisher-Price, Power Wheels, Hot Wheels, See 'N Say, UNO and Skip-Bo, are all United States registered trademarks owned by Mattel. Except for the United States and Canada, the Scrabble trademark is a mark owned by J.W. Spear and Sons plc (a wholly owned subsidiary of Mattel) and registered throughout most of the world. The trademark Cabbage Patch Kids is owned by Original Appalachian Artworks, Inc. and used under license by Mattel.

                                 OTHER MATTERS

  It is not expected that any matters other than those described in this Proxy Statement/Prospectus will be brought before the Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                                 LEGAL MATTERS

  The validity of the shares of Mattel Common Stock, Mattel Series B Preferred Stock and Mattel Series C Preferred Stock to be issued in the Merger is being passed upon for Mattel by Robert Normile, Esquire, Vice President and Assistant General Counsel of Mattel. The United States federal income tax consequences of the Merger will be passed upon for Mattel by Wachtell, Lipton, Rosen & Katz and for Tyco by Baer Marks & Upham LLP.

                                    EXPERTS

  The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Mattel, Inc. for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. In addition, as described under the heading "The Merger--Accounting Treatment," Price Waterhouse LLP has furnished Mattel with its opinion that, provided the merger is consummated in the manner described in the Merger Agreement, and certain other conditions are fulfilled, the transaction would be properly accounted for as a pooling of interests.

  The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference from the Annual Report on Form 10-K of Tyco Toys, Inc. for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. In addition, as described under the heading "The Merger--Accounting Treatment," Deloitte & Touche LLP has furnished Tyco with an opinion of Deloitte & Touche LLP dated November 17, 1996 relating to the ability of Tyco to enter into a transaction to be accounted for as a pooling of interests up to the date of such opinion.

                             STOCKHOLDER PROPOSALS

  Tyco will hold a 1997 Annual Meeting only if the Merger is not consummated prior thereto. In the event of such a meeting, any stockholder proposals intended to be presented thereat had to have been received by Tyco at its principal executive offices no later than December 18, 1996 in order to have been eligible for inclusion in Tyco's proxy statement and form of proxy.

                                                                         ANNEX A


                               AGREEMENT AND PLAN

                                   OF MERGER

                                  DATED AS OF

                               NOVEMBER 17, 1996

                                     AMONG

                                 MATTEL, INC.,

                            TRUCK ACQUISITION CORP.

                                      AND

                                TYCO TOYS, INC.

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   The Merger

 Section 1.1  The Merger.................................................    1
 Section 1.2  Effective Date of the Merger...............................    1

                                   ARTICLE II

                           The Surviving Corporation

 Section 2.1  Certificate of Incorporation...............................    1
 Section 2.2  By-Laws....................................................    2
 Section 2.3  Board of Directors; Officers...............................    2
 Section 2.4  Effects of Merger..........................................    2

                                  ARTICLE III

                              Conversion of Shares

 Section 3.1  Exchange Ratio.............................................    2
 Section 3.2  Parent to Make Certificates Available......................    3
 Section 3.3  Dividends; Transfer Taxes..................................    3
 Section 3.4  No Fractional Shares.......................................    4
 Section 3.5  Company Shareholders' Meeting..............................    4
 Section 3.6  Closing of the Company's Transfer Books....................    4
 Section 3.7  Assistance in Consummation of the Merger...................    4
 Section 3.8  Closing....................................................    4

                                   ARTICLE IV

                    Representations and Warranties of Parent

 Section 4.1  Organization and Qualification.............................    5
 Section 4.2  Capitalization.............................................    5
 Section 4.3  Subsidiaries...............................................    5
 Section 4.4  Authority Relative to this Merger Agreement................    6
 Section 4.5  Reports and Financial Statements...........................    6
 Section 4.6  Absence of Certain Changes or Events.......................    7
 Section 4.7  Litigation.................................................    7
 Section 4.8  Information in Disclosure Documents, Registration
               Statements, Etc...........................................    7
 Section 4.9  Employee Benefit Plans.....................................    7
 Section 4.10 ERISA......................................................    8
 Section 4.11 Takeover Provisions Inapplicable...........................    8
 Section 4.12 Parent Action..............................................    8
 Section 4.13 Compliance with Applicable Laws............................    8
 Section 4.14 Liabilities................................................    9
 Section 4.15 Taxes......................................................    9
 Section 4.16 Certain Agreements.........................................    9
 Section 4.17 Patents, Trademarks, Etc...................................    9

 Section 4.18 Product Liability...........................................    9
 Section 4.19 Environment.................................................   10
 Section 4.20 Title to Assets; Liens......................................   10
 Section 4.21 Parent Ownership of Stock...................................   10
 Section 4.22 [Reserved]..................................................   10
 Section 4.23 Accounting Matters..........................................   10
 Section 4.24 No Material Adverse Effect..................................   10

                                  ARTICLE IV-A

                  Representations and Warranties Regarding Sub

 Section 4A.1 Organization................................................   10
 Section 4A.2 Capitalization..............................................   11
 Section 4A.3 Authority Relative to this Merger Agreement.................   11

                                   ARTICLE V

                 Representations and Warranties of the Company

 Section 5.1  Organization and Qualification..............................   11
 Section 5.2  Capitalization..............................................   11
 Section 5.3  Subsidiaries................................................   12
 Section 5.4  Authority Relative to this Merger Agreement.................   12
 Section 5.5  Reports and Financial Statements............................   13
 Section 5.6  Absence of Certain Changes or Events........................   13
 Section 5.7  Litigation..................................................   13
 Section 5.8  Information in Disclosure Documents.........................   14
 Section 5.9  Employee Benefit Plans......................................   14
 Section 5.10 ERISA.......................................................   14
 Section 5.11 Takeover Provisions Inapplicable............................   15
 Section 5.12 Company Action..............................................   15
 Section 5.13 Fairness Opinion............................................   15
 Section 5.14 Financial Advisor...........................................   15
 Section 5.15 Compliance with Applicable Laws.............................   15
 Section 5.16 Liabilities.................................................   15
 Section 5.17 Taxes.......................................................   16
 Section 5.18 Certain Agreements..........................................   16
 Section 5.19 Accounts Receivable.........................................   16
 Section 5.20 Inventory...................................................   16
 Section 5.21 Patents, Trademarks, Etc....................................   17
 Section 5.22 Product Liability...........................................   17
 Section 5.23 Environment.................................................   17
 Section 5.24 Title to Assets; Liens......................................   17
 Section 5.25 Accounting Matters..........................................   17
 Section 5.26 No Material Adverse Effect..................................   17

                                   ARTICLE VI

                     Conduct of Business Pending the Merger

 Section 6.1  Conduct of Business by the Company Pending the Merger.......   17
 Section 6.2  Conduct of Business by Parent and Sub Pending the Merger....   19
 Section 6.3  Notice of Breach............................................   19

                                  ARTICLE VII

                             Additional Agreements

 Section 7.1  Access and Information.....................................   19
 Section 7.2  Registration Statement/Proxy Statement.....................   20
 Section 7.3  Compliance with the Securities Act.........................   20
 Section 7.4  Stock Exchange Listing.....................................   20
 Section 7.5  Employment Arrangements....................................   20
 Section 7.6  Indemnification............................................   21
 Section 7.7  Antitrust Filings; Best Efforts; Notification..............   21
 Section 7.8  Additional Agreements......................................   22
 Section 7.9  No Solicitation............................................   23
 Section 7.10 Dividend Adjustment........................................   23
 Section 7.11 Takeover Provisions Inapplicable...........................   24

                                  ARTICLE VIII

                              Conditions Precedent

 Section 8.1  Conditions to Each Party's Obligation to Effect the
               Merger....................................................   24
 Section 8.2  Conditions to Obligation of the Company to Effect the
               Merger....................................................   25
 Section 8.3  Conditions to Obligations of Parent and Sub to Effect the
               Merger....................................................   25

                                   ARTICLE IX

                       Termination, Amendment and Waiver

 Section 9.1  Termination................................................   26
 Section 9.2  Effect of Termination......................................   27
 Section 9.3  Amendment..................................................   27
 Section 9.4  Waiver.....................................................   28

                                   ARTICLE X

                               General Provisions

 Section 10.1 Non-Survival of Representations, Warranties and
               Agreements................................................   28
 Section 10.2 Notices....................................................   28
 Section 10.3 Fees and Expenses..........................................   29
 Section 10.4 Publicity..................................................   29
 Section 10.5 Specific Performance.......................................   29
 Section 10.6 Interpretation.............................................   29
 Section 10.7 Miscellaneous..............................................   29

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Merger Agreement"), dated as of November 17, 1996, by and among Mattel, Inc., a Delaware corporation ("Parent"), Truck Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Tyco Toys, Inc., a Delaware corporation (the "Company"):

                                  WITNESSETH:

  Whereas, the Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent;

  Whereas, the Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

  Whereas, certain significant stockholders of the Company have entered into a support agreement, dated as of the date hereof, pursuant to which such stockholders have agreed to vote in favor of the transaction and to consent to the treatment of the Company Series B Preferred Stock (as defined below) as contemplated by this Agreement;

  Whereas, for federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  Whereas, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

  Now, Therefore, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined below in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, and the name of the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger remain "Tyco Toys, Inc."

  Section 1.2 Effective Date of the Merger. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Merger Agreement in accordance with Section 3.8. When used in this Merger Agreement, the term "Effective Date" shall mean the date and time at which such filing shall have been made.


                                  ARTICLE II

                           The Surviving Corporation

  Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Merger Agreement.

  Section 2.2 By-Laws. The By-laws of Sub as in effect on the Effective Date shall be the By-laws of the Surviving Corporation.

  Section 2.3 Board of Directors; Officers. The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

  Section 2.4 Effects of Merger. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL").

                                  ARTICLE III

                             Conversion of Shares

  Section 3.1 Exchange Ratio. As of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

  (a) All shares of capital stock of the Company which are held by the Company or any subsidiary of the Company, and any shares of capital stock of the Company owned by Parent, Sub or any other subsidiary of Parent, shall be cancelled.

  (b) Subject to Section 3.4, each remaining outstanding share of common stock, $0.01 par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Date shall be converted into a number of fully paid and nonassessable shares of the common stock, $1.00 par value, of Parent ("Parent Common Stock") equal to the Exchange Ratio. The "Exchange Ratio" shall mean the quotient (rounded to the nearest 1/100,000) obtained by dividing (i) $12.50 by (ii) the average of the high and low sales prices of Parent Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Tape on each of the ten consecutive trading days immediately preceding the fifth trading date prior to the Effective Date, but in no event shall the Exchange Ratio be more than .51129 or less than .37791. One nonvoting preference share purchase right issuable pursuant to the Rights Agreement dated as of February 7, 1992 between Parent and The First National Bank of Boston or any other purchase right issued in substitution thereof (the "Parent Rights") shall be issued together with and shall attach to each share of Parent Common Stock issued pursuant to Sections 3.1(b), (c), (g) and (h) or upon conversion of the Parent Series B Preferred Stock (as defined below) issued pursuant to
  Section 3.1(d).

  (c) Subject to Section 3.4, each remaining outstanding share of Series C Mandatorily Convertible Redeemable Preferred Stock, par value $.10 per share, of the Company (the "Company Series C Preferred Stock") issued and outstanding immediately prior to the Effective Date shall be converted into a number of fully paid and nonassessable shares of Parent Common Stock equal to the product of (i) 20.4925 and (ii) the Exchange Ratio.

  (d) Subject to Section 3.4, each of the remaining outstanding shares of Series B Preferred Stock, par value $.10 per share, of the Company (the "Company Series B Preferred Stock"), issued and outstanding immediately prior to the Effective Date shall each be converted into a share of Series B Preferred Stock, par value $1.00 per share, of Parent (the "Parent Series B Preferred Stock"), with economic terms as nearly equivalent as possible to, and with the same voting and other rights as correspond to the Company Series B Preferred Stock.

  (e) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Parent Common Stock after the date it is calculated and prior to the Effective Date, the Exchange Ratio shall be adjusted accordingly.

  (f) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

  (g) Subject to Section 3.4, each of the outstanding rights with respect to Company Common Stock pursuant to stock options ("Company Stock Options") granted under the Company Benefit Plans (as defined herein) shall be converted into and become the right to receive a number of shares of Parent Common Stock equal to its fair value as of the Effective Date as mutually agreed between Parent and the Company.

  (h) Subject to Section 3.4, each vested Restricted Stock Unit as of the Effective Date under the Company's Deferred Stock Unit Plan shall be converted into and become the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, which the parties have determined to be the "fair value" of such unit. Subject to Section 3.4, each unvested Restricted Stock Unit as of the Effective Date under the Company's Deferred Stock Unit Plan shall be converted into and become the right to receive a number of shares of Parent Common Stock equal to .3272 multiplied by the Exchange Ratio, which the parties have determined to be the "fair value" of such unit.

  Section 3.2 Parent to Make Certificates Available. Prior to the Effective Date, Parent shall select The First National Bank of Boston or such other person or persons reasonably satisfactory to the Company to act as Exchange Agent for the Merger (the "Exchange Agent"). As soon as practicable after the Effective Date, Parent shall make available, and each holder of Company Common Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Stock Options or Company Restricted Stock Units to be converted pursuant to Section 3.1 (each, a "Company Holder") will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such stock (or in the case of Company Restricted Stock Units and Company Stock Options, the relevant agreement or other evidence of right and interest in such Restricted Stock Units or Company Stock Options) ("Certificates") for cancellation, certificates representing the number of shares of Parent Common Stock or Parent Series B Preferred Stock, as the case may be, into which such shares or options are converted in the Merger and cash in consideration of fractional shares as provided in Section 3.4. Such shares of Parent Common Stock or Parent Series B Preferred Stock issued in the Merger shall each be deemed to have been issued at the Effective Date.

  Section 3.3 Dividends; Transfer Taxes. No dividends or other distributions that are declared or made on Parent Common Stock will be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Merger Agreement until such persons surrender their Certificates representing Company Common Stock, Company Series C Preferred Stock, Company Stock Options or Company Restricted Stock Units, as the case may be. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Parent Common Stock in respect of a record date after the Effective Date. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates for any shares of Parent Common Stock or Parent Series B Preferred Stock, as the case may be, are to be issued in a name other than that in which the Certificates representing shares of Company Common Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Stock Options or Company Restricted Stock Units, as the case may be, surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock or Parent Series B Preferred Stock, as the case may be in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a Company Holder for any shares of Parent Common Stock or dividends thereon or any shares of Parent Series B Preferred Stock, as the case may be, delivered to a public official pursuant to any applicable escheat laws.

  Section 3.4 No Fractional Shares. No certificates or scrip representing less than one full share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock, Company Series C Preferred Stock, Company Stock Options or Company Restricted Stock Units pursuant to Section 3.1(b), (c), (g) or (h). In lieu of any such fractional share, each Company Holder who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to Section 3.1(b), (c), (g) or (h) shall be paid upon such surrender cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Parent Common Stock issued pursuant to this Section 3.4. As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock, Company Series C Preferred Stock, Company Stock Options or Company Restricted Stock Units (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former Company Holders, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former Company Holders, the Exchange Agent will hold such proceeds in trust for such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former Company Holders in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Merger Agreement such amounts to such former stockholders.

  Section 3.5 Company Shareholders' Meeting. The Company shall take all action necessary, in accordance with applicable law and its Restated Certificate of Incorporation and By-laws, to convene a special meeting of the holders of capital stock of the Company entitled to vote thereat (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Merger Agreement. Subject to Section 7.9 hereof, the Board of Directors of the Company will recommend that holders of any capital stock of the Company entitled to vote thereon vote in favor of and approve the Merger and the adoption of the Merger Agreement at the Company Meeting. At the Company Meeting, all of the shares of Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock then owned by Parent, Sub, or any other subsidiary of Parent, or with respect to which Parent, Sub, or any other subsidiary of Parent holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Merger Agreement.

  Section 3.6 Closing of the Company's Transfer Books. At the close of business on the Effective Date, the stock transfer books of the Company shall be closed and no transfer of any shares of capital stock of the Company shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the securities of Parent and/or cash as provided in Sections 3.1(b), (c), (d), (g) or (h) and 3.4.

  Section 3.7 Assistance in Consummation of the Merger. Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Merger Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Merger Agreement.

  Section 3.8 Closing. The closing of the transactions contemplated by this Merger Agreement shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 9:00 A.M. local time on the day which is at least one business day after the day on which the last of the conditions set forth in Article VIII is fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree in writing.

                                  ARTICLE IV

                   Representations and Warranties of Parent

  Parent represents and warrants to the Company, except as set forth in a disclosure schedule delivered by Parent concurrently herewith (the "Parent Disclosure Schedule"), as follows:

  Section 4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Parent Material Adverse Effect. As used in this Agreement, "Parent Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, financial condition, or results of operations of Parent and its subsidiaries taken as a whole, except for (i) adverse changes resulting from general economic, financial or market conditions, (ii) adverse changes resulting from conditions or circumstances generally affecting the toy industry, or (iii) adverse changes resulting from the announcement or pendency of this Merger Agreement or the Merger.

  Section 4.2 Capitalization. The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock, 3,000,000 shares of preferred stock, $1.00 par value, and 20,000,000 shares of preference stock, $0.01 par value. As of November 11, 1996, 279,057,614 shares of Parent Common Stock were validly issued and outstanding, fully paid and nonassessable and 7,223,289 shares of Parent Common Stock were held in treasury. As of November 11, 1996, no shares of preferred stock or preference stock were issued and outstanding. As of November 11, 1996, there were no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Parent's shareholders may vote issued or outstanding. As of November 11, 1996, except for employee stock options to acquire 14,088,204 shares of Parent Common Stock, the award of an aggregate of 683,593 shares of restricted stock to certain executive officers of Parent (the "Restricted Stock Issuance") and the Parent Rights and, except as set forth on Schedule 4.2 and as provided herein, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating Parent to issue, deliver or sell shares of its capital stock or debt securities, or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. All of the shares of Parent Common Stock issuable in accordance with this Merger Agreement in exchange for Company Common Stock at the Effective Date in accordance with this Merger Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

  Section 4.3 Subsidiaries. The only "Significant Subsidiaries" (as such term is defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "Commission")) ("Significant Subsidiaries") of Parent are those set forth on Schedule 4.3. Each Significant Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Significant Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Parent Material Adverse Effect. All the outstanding shares of capital stock of each Significant Subsidiary are validly issued, fully paid and nonassessable and those owned by Parent or by a Significant Subsidiary of Parent are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Significant Subsidiaries of Parent. Except as set forth in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and except for wholly owned subsidiaries which are formed after the date hereof in the ordinary course of business, Parent does not directly or indirectly own any interests in any other corporation, partnership, joint venture or other business association or entity which are material to Parent and its subsidiaries taken as a whole.

  Section 4.4 Authority Relative to this Merger Agreement. Parent has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors. This Merger Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent are necessary to authorize the Merger Agreement and the transactions contemplated hereby. Parent is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision (other than the Credit Agreement dated as of March 10, 1995, among Parent, the Banks named therein and Bank of America National Trust and Savings Association, as amended (the "Parent Credit Agreement")) or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations, accelerations or losses which, either singly or in the aggregate, will not have a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and (B) the laws and regulations referred to in the next sentence. Except as referred to herein or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other governmental approvals required under the applicable laws of any foreign jurisdiction ("Foreign Laws") and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent of the Merger or the other transactions contemplated by this Merger Agreement, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

  Section 4.5 Reports and Financial Statements. Parent has, to the extent such documents were requested by the Company, previously furnished the Company with true and complete copies of its (i) Annual Reports on Form 10-K for the three fiscal years ended December 31, 1995, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, as filed with the Commission, (iii) proxy statements related to all meetings of its shareholders (whether annual or special) since December 31, 1994, and (iv) all other reports or registration statements filed by Parent with the Commission since December 31, 1994, except registration statements on Form S-8 relating to employee benefit plans, which are all the documents (other than preliminary material) that Parent was required to file with the Commission since that date (clauses (i) through (iv) being referred to herein collectively as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Parent SEC Reports have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto or in Schedule 4.5 to the Parent Disclosure Schedule) and fairly present the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

  Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports, since September 30, 1996, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate, having a Parent Material Adverse Effect (other than as a result of changes in laws or regulations of general applicability); (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would have a Parent Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Parent (except for regularly scheduled cash dividends out of current earnings at a rate not greater than the rate in effect on September 30, 1996); or (iv) any entry into any commitment or transaction material to Parent and its subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

  Section 4.7 Litigation. Except as disclosed in the Parent SEC Reports, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries which, alone or in the aggregate, is likely, insofar as Parent reasonably foresees, to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as Parent reasonably foresees, in the future could have, either alone or in the aggregate, any such Parent Material Adverse Effect.

  Section 4.8 Information in Disclosure Documents, Registration Statements, Etc. None of the information with respect to Parent or Sub to be included or incorporated by reference in (i) the Registration Statement to be filed with the Commission by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") and (ii) the proxy statement of the Company (the "Proxy Statement") required to be mailed to the shareholders of the Company in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder.

  Section 4.9 Employee Benefit Plans. Except as disclosed in the Parent SEC Reports, there are no material employee benefit or compensation plans, agreements or arrangements, including "employee benefit plans," as defined in
Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and including, but not limited to, plans, agreements or arrangements relating to former employees, including, but not limited, to retiree medical plans, maintained by Parent or any of its subsidiaries or material collective bargaining agreements to which Parent or any of its subsidiaries is a party (together, the "Benefit Plans"). To the best knowledge of Parent, no default exists with respect to the obligations of Parent or any of its subsidiaries under any such Benefit Plan, which default, alone or in the aggregate, would have a Parent Material Adverse Effect. Since January 1, 1996, there have been no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation under such Benefit Plans, which have not been finally resolved, settled or otherwise disposed of, nor is there any default, or any condition which, with notice or lapse of time or both, would constitute such a default, under any such Benefit Plans, by Parent or its subsidiaries or, to the best knowledge of Parent and its subsidiaries, any other party thereto, which failure to resolve, settle or otherwise dispose of or default, alone or in the aggregate, would have a Parent Material Adverse Effect. Since January 1,

1996, there have been no strikes, lockouts or work stoppages or slowdowns, or to the best knowledge of Parent and its subsidiaries, jurisdictional disputes or organizing activity occurring or threatened with respect to the business or operations of Parent or its subsidiaries which have had or would have a Parent Material Adverse Effect.

  Section 4.10 ERISA. All Benefit Plans have been administered in accordance, and are in compliance with the applicable provisions of ERISA, except where such failures to administer or comply would not have a Parent Material Adverse Effect. Each of the Benefit Plans which is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to be "qualified," within the meaning of such section of the Code, and Parent knows of no fact which is likely to have an adverse effect on the qualified status of such plans. None of the Benefit Plans which are defined benefit pension plans have incurred any "accumulated funding deficiency" (whether or not waived) as that term is defined in Section 412 of the Code and the fair market value of the assets of each such plan equals or exceeds the accrued liabilities of such plan. To the best knowledge of Parent, there are not now nor have there been any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Parent's Benefit Plans which could subject Parent or its subsidiaries to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. No Benefit Plan which is subject to Title IV of ERISA has been completely or partially terminated; no proceedings to completely or partially terminate any Benefit Plan have been instituted within the meaning of Subtitle C of said Title IV of ERISA; and no reportable event within the meaning of
Section 4043(c) of said Subtitle C for which the 30 day notice requirement has been waived of ERISA has occurred with respect to any Benefit Plan. Neither the Parent nor any of its subsidiaries has made a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any multiemployer plan which has resulted in, or is reasonably expected to result in, any withdrawal liability to the Parent or any of its subsidiaries except for any such liability which would not have a Parent Material Adverse Effect. Neither the Parent nor any of its subsidiaries has engaged in any transaction described in Section 4069 of ERISA within the last five years except for any such transaction which would not have a Parent Material Adverse Effect.

  Section 4.11 Takeover Provisions Inapplicable. As of the date hereof and at all times on or prior to the Effective Date, Section 203 of the DGCL and the Parent Rights are, and shall be, inapplicable to the Merger and the transactions contemplated by this Merger Agreement.

  Section 4.12 Parent Action. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of directors (a) approved the Merger in accordance with the DGCL, (b) taken any necessary steps to render
Section 203 of the DGCL and the Parent Rights inapplicable to the Merger and the transactions contemplated by this Merger Agreement, and (c) adopted any necessary resolution having the effect of causing Parent not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Merger Agreement.

  Section 4.13 Compliance with Applicable Laws. Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity"), except for such permits, licenses, variances, exemptions, orders and approvals the failure of which, individually or in the aggregate, to hold would not have a Parent Material Adverse Effect (the "Parent Permits"). To the knowledge of Parent, Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except for such failures to comply, which singly or in the aggregate, would not have a Parent Material Adverse Effect. To the knowledge of Parent, except as disclosed in the Parent SEC Reports filed prior to the date of this Merger Agreement, the businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not and would not have a Parent Material Adverse Effect. To the knowledge of Parent, except as disclosed in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending, or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than those the outcome of which would not have a Parent Material Adverse Effect.

  Section 4.14 Liabilities. As of September 30, 1996, neither Parent nor any of its subsidiaries has any material liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are not disclosed or provided for in the most recent Parent SEC Reports. To the best knowledge of Parent, there was no basis, as of September 30, 1996, for any claim or liability (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which is or would have a Parent Material Adverse Effect, not reflected in the Parent SEC Reports.

  Section 4.15 Taxes. Each of Parent and its subsidiaries has filed all tax returns required to be filed by any of them and has paid (or Parent has paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid in respect of the periods covered by such returns. The information contained in such tax returns are true, complete and accurate in all respects. Neither Parent nor any subsidiary of Parent is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries that have not been finally settled or paid in full and no requests for waivers of the time to assess any such tax are pending. The federal income tax returns of Parent and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through December 31, 1991. For the purposes of this Merger Agreement, the term "tax" shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts. No representation contained in this Section 4.15 (each, a "Parent Relevant Representation") shall be deemed to be untrue unless all untruths of Parent Relevant Representations cumulatively would be expected to have a Parent Material Adverse Effect.

  Section 4.16 Certain Agreements. Except as disclosed on the Parent Disclosure Schedule or in the Parent SEC Reports filed prior to the date of this Merger Agreement, neither Parent nor any of its subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness (as defined below) in an amount exceeding $10,000,000 or (ii) other contract, agreement or commitment (except those entered into in the ordinary course of business) having a Parent Material Adverse Effect. "Indebtedness" means any liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and
(D) guarantees of any of the foregoing incurred by any person other than the Parent, as appropriate, or any of their respective subsidiaries, except that Indebtedness shall not include short term credit facilities entered into in the ordinary course of business. Neither the Parent nor any of its subsidiaries is in default (with or without notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license or other agreement including, but not limited to, any Benefit Plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, would have a Parent Material Adverse Effect.

  Section 4.17 Patents, Trademarks, Etc. To the knowledge of Parent, Parent and its subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights and licenses as are necessary in connection with the businesses of Parent and its subsidiaries, the lack of which would have a Parent Material Adverse Effect, and Parent does not have any knowledge of any conflict with the rights of Parent and its subsidiaries therein or any knowledge of any conflict by them with the rights of others therein which, insofar as reasonably can be foreseen, could, individually or in the aggregate, have a Parent Material Adverse Effect.

  Section 4.18 Product Liability. Parent is not aware of any claim, or the basis of any claim, against Parent or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by Parent or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which could, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and its subsidiaries have, and on the Effective Date will have, full and adequate insurance coverage for potential product liability claims against it.

  Section 4.19 Environment. (i) As used herein, the term "Environmental Laws" means all federal, state, local or Foreign Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

    (ii) To the knowledge of Parent, except as set forth in the Parent SEC Reports and except as set forth on Schedule 4.19, there are, with respect to Parent or any of its subsidiaries, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or similar state or local laws, which liabilities, either individually or in the aggregate, would have a Parent Material Adverse Effect.

  Section 4.20 Title to Assets; Liens. Except as disclosed in the Parent SEC Reports, to the extent material to the business or operations of Parent and its subsidiaries, taken as a whole, Parent has good and marketable title to all of its inventory, accounts receivable, property, equipment and other assets, and such assets are free and clear of any material mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever, except for such mortgages, liens, charges, encumbrances or title defects which would not materially and adversely affect the value of such property as carried on the Parent's financial statements contained in the Parent SEC Reports or would not have a Parent Material Adverse Effect. Parent and its subsidiaries have valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them except for leases, the failure of which to have or be enforceable, would not have a Parent Material Adverse Effect.

  Section 4.21 Parent Ownership of Stock. As of the date hereof Parent does not beneficially own any shares of Company Common Stock other than pursuant to the terms of this Merger Agreement.

  Section 4.22 [Reserved]

  Section 4.23 Accounting Matters. Except as set forth on Schedule 4.23, neither Parent nor, to its best knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action nor are they aware of any circumstances which currently exist that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests."

  Section 4.24 No Material Adverse Effect. Except as disclosed in the Parent SEC Reports, Parent is not aware of any fact which, alone or together with another fact, is likely to result in a Parent Material Adverse Effect.

                                 ARTICLE IV-A

                 Representations and Warranties Regarding Sub

  Parent and Sub jointly and severally represent and warrant to the Company as follows:

  Section 4A.1 Organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business (other than certain organizational matters) since it was incorporated.

  Section 4A.2 Capitalization. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, 1,000 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

  Section 4A.3 Authority Relative to this Merger Agreement. Sub has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Merger Agreement and the transactions contemplated hereby. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the Foreign Laws and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Sub of the Merger or the transactions contemplated by this Merger Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain would not prevent the consummation of the transactions contemplated hereby. The Merger Agreement constitutes a valid and binding obligation of Sub enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                                   ARTICLE V

                 Representations and Warranties of the Company

  The Company represents and warrants to Parent, except as set forth in a disclosure schedule delivered by the Company concurrently herewith (the "Company Disclosure Schedule"), as follows:

  Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Company Material Adverse Effect. As used in this Agreement, "Company Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, financial condition, or results of operations of the Company and its subsidiaries taken as a whole, except for (i) adverse changes resulting from general economic, financial or market conditions, (ii) adverse changes resulting from conditions or circumstances generally affecting the toy industry, or (iii) adverse changes resulting from the announcement or pendency of this Merger Agreement or the Merger. Complete and correct copies as of the date hereof of the Articles of Incorporation and By-laws of the Company and each of its Significant Subsidiaries have, to the extent requested, been delivered to Parent as part of the Company Disclosure Schedule.

  Section 5.2 Capitalization. The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock, 1,000,000 shares of Company Series B Preferred Stock, and 772,800 shares of Company Series C Preferred Stock. As of November 11, 1996, 34,826,668 shares of Company Common Stock, 53,631 shares of Company Series B Preferred Stock and 772,800 shares of Company Series C Preferred Stock were validly issued and outstanding, fully paid and nonassessable, and 190,490 shares of Company Common Stock were held in treasury and there have been no material changes in such numbers of shares through the date hereof. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's shareholders may vote issued or outstanding. As of November 11, 1996, except for (i) employee stock options to acquire 1,749,306 shares of Company Common Stock, (ii) the rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of September 8, 1988, between the Company and Manufacturers Hanover Trust Company, as Rights Agent, (the "Company Rights Agreement"), (iii) 5,631,255 shares of capital stock of the Company issuable upon conversion of the Company Series B Preferred Stock, up to 21,464,520 shares of capital stock of the Company issuable upon conversion of the Company Series C Preferred Stock and 1,603,400 shares of capital stock of the Company issuable upon conversion of any Indebtedness convertible into shares of capital stock of the Company there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, and there have been no material changes in such numbers through the date hereof. As of the date hereof the conversion ratio for the Company Series C Preferred Stock is 20.4925.

  Section 5.3 Subsidiaries. Except for wholly owned subsidiaries which were formed after the date hereof in the ordinary course of business, the only Significant Subsidiaries of the Company are those named in the Company SEC Reports. Each Significant Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Significant Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Company Material Adverse Effect. All the outstanding shares of capital stock of each Significant Subsidiary are validly issued, fully paid and nonassessable and those owned by the Company or by a subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Significant Subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and except for wholly owned subsidiaries which are formed after the date hereof in the ordinary course of business, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

  Section 5.4 Authority Relative to this Merger Agreement. The Company has the corporate power to enter into this Merger Agreement, subject to the requisite approval of this Merger Agreement by the holders of (i) Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock voting together as a single class and (ii) Company Series C Preferred Stock voting separately as a class, and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Merger Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the requisite approval of the holders of (i) Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock voting together as a class and (ii) Company Series C Preferred stock voting separately as a class, no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby. The Company is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision (other than as set forth in the Company Disclosure Schedule) or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement, other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations, accelerations or losses which, either singly or in the aggregate, will not have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and (B) the laws and regulations referred to in the next sentence. Except as referred to herein or, with respect to the Merger or the transactions contemplated thereby, in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the Foreign Laws and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and thereby.

  Section 5.5 Reports and Financial Statements. The Company has previously furnished Parent with true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 1995, as filed with the Commission,
(ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, as filed with the Commission, (iii) proxy statements related to all meetings of its shareholders (whether annual or special) since December 31, 1994 and (iv) all other reports or registration statements filed by the Company with the Commission since December 31, 1994, except registration statements on Form S-8 relating to employee benefit plans, which are all the documents (other than preliminary material) that the Company was required to file with the Commission since that date (clauses (i) through (iv) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Company SEC Reports, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

  Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or as set forth on Schedule 5.6 of the Company Disclosure Schedule, since September 30, 1996, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having a Company Material Adverse Effect (other than as a result of changes in laws or regulations of general applicability); (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would have a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company (except for required dividends on the Company Series C Preferred Stock at the rate of 8.25%, payable in cash and required dividends on the Company Series B Preferred Stock at the rate of 6.00% payable in cash (the "Regular Company Dividends") in effect on September 30, 1996), or (iv) any entry into any commitment or transaction material to the Company and its subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

  Section 5.7 Litigation. Except as disclosed in the Company's SEC Reports or as set forth on Schedule 5.7 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries which, either alone or in the aggregate, is likely, insofar as the Company reasonably foresees, to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as the Company reasonably foresees, in the future could have, either alone or in the aggregate, any such Company Material Adverse Effect.

  Section 5.8 Information in Disclosure Documents. None of the information with respect to the Company or its subsidiaries to be included or incorporated by reference in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  Section 5.9 Employee Benefit Plans. Except as disclosed in the Company SEC Reports or as set forth on Schedule 5.9, there are no material employee benefit or compensation plans, agreements or arrangements, including "employee benefit plans," as defined in Section 3(3) of ERISA, and including, but not limited to, plans, agreements or arrangements relating to former employees, including, but not limited to, retiree medical plans, maintained by the Company or any of its subsidiaries or material collective bargaining agreements to which the Company or any of its subsidiaries is a party (together, the "Company Benefit Plans"). To the best knowledge of the Company, no default exists with respect to the obligations of the Company or any of its subsidiaries under such Company Benefit Plan, which default, alone or in the aggregate, would have a Company Material Adverse Effect. Since January 1, 1996, there have been no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation under such Company Benefit Plans, which have not been finally resolved, settled or otherwise disposed of, nor is there any default, or any condition which, with notice or lapse of time or both, would constitute such a default, under any such Company Benefit Plans, by the Company or its subsidiaries or, to the best knowledge of the Company and its subsidiaries, any other party thereto, which failure to resolve, settle or otherwise dispose of or default, alone or in the aggregate, would have a Company Material Adverse Effect. Since December 31, 1995, there have been no strikes, lockouts or work stoppages or slowdowns, or to the best knowledge of the Company and its subsidiaries, jurisdictional disputes or organizing activity occurring or threatened with respect to the business or operations of the Company or its subsidiaries which have had or would have a Company Material Adverse Effect. Except as set forth on Schedule 5.9, neither the execution of the Merger Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of additional events or acts) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or any of its subsidiaries.

  Section 5.10 ERISA. All Company Benefit Plans have been administered in accordance, and are in compliance, with the applicable provisions of ERISA, except where such failures to administer or comply would not have a Company Material Adverse Effect. Each of the Company Benefit Plans which is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to be "qualified," within the meaning of such section of the Code, and the Company knows of no fact which is likely to have an adverse effect on the qualified status of such plans. None of the Company Benefit Plans which are defined benefit pension plans have incurred any "accumulated funding deficiency" (whether or not waived) as that term is defined in Section 412 of the Code and the fair market value of the assets of each such plan equal or exceed the accrued liabilities of such plan. To the best knowledge of the Company, there are not now nor have there been any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company's Benefit Plans which could subject the Company, its subsidiaries or Parent to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. No Company Benefit Plan which is subject to Title IV of ERISA has been completely or partially terminated; no proceedings to completely or partially terminate any Company Benefit Plan have been instituted within the meaning of Subtitle C of said Title IV of ERISA; and no reportable event within the meaning of Section 4043(c) of said Subtitle C for which the 30-day notice requirement has been waived of ERISA has occurred with respect to any Company Benefit Plan. Neither the Company nor any of its subsidiaries has made a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any multiemployer plan which has resulted in, or is reasonably expected to result in, any withdrawal liability to the Company or any of its subsidiaries except for any such liability which would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has engaged in any transaction described in Section 4069 of ERISA within the last five years except for any such transaction which would not have a Company Material Adverse Effect.

  Section 5.11 Takeover Provisions Inapplicable. As of the date hereof and at all times on or prior to the Effective Date, Section 203 of the DGCL, the Company Rights Agreement and Article IX of the Company's Restated Certificate of Incorporation are, and shall be, inapplicable to the Merger and the transactions contemplated by this Merger Agreement.

  Section 5.12 Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of directors (a) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) approved the Merger in accordance with the provisions of Section 251 of the DGCL, (c) recommended the approval of this Merger Agreement and the Merger by the holders of the Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock and directed that the Merger be submitted for consideration by the Company's shareholders entitled to vote thereon at the Company Meeting, (d) taken all necessary steps to render Article IX of the Company's Restated Certificate of Incorporation inapplicable to the Merger and the transactions contemplated by this Merger Agreement, (e) taken all necessary steps to render the Company Rights Agreement inapplicable to the Merger and the transactions contemplated by this Merger Agreement, (f) taken all necessary steps to approve any actions necessary or appropriate to consummate the transactions contemplated by this Merger Agreement with respect to the GECC Debt and the 2002 Indenture (each as defined herein) and (g) adopted any necessary resolution having the effect of causing the Company not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Merger Agreement.

  Section 5.13 Fairness Opinion. The Company has received the opinion of Allen & Company, financial advisors to the Company, dated the date hereof, to the effect that the consideration to be received by the Company's shareholders in the Merger is fair to the shareholders of the Company from a financial point of view.

  Section 5.14 Financial Advisor. Except for Allen & Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company, and the fees and commissions payable to Allen & Company as contemplated by this Section will be the amount set forth in that certain letter, dated November 17, 1996, from Allen & Company to the Company.

  Section 5.15 Compliance with Applicable Laws. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which, individually or in the aggregate, to hold would not have a Company Material Adverse Effect (the "Company Permits"). To the knowledge of the Company, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply which, singly or in the aggregate, would not have a Company Material Adverse Effect. To the knowledge of the Company, except as disclosed in the Company SEC Reports filed prior to the date of this Merger Agreement, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not and would not have a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending, or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than those the outcome of which would not have a Company Material Adverse Effect.

  Section 5.16 Liabilities. As of September 30, 1996, neither the Company nor any of its subsidiaries has any material liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are not disclosed or provided for in the most recent Company SEC Reports. To the best knowledge of the Company, there was no basis, as of September 30, 1996, for any claim or liability (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which is or would have a Company Material Adverse Effect, not reflected in the Company SEC Reports.

  Section 5.17 Taxes. Each of the Company and its subsidiaries has filed all tax returns required to be filed by any of them and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid in respect of the periods covered by such returns. The information contained in such tax returns is true, complete and accurate. Neither the Company nor any subsidiary of the Company is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been finally settled or paid in full and no requests for waivers of the time to assess any such tax are pending. No representation contained in this Section 5.17 (each, a "Relevant Representation") shall be deemed to be untrue unless all untruths of Relevant Representations cumulatively would be expected to have a Company Material Adverse Effect.

  Section 5.18 Certain Agreements. Except as disclosed on the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date of this Merger Agreement, neither the Company nor any of its subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness in an amount exceeding $2,000,000, (ii) agreement which, after giving effect to the transactions contemplated by this Merger Agreement, purports to restrict or bind Parent or any of its subsidiaries other than the Surviving Corporation and its subsidiaries in any respect that could have a Parent Material Adverse Effect or (iii) contract, agreement or commitment (except those entered into in the ordinary course of business) having a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license or other agreement including, but not limited to, any Company Benefit Plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, would have a Company Material Adverse Effect. Except as set forth on Schedule 5.18, none of the Company or any of its subsidiaries is a party to and bound by any contract, agreement, commitment, plan, arrangement or other understanding which upon execution of this Merger Agreement or consummation of the transactions contemplated hereby will (either alone or upon the occurrence of additional acts or events) result in any material payment becoming due from the Company or Parent or any of their subsidiaries.

  Section 5.19 Accounts Receivable. As of the date hereof, the accounts receivable of the Company and its subsidiaries as reflected in the most recent financial statements contained in the Company SEC Reports, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company and its subsidiaries as of the date hereof are valid and existing and represent monies due, and the Company as of the date hereof, has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as would not, individually or in the aggregate, have a Company Material Adverse Effect.

  Section 5.20 Inventory. As of the date hereof, the inventories of the Company and its subsidiaries as reflected in the most recent financial statements contained in the Company SEC Reports except for normal year-end adjustments made in accordance with GAAP applied consistently with prior periods, (i) are carried as provided in the Company SEC Reports not in excess of the lower of cost or net realizable value and (ii) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of the Company and its subsidiaries as heretofore conducted, in each case net of reserves provided therefor.

  Section 5.21 Patents, Trademark, Etc. To the knowledge of the Company, the Company and its subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and licenses and other proprietary intellectual property rights and licenses as are necessary in connection with the businesses of the Company and its subsidiaries, the lack of which would have a Company Material Adverse Effect, and the Company does not have any knowledge of any conflict with the rights of the Company and its subsidiaries therein or any knowledge of any conflict by them with the rights of others therein which, insofar as reasonably can be foreseen, could, individually or in the aggregate, have a Company Material Adverse Effect.

  Section 5.22 Product Liability. The Company is not aware of any claim, or the basis of any claim, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which could, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its subsidiaries have, and on the Effective Date will have, full and adequate insurance coverage for potential product liability claims against it.

  Section 5.23 Environment. To the knowledge of the Company, there are, except as set forth in the Company SEC Reports, with respect to the Company or any of its subsidiaries, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law liability or any liability under CERCLA or similar state or local laws, which liabilities, either individually or in the aggregate, would have a Company Material Adverse Effect.

  Section 5.24 Title to Assets; Liens. To the extent material to the business or operations of the Company and its subsidiaries, taken as a whole, the Company has good and marketable title to all of its inventory, accounts receivable, property, equipment and other assets, and except as disclosed in the Company's SEC Reports such assets are free and clear of any material mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever, except for such mortgages, liens, charges, encumbrances or title defects which would not materially and adversely affect the value of such property as carried on the Company's financial statements contained in the Company SEC Reports or would not have a Company Material Adverse Effect. The Company and its subsidiaries have valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them, except for leases, the failure of which to have or be enforceable, would not have a Company Material Adverse Effect.

  Section 5.25 Accounting Matters. Neither the Company nor, to its best knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action nor are they aware of any circumstances which currently exist that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests."

  Section 5.26 No Material Adverse Effect. Except as disclosed in the Company SEC Reports, the Company is not aware of any fact which, alone or together with another fact, is likely to result in a Company Material Adverse Effect.

                                  ARTICLE VI

                    Conduct of Business Pending the Merger

  Section 6.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Date, unless Parent shall otherwise agree in writing:

    (i) the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its subsidiaries to, use their diligent efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date. The Company shall, and shall cause its subsidiaries to, (A) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (B) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; (C) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (D) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would not result in a Company Material Adverse Effect;

    (ii) except as required by this Merger Agreement or as permitted pursuant to Section 7.10 hereof, the Company shall not and shall not propose to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries, (B) amend its Restated Certificate of Incorporation or Bylaws, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property (other than Regular Company Dividends), or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

    (iii) the Company shall not, nor shall it permit any of its subsidiaries to, (A) except as required by this Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any Indebtedness or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common Stock pursuant to the exercise of employee stock options outstanding on the date hereof or the conversion of Company Series C Preferred Stock, Company Series B Preferred Stock or Indebtedness of the Company; (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business, (C) incur additional Indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case in this Clause (D) which are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except that the Company may create new wholly owned subsidiaries in the ordinary course of business; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (iv) except as set forth in the Company Disclosure Schedule, the Company shall not, nor shall it permit, any of its subsidiaries to, except as required to comply with applicable law and except as provided in Section
  7.5 hereof, (A) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its subsidiaries relative to the level in effect prior to such amendment), (C) pay any benefit not provided under any existing plan or arrangement, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or

  Company Benefit Plan other than in the ordinary course of business consistent with past practice, or (F) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing;

    (v) the Company shall not, nor shall it permit any of its subsidiaries to, make any investments in non-investment grade securities provided, however, that the Company will be permitted to create new wholly owned subsidiaries in the ordinary course of business; and

    (vi) the Company shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

  Section 6.2 Conduct of Business by Parent and Sub Pending the Merger.

  (a) Parent. Prior to the Effective Date, unless the Company shall otherwise agree in writing or except as otherwise required by this Merger Agreement:
  (i) Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its material subsidiaries to, use their best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date, provided, however, that nothing contained herein shall prevent Parent from creating new wholly owned subsidiaries in the ordinary course of business as long as the creation of such subsidiaries (either alone or in the aggregate) will not have a Parent Material Adverse Effect; and (ii) the Parent shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a reorganization within the meaning of Section 368(a) of the Code.

  (b) Sub. During the period from the date of this Merger Agreement to the Effective Date, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Merger Agreement.

  Section 6.3 Notice of Breach. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Merger Agreement and will use its best efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of the Company Disclosure Schedule or the Parent Disclosure Schedule.

                                  ARTICLE VII

                             Additional Agreements

  Section 7.1 Access and Information. Each of the Company and Parent and their respective subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Each of the Company and Parent shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreements, dated September 28, 1995 (as extended by letter agreement, dated October 14, 1996) and November 8, 1996 between Parent and the Company (the "Confidentiality Agreements").

  Section 7.2 Registration Statement/Proxy Statement. (a) As promptly as practicable after the execution of this Merger Agreement, the Company and Parent shall prepare and the Company shall file with the Commission preliminary proxy materials which shall constitute the preliminary Proxy Statement and a preliminary prospectus with respect to the Parent Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the Commission with respect to the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file with the Commission the definitive Proxy Statement and Parent shall file with the Commission the Registration Statement and Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

  (b) Parent and the Company shall make all necessary filings with respect to the Merger, under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

  Section 7.3 Compliance with the Securities Act. (a) Prior to the Effective Date the Company shall cause to be delivered to Parent an opinion (satisfactory to counsel for Parent) of the general counsel of the Company or such law firm as may be reasonably satisfactory to Parent, identifying all persons who were, in his or its opinion, at the time of the Company Meeting convened in accordance with Section 3.5, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

  (b) The Company shall use its diligent efforts to obtain a written agreement from each person who is identified as a possible Affiliate in the opinion referred to in clause (a) above, in the form previously approved by the parties, that he or she will not offer to sell, sell or otherwise dispose of any of the capital stock of Parent issued to him or her pursuant to the Merger, except in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act. The Company shall deliver such written agreements to Parent on or prior to the Effective Date. The Company shall use its diligent efforts to cause each person who is identified as an Affiliate in such opinion to deliver to Parent, on or prior to the earlier of (i) the mailing of the Proxy Statement/Prospectus or (ii) the thirtieth day prior to the Effective Date, a written agreement, in the form to be approved by the parties hereto, that such Affiliate will not thereafter sell or in any other way reduce such Affiliate's risk relative to any Parent Common Stock received in the Merger (within the meaning of the Commission's Financial Reporting Release No. 1, "Codification of Financing Reporting Policies," (S) 201.01 (47 F.R. 21030) (April 15, 1982)), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission. As soon as is reasonably practicable but in no event later than 45 days after the end of the first month ending at least 30 days after the Effective Date, Parent will publish results including at least 30 days of combined operations of Parent and the Company as referred to in the written agreements provided for by this
Section 7.3(b).

  Section 7.4 Stock Exchange Listing. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued pursuant to the Merger.

  Section 7.5 Employment Arrangements. (a) After the Effective Date, Parent shall, or shall cause the Surviving Corporation to, honor in accordance with their terms, all employment, severance, consulting and other compensation contracts between the Company or any of its subsidiaries and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Date under any Company Benefit Plan, each as of the date hereof except for changes thereto which are (i) not material, (ii) permitted by this Merger Agreement,
(iii) set forth on Schedule 7.5 hereto, or (iv) otherwise agreed to by the parties hereto.

  (b) For a period of six months after the Effective Date, Parent shall provide, or shall cause the Surviving Corporation to provide, generally to the officers and employees of the Surviving Corporation and its subsidiaries employee benefits, including, without limitation, pension benefits, health and welfare benefits, and severance arrangements, on terms and conditions in the aggregate that are no less favorable as those provided under the Company Benefit Plans as of the date hereof.

  Section 7.6 Indemnification. (a) From and after the Effective Date, Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company (the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Merger Agreement to the fullest extent permitted or required under applicable law. Parent agrees that all rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's Restated Certificate of Incorporation or By-Laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Date. Parent agrees to cause Surviving Corporation to maintain in effect for not less than two years after the Effective Date the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring prior to the Effective Date; provided, however, that Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of $410,000, but in such case shall purchase as much coverage as possible for such amount.

  (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Merger Agreement is commenced, whether before or after the Effective Date, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

  Section 7.7 Antitrust Filings; Best Efforts; Notification. (a) The Company and Parent shall use their best efforts to file in connection with the Merger and the transactions contemplated hereby as soon as practicable (i) notifications under the HSR Act, and (ii) such notifications and filings as may be required under any Antitrust Laws (as defined below). The Company and Parent shall use their best efforts to take all action necessary, proper and advisable under applicable laws and regulations with respect to the following:
(x) to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including, without limitation, by responding as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") or any state or local governmental entity for additional information or documentation, (y) with regards to the proper national and multinational authorities to cause the expiration or termination of applicable waiting periods, the satisfaction of such other filing requirements, or the issuance of such approvals, consents or authorizations as may be required with respect to the Antitrust Laws of any foreign jurisdiction, and (z) to avoid the entry of any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, under any Antitrust Law, that would have the effect of prohibiting, preventing or restricting consummation of the transactions contemplated by this Merger Agreement or of imposing any material limitation on the conduct of the businesses of the Company or Parent following consummation of such transactions; provided, however, that Parent shall not be required to take any action if Parent determines, in its sole discretion, that it is not in its best interest to do so.

  (b) The Company and Parent shall, in connection with the efforts referenced in the foregoing paragraph to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under Antitrust Laws, (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) promptly inform the other party of any communication to it from any Governmental Entity and permit the other party to review in advance any proposed communication from it to any Governmental Entity or third party; and (iii) not arrange for or participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry without consulting with each other in advance, and, to the extent permitted by such Governmental Entity, giving the other party the opportunity to attend and participate thereat. The Company shall not enter into any proposed understanding, undertaking, or agreement with any Governmental Entity in connection with the transactions contemplated by this Merger Agreement without the prior written consent of Parent. Parent shall keep the Company reasonably informed of determinations made pursuant to the proviso of the last sentence of Section 7.7(a), Section 7.7(c) and of Section 7.7(d).

  (c) In connection with the foregoing, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Merger Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Merger Agreement or imposes any material limitation on the conduct of the businesses of the Company or Parent following consummation of such transactions, unless and until Parent, in its sole discretion, determines that to contest or litigate such matters is not in its best interest.

  (d) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted challenging any of the transactions contemplated hereby as violative of any Antitrust Law or regulation, Parent and the Company, if requested by Parent, shall take such action as may be required or proposed (i) by the applicable Governmental Entity in order to resolve any such objections as such Governmental Entity may have to such transactions under such Antitrust Law, or
(ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or Governmental Entity challenging the transactions contemplated hereby as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions or would otherwise deprive Parent or any of its affiliates of any material benefit of the ownership and control its assets or operations after the Effective Date; provided, however, that the Company shall not be required to commit to or to implement any action that is to be consummated prior to the Effective Date; and provided, further, that, other provisions of this Section 7.7 notwithstanding, Parent shall not be required to take any action pursuant to this Section 7.7(d) if Parent determines, in its sole discretion, that it is not in Parent's best interest to do so.

  (e) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all other federal, state, or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

  Section 7.8 Additional Agreements. (a) Subject to the terms and conditions herein provided (including, without limitation, Section 7.7), each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject to the appropriate vote of the shareholders of the Company. Notwithstanding the foregoing, but subject to Section 7.7, there shall be no action required to be taken and no action will be taken in order to consummate and make effective the transactions contemplated by this Merger Agreement if such action, either alone or together with another action, would result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

  (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Merger Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

  (c) Following the Effective Date, Parent shall use its best efforts to conduct the business, and shall cause the Surviving Corporation to use its best efforts to conduct its business, except as otherwise contemplated by this Merger Agreement, in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

  (d) (i) The Company shall, effective at the Effective Date, repay all obligations of it and its subsidiaries under the credit agreements, revolving credit facilities and receivable funding facilities with General Electric Capital Corporation set forth on Schedule 7.8(d) (the "GECC Debt") and obtain a release of all obligations, liens and security interests thereunder (and Parent shall use reasonable efforts to cooperate with the Company with respect to the foregoing and shall provide funding with respect thereto, to the extent the Company does not have sufficient cash as of the Effective Date to repay all such obligations), and (ii) Parent shall cause the Company to comply with its obligations under that certain Indenture dated as of August 15, 1992 pursuant to which the Company issued its 10 1/8% Senior Subordinated Notes due August 2002 (the "2002 Indenture") pursuant to Article 5 thereof and (iii) Parent will cause the Company to comply with the covenants and obligations set forth in the Company's Convertible Subordinated Notes, dated September 30, 1991 in the aggregate amount of $16,034,000.

  (e) After the date hereof, the Company shall establish a plan to provide payments to employees who remain employed by the Company through the Effective Date and, unless involuntarily terminated without cause by Parent earlier, for six months thereafter. Payments under such plan shall be made by the Company on the six month anniversary of the Effective Date or at such earlier time after the Effective Date as an eligible employee's employment with the Company or its affiliates shall be terminated involuntarily without cause. The Company and Parent shall, in writing, mutually select Company employees eligible to participate in the plan. In no event shall the aggregate payments under the plan exceed $10,000,000.

  Section 7.9 No Solicitation. Subject to the fiduciary duties of the Board of Directors of the Company as advised by outside counsel, neither the Company nor any of its subsidiaries shall, directly or indirectly, take (nor shall the Company authorize or permit its subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company will promptly communicate to Parent any solicitation received by the Company and the terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. "Acquisition Proposal" shall mean any proposed
(A) merger, consolidation or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company or its subsidiaries representing 30% or more of the consolidated assets of the Company and its subsidiaries, (C) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 30% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the outstanding Company Common Stock.

  Section 7.10 Dividend Adjustment. (a) Except in the circumstances described in the next paragraph, prior to the Effective Date the Company and Parent may, in lieu of their respective regular quarterly dividends covering the period described in the next sentence, each declare a special dividend on Company Common Stock and Parent Common Stock, respectively, to holders of record of such shares as of the record date established therefor (which record date shall be prior to the Effective Date) with a payment date which is the same as the Effective Date. Such special dividend may be in an amount per share not greater than the product of (A) a fraction, (i) the numerator of which equals the number of days between the payment date with respect to the most recent regular common stock dividend paid by the Company or Parent, as the case may be, and the Effective Date and (ii) the denominator of which equals 91, and
(B) the amount of the regular quarterly cash dividend per share of Company Common Stock or Parent Common Stock most recently paid by the Company or Parent, as the case may be, prior to the Effective Date.

  (b) If the Effective Date occurs after a regularly scheduled record date for dividends on the Parent Common Stock and before the regularly scheduled record date for dividends on Company Common Stock that next succeeds such Parent record date, then the Company may declare a special dividend on the Company Common Stock to holders of record of such shares as of the record date established therefor (which record date shall be prior to the Effective Date) with a payment date which is the same as the payment date for dividends on the Parent Common Stock to which such Parent record date relates. Such special dividend may be in an amount per share not greater than the product of (A) a fraction, (i) the numerator of which equals the number of days between the payment date with respect to the most recent regular common stock dividend paid by the Company and such payment date for the Parent Common Stock and (ii) the denominator of which equals 91, and (B) the amount of the regular quarterly cash dividend per share of Company Common Stock most recently paid by the Company prior to the Effective Date.

  (c) This section shall be interpreted and, in circumstances where necessary, appropriately modified so as to give effect to its intent, namely, that dividends on the Company Common Stock and Parent Common Stock shall be paid in such a manner as to result in the periods covered by such dividends, giving effect to the Merger and anticipated dividend payment dates thereafter, being synchronous.

  Section 7.11 Takeover Provisions Inapplicable. The Company shall (a) take all action (including, if required, redeeming all of the outstanding Company Rights or amending or terminating the Company Rights Agreement) so that the entering into of this Agreement nor the consummation of the transactions contemplated hereby shall not and will not result in the grant of any rights to any person under the Company Rights Agreement to purchase or receive additional shares of capital stock of the Company or enable or require the Company Rights to be exercised, distributed or triggered in any way and (b) take all action as may be necessary to render Article IX of the Company's Restated Certificate of Incorporation inapplicable to this Merger Agreement and the transactions contemplated hereby.

                                 ARTICLE VIII

                             Conditions Precedent

  Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

    (a) This Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of (i) the Company Common Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock voting together as a class and (ii) the Company Series C Preferred Stock voting separately as a class.

    (b) The Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

    (c) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any authorization, consent or approval required under any Antitrust Law shall have been obtained or any waiting period applicable to the review of the transactions contemplated hereby shall have expired or been terminated.

    (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

    (e) No preliminary or permanent injunction or other order by any court or other judicial or administrative body of competent jurisdiction which prohibits or prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction lifted).

    (f) Parent and the Company shall have received letters from Price Waterhouse LLP and Deloitte & Touche LLP, respectively, to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Merger Agreement.

  Section 8.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by the Company:

    (a) Parent and Sub shall have performed in all material respects their agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of Parent and Sub contained in this Merger Agreement shall be true in all material respects when made and on and as of the Effective Date as if made on and as of such date, except (i) as contemplated or permitted by this Merger Agreement, (ii) for representations and warranties which are by their express provisions made as of a specific date or dates, which were or will be true in all material respects at such time or times as stated therein, and (iii) that if the Effective Date occurs after the nine month anniversary of the date hereof pursuant to the second proviso of Section 9.1(b), then the representations and warranties need only be true as of the nine month anniversary of the date of this Merger Agreement, and the Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Parent to that effect.

    (b) The Company shall have received a favorable opinion of Baer Marks & Upham LLP, based upon certain factual representations of the Company, Parent and Sub reasonably requested by such counsel, dated the Effective Date, to the effect that the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code.

    (c) The consummation of the Merger and the other transactions contemplated hereby shall not give rise to any Parent Right becoming exercisable for any security or asset of any person.

  Section 8.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Parent:

    (a) The Company shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of the Company contained in this Merger Agreement shall be true in all material respects when made and on and as of the Effective Date as if made on and as of such date, except (i) as contemplated or permitted by this Merger Agreement, (ii) for representations and warranties which are by their express provisions made as of a specific date or dates which were or will be true in all material respects at such date or dates, and (iii) that if the Effective Date occurs after the nine month anniversary of the date hereof pursuant to the second proviso of Section 9.1(b), then the representations and warranties need only be true as of the nine month anniversary of the date of this Merger Agreement, and Parent and Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to that effect.

    (b) Parent shall have received a letter of Deloitte & Touche LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    (c) Parent shall have received a favorable opinion of Wachtell, Lipton, Rosen & Katz, based upon certain factual representations of the Company and Parent reasonably requested by such counsel, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

    (d) [Reserved]

    (e) Company shall have obtained all consents, appeals, releases or authorizations from, and shall have made all filings and registrations ("Consents") to or with, any person, including but not limited to any Governmental Entity necessary to be obtained or made in order to consummate the transactions contemplated by this Agreement, unless the failure to obtain such Consents would not, individually or in the aggregate, have a Company Material Adverse Effect, except as contemplated by Section 8.3(f).

    (f) Parent shall have received the written opinion of Baer Marks & Upham LLP, dated the Effective Date, to the effect that execution of this Merger Agreement did not, and that consummation of the Merger will not, violate any provision of or give any rise to any termination right or to other additional rights to any person under, the agreement set forth on Schedule 8.3(f) hereto, unless written consent by the other party thereto in form and substance reasonably satisfactory to Parent is obtained by the Company prior to the Effective Date.


                                  ARTICLE IX

                       Termination, Amendment and Waiver

  Section 9.1 Termination. This Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the shareholders of the Company:

    (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of the Company;

    (b) by either Parent or the Company if the Merger shall not have been consummated on or before the nine month anniversary of the date hereof, provided, that the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Merger Agreement, and provided, further, that if the conditions set forth in Section 8.1(c) or Section 8.1(f) shall not have been satisfied prior to the nine month anniversary of the date hereof, then the Company may not terminate the Merger Agreement until the one year anniversary of the date hereof;

    (c) by the Company if any of the conditions specified in Sections 8.1 and
  8.2 have not been met or waived by the Company at such time as such condition is no longer capable of satisfaction;

    (d) by Parent if any of the conditions specified in Sections 8.1 and 8.3 have not been met or waived by Parent at such time as such condition is no longer capable of satisfaction;

    (e) by Parent if (i) the Company's Board of Directors shall have withdrawn, modified in a manner adverse to Parent, or refrained from making its recommendation concerning the Merger referred to in Section 3.5 hereof, or shall have disclosed its intention to change such recommendation, or
  (ii) the Company shall have entered into an agreement with a third party (other than a customary confidentiality agreement) with respect to an Acquisition Proposal;

    (f) by the Company if, pursuant to Section 7.9, the Company shall have entered into an agreement with respect to an Acquisition Proposal, provided that prior to such termination the Company shall have paid to Parent the Company Breakup Fee (as defined in Section 9.2); or

    (g) by Parent if any requirements or conditions are imposed, or proposed to be imposed, upon either Parent or the Company or any of their respective affiliates by any Governmental Entity in connection with the authorization, consent or approval of such Governmental Entity (or the expiration or termination of any waiting period applicable to such Governmental Entity's review of the transactions contemplated by this Merger Agreement) under any Antitrust Law in connection with the consummation of the transactions contemplated hereby, or by any domestic or foreign court or similar tribunal in any suit brought by a private party or Government Entity challenging the transactions contemplated hereby as violative of any Antitrust Law, which, in the reasonable opinion of Parent, would materially restrict or limit the operations of Parent or the Company or any of their respective affiliates or otherwise deprive Parent or any of its affiliates of any material benefit of the ownership and control of its assets or operations after the Effective Date. For purposes of this paragraph, the term "Governmental Entity" shall not include any foreign governmental entity other than those of Canada and the European Community.

  Section 9.2 Effect of Termination. (a) In the event of termination of this Merger Agreement by either Parent or the Company, as provided above, this Merger Agreement shall forthwith become void and (except for the willful breach of this Merger Agreement by any party hereto) there shall be no liability on the part of either the Company, Parent or Sub or their respective officers or directors; provided that Sections 9.2, 10.3 and 10.7 shall survive the termination.

  (b) The Company shall make payment to Parent (by wire transfer or cashiers check) of a breakup fee in the amount of $40,000,000 (the "Company Breakup Fee") in the event this Merger Agreement is terminated and at the time of such termination Parent is not in material breach of any representation, warranty or material covenant contained herein (i) by either party pursuant to Section 9.1(c) or 9.1(d) if the Company's shareholders shall not have approved and adopted the Merger and this Merger Agreement and prior to the vote of the Company's shareholders an Acquisition Proposal shall have been made and within one year of such termination (x) the Company shall have entered into a definitive agreement with a third party providing for the acquisition of the Company or a majority of the Company's assets or voting securities by such third party or the consolidation or merger of the Company pursuant to which the Company's stockholders will hold less than a majority of the outstanding voting securities of the resulting corporation immediately following consummation of such transaction or (y) any third party shall have acquired beneficial ownership of more than 20% of the outstanding voting securities of the Company (the "Threshold Amount") other than an acquisition of securities from the Company in capital raising transactions without the intention or effect of constituting a Change in Control (as defined in the Credit Agreement, dated as of February 22, 1995 between the Company and certain of its subsidiaries and General Electric Capital Corporation), provided, however that with respect to this clause (y) if a third party acquires beneficial ownership of voting securities of the Company in excess of the Threshold Amount without the approval of the Board of Directors of the Company and the Company Rights are not redeemed, then the Company Breakup Fee will not be payable unless and until a third party acquires in excess of 50% of the outstanding voting securities of the Company or (ii) by Parent pursuant to
Section 9.1(e); or (iii) by the Company pursuant to Section 9.1(f).

  (c) Parent shall make payment to the Company (by wire transfer or cashiers check) in the amount of $15,000,000 (the "Parent Breakup Fee") in the event this Merger Agreement is terminated by the Company or Parent under Section 9.1(b) or by Parent under Section 9.1(g), if, in either case, (i) all conditions to the obligations of Parent and the Company specified in Article VIII have been satisfied (other than the condition specified in Section 8.1(c) or the condition specified in Section 8.1(f), but only, in the case of the condition specified in Section 8.1(c), if the failure of such condition to be satisfied is in respect of injunctions or orders issued under the Antitrust Laws of the United States, and only, in the case of the condition specified in
Section 8.1(f), if the failure of such condition to be satisfied is not related to any terms or provisions of the Company's benefit plans or securities and not caused by any action taken by the Company), (ii) the Company shall not be in material breach of any representation, warranty or material covenant contained herein, and (iii) the Company shall have satisfied its obligations pursuant to Section 3.5, Section 6.1(vi) (in the case of the condition specified in Section 8.1(f)) and Section 7.7 (in the case of the condition specified in Section 8.1(c)).

  Section 9.3 Amendment. This Merger Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the shareholders of the Company, but, after such approval, no amendment shall be made which changes the ratios at which any class of capital stock of the Company is to be converted into capital stock of Parent as provided in

Section 3.1 or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 9.4 Waiver. At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein provided, however, that no such waiver shall materially adversely affect the rights the shareholders of the Company and Parent. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                              General Provisions

  Section 10.1 Non-Survival of Representations, Warranties and Agreements. No representations, warranties or agreements in this Merger Agreement shall survive the Merger, except for the agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7, the agreements referred to in Sections 7.5, 7.6, 7.7, 7.8, 10.1, 10.3 and 10.7 and in the last sentence of Section 7.3(b).

  Section 10.2 Notices. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex, telecopy or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

      If to the Company:

              Tyco Toys, Inc.
              6000 Midlantic Drive
              Mt. Laurel, New Jersey 08054
              Attention: R. Michael Kennedy, Jr., Esq.
                     General Counsel
              Telecopy No.: (609) 273-2885

      With a copy to:

              Baer Marks & Upham LLP
              805 Third Avenue
              20th Floor
              New York, New York 10022
              Attention: Joel M. Handel, Esq.
              Telecopy No.: (212) 702-5797

      If to Parent or Sub:

              Mattel, Inc.
              333 Continental Boulevard
              El Segundo, California 90245-5012
              Attention: Barnett Rosenberg, Esq.
                     General Counsel
              Telecopy No.: (310) 252-2567

      With a copy to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York 10019
              Attention: Andrew R. Brownstein, Esq.
              Telecopy No.: (212) 403-2000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

  Section 10.3 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses, except that the Parent and Company agree to each pay 50% of all printing expenses incurred by the parties hereto.

  Section 10.4 Publicity. So long as this Merger Agreement is in effect, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Merger Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 10.4.

  Section 10.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 10.6 Interpretation. When a reference is made in this Merger Agreement to subsidiaries of Parent or the Company, the word "subsidiaries" means corporations more than 50% of whose outstanding voting securities are directly or indirectly owned by Parent or the Company, as the case may be. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

  Section 10.7 Miscellaneous. This Merger Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the Confidentiality Agreements, as the same may be amended); (b) except as provided in the last sentence of Section 7.3(b), Sections 7.5 and 7.6, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that Sub shall have the right to assign to Parent or any direct wholly owned subsidiary of Parent any and all rights and obligations of Sub under this Merger Agreement; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

  IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          Mattel, Inc.

                                                      /s/ Ned Mansour
                                          By___________________________________
                                            Name: Ned Mansour
                                            Title: President of Corporate
                                            Operations

                                          Truck Acquisition Corp.

                                                      /s/ Ned Mansour
                                          By___________________________________
                                            Name: Ned Mansour
                                            Title: President

                                          Tyco Toys, Inc.

                                                    /s/ Harry J. Pearce
                                          By___________________________________
                                            Name: Harry J. Pearce
                                            Title: Vice Chairman

                                                                        ANNEX B

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

  THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of November 22, 1996 (the "Amendment Agreement"), is among Mattel, Inc., a Delaware corporation ("Parent"), Truck Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Tyco Toys, Inc., a Delaware corporation (the "Company").

  WHEREAS, the parties hereto have previously entered into that certain Agreement and Plan of Merger, dated as of November 17, 1996 (the "Merger Agreement"); and

  WHEREAS, Section 9.3 of the Merger Agreement provides that the Merger Agreement may be amended, pursuant to action of the respective Board of Directors of each of the parties thereto, by an instrument in writing signed by each of the parties thereto; and

  WHEREAS, the Board of Directors of each of the parties to the Merger Agreement has authorized the amendment of the Merger Agreement in the manner and subject to the conditions contemplated hereby; and

  WHEREAS, the parties hereto have agreed to amend the Merger Agreement in certain respects as specified in this Amendment Agreement;

  NOW, THEREFORE, in consideration of the premises and representations, warranties, covenants and agreements set forth herein, the parties hereby amend and supplement the Merger Agreement as follows:

  Section 1. Defined Terms. Except as otherwise set forth herein, capitalized terms used herein and not defined shall have the meaning provided in the Merger Agreement.

  Section 2. Effectiveness of Amendments. The parties hereto agree that the Merger Agreement shall be amended in the manner provided for herein (the "Amendments"), which Amendments shall be effective upon execution of this Amendment Agreement (the "Amendment Effective Time").

  Section 3. The Merger. Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

    Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined below in Section 1.2), the Company shall be merged into Parent and the separate existence of the Company shall thereupon cease, and the name of Parent, as the surviving corporation in the Merger (the "Surviving Corporation"), shall remain "Mattel, Inc."

  Section 4. The Surviving Corporation. Sections 2.1, 2.2 and 2.3 of the Merger Agreement are hereby amended and restated in their entirety to provide as follows:

    Section 2.1 Certificate of Incorporation. The Certificate of
  Incorporation of Parent shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Merger Agreement.

    Section 2.2 By-Laws. The By-laws of Parent as in effect on the Effective Date shall be the By-laws of the Surviving Corporation.

    Section 2.3 Board of Directors; Officers. The directors and officers of Parent immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified.

  Section 5. Conversion of Shares. Paragraph (c) of Section 3.1 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

    (c) Each of the remaining outstanding shares of Series C Mandatorily Convertible Redeemable Preferred Stock, par value $.10 per share, of the Company (the "Company Series C Preferred Stock") issued and outstanding immediately prior to the Effective Date shall be converted into a share of Series C Mandatorily Convertible Redeemable Preferred Stock, $1.00 par value, of Parent ("Parent Series C Preferred Stock"), with substantially the same rights and preferences as correspond to the Company Series C Preferred Stock as contemplated by Section III(E) of the Certificate of Designations for the Company Series C Preferred Stock. Appropriate alterations to reflect the transactions contemplated by this Agreement will be made at the Effective Date to the depositary share agreement relating to the Company Series C Preferred Stock.

  Section 6. Conversion of Shares. Paragraph (f) of Section 3.1 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

    (f) Each issued and outstanding share of capital stock of Sub shall be continue to be issued and outstanding and shall in all respects be unaffected by the Merger.

  Section 7. Issuance of Shares. Section 3.2 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

    Section 3.2. Parent to Make Certificates Available. Prior to the Effective Date, Parent shall select The First National Bank of Boston or such other person or persons reasonably satisfactory to the Company to act as Exchange Agent for the Merger (the "Exchange Agent"). As soon as practicable after the Effective Date, Parent shall make available, and each holder of Company Common Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Stock Options or Company Restricted Stock Units to be converted pursuant to Section 3.1 (each, a "Company Holder") will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such stock (or in the case of Company Restricted Stock Units and Company Stock Options, the relevant agreement or other evidence of right and interest in such Restricted Stock Units or Company Stock Options) ("Certificates") for cancellation, certificates representing the number of shares of Parent Common Stock, Parent Series B Preferred Stock or Parent Series C Preferred Stock, as the case may be, into which such shares or options are converted in the Merger and cash in consideration of fractional shares as provided in Section 3.4. Such shares of Parent Common Stock, Parent Series B Preferred Stock or Parent Series C Preferred Stock issued in the Merger shall each be deemed to have been issued at the Effective Date.

  Section 8. Dividends; Transfer Taxes. Section 3.3 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

    Section 3.3. Dividends; Transfer Taxes. No dividends or other distributions that are declared or made on Parent Common Stock will be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Merger Agreement until such persons surrender their Certificates representing Company Common Stock, Company Stock Options or Company Restricted Stock Units, as the case may be. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Parent Common Stock in respect of a record date after the Effective Date. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates for any shares of Parent Common Stock, Parent Series C Preferred Stock or Parent Series B Preferred Stock, as the case may be, are to be issued in a name other than that in which the Certificates representing shares of Company Common Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Stock Options or Company Restricted Stock Units, as the case may be, surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock, Parent Series C Preferred Stock or

  Parent Series B Preferred Stock, as the case may be in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a Company Holder for any shares of Parent Common Stock or dividends thereon or any shares of Parent Series B Preferred Stock or Parent Series C Preferred Stock, as the case may be, delivered to a public official pursuant to any applicable escheat laws.

  Section 9. No Fractional Shares. Section 3.4 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

    Section 3.4. No Fractional Shares. No certificates or scrip representing less than one full share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock, Company Stock Options or Company Restricted Stock Units pursuant to Section 3.1(b), (g) or (h). In lieu of any such fractional share, each Company Holder who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to
  Section 3.1(b), (g) or (h) shall be paid upon such surrender cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Parent Common Stock issued pursuant to this Section 3.4. As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock, Company Stock Options or Company Restricted Stock Units (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former Company Holders, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former Company Holders, the Exchange Agent will hold such proceeds in trust for such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former Company Holders in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Merger Agreement such amounts to such former stockholders.

  Section 10. Representations and Warranties of the Company. Section 5.4 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

    Section 5.4 Authority Relative to this Merger Agreement. The Company has the corporate power to enter into this Merger Agreement, subject to the requisite approval of this Merger Agreement by the holders of Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock voting together as a single class, and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Merger Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the requisite approval of the holders of Company Common Stock, Company Series B Preferred Stock and Company Series C Preferred Stock voting together as a class, no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby. The Company is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision (other than as set forth in the Company Disclosure Schedule) or
  (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the

  Company or any of its subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement, other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations, accelerations or losses which, either singly or in the aggregate, will not have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and (B) the laws and regulations referred to in the next sentence. Except as referred to herein or, with respect to the Merger or the transactions contemplated thereby, in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the Foreign Laws and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and thereby.

  Section 11. Conditions Precedent. Paragraph (a) of Section 8.1 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

    (a) This Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock voting together as a class.

  Section 12. Conditions Precedent. Paragraph (b) of Section 8.1 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

    (b) The Parent Common Stock and the Parent Series C Preferred Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

  Section 13. Conditions Precedent. Paragraph (e) of Section 8.3 of the Merger Agreement is hereby amended by inserting a period after the phrase "Company Material Adverse Effect" and deleting the remainder of the such paragraph.

  Section 14. Conditions Precedent. Paragraph (f) of Section 8.3 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

    (f) Notwithstanding paragraph 8.3(e), the Company shall not be required to obtain a Consent with respect to the agreement set forth on Schedule 8.3(f).

  Section 15. Conforming Changes. The parties hereto agree to make such other conforming changes to the Merger Agreement as are necessary to make each provision consistent with the amendments adopted in this Amendment Agreement.

  Section 16. Representations and Warranties of this Amendment Agreement.

  (a) Parent and Sub represent and warrant to the Company that, as to the matters set forth in Sections 4.4 and 4A.3 of the Merger Agreement, such matters, mutatis mutandis, are true and correct with respect to this Amendment Agreement.

  (b) The Company represents and warrants to Parent that, as to the matters set forth in Sections 5.4 of the Merger Agreement, as amended hereby, such matters, mutatis mutandis, are true and correct with respect to this Amendment Agreement.

  Section 17. Miscellaneous.

  (a) This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

  (b) This Amendment Agreement may be executed by the parties hereto in separate counterparts, each of which shall constitute one and the same original.

  (c) Except as provided in this Amendment Agreement, the Merger Agreement remains in full force and effect without any amendment or alteration.

  (d) The provisions of Section 10.2, 10.4 and 10.5 contained in the Merger Agreement are hereby incorporated herein by reference and made applicable, mutatis mutandis, to this Amendment Agreement.

  IN WITNESS WHEREOF, the parties have executed this Amendment Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.


                                          Mattel, Inc.

                                                      /s/ Ned Mansour
                                          By___________________________________
                                            Name: Ned Mansour
                                            Title: President of Corporate
                                            Operations

                                          Truck Acquisition Corp.

                                                      /s/ Ned Mansour
                                          By___________________________________
                                            Name: Ned Mansour
                                            Title: President

                                          Tyco Toys, Inc.

                                                    /s/ Harry J. Pearce
                                          By___________________________________
                                            Name: Harry J. Pearce
                                            Title: Vice Chairman

                                                                        ANNEX C

                     [LETTERHEAD OF ALLEN & COMPANY, INC.]

                                                              November 17, 1996

Members of the Board of Directors
Tyco Toys, Inc.
6000 Midlantic Drive
Mt. Laurel, New Jersey 08054

To the Members of the Board:

  You have requested our opinion, as of this date, as to the fairness, from a financial point of view, to the holders of the outstanding shares of (i) Common Stock, par value $0.01 per share (the "Company Common Stock"), (ii) Series B Preferred Stock par value $0.10 per share ("Company Series B Preferred Stock"), and (iii) Series C Mandatorily Convertible Redeemable Preferred Stock, par value $0.10 per share ("Company Series C Preferred Stock"), of Tyco Toys, Inc., a Delaware corporation (the "Company"), of the consideration to be received by such holders in connection with the Proposed Transaction hereinafter referred to.

  Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), to be entered into as of November 17, 1996, among the Company, Mattel, Inc., a Delaware corporation (the "Purchaser"), and Truck Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Purchaser ("Merger Sub"), the Company will enter into a business combination transaction pursuant to which Merger Sub will be merged with and into the Company (the "Proposed Transaction"). Pursuant to the terms of the Merger Agreement, among other things, each outstanding share of the Company Common Stock will be converted into the right to receive in Common Stock, par value $1.00 per share of the Purchaser (the "Purchaser Common Stock"), the Exchange Ratio between Purchaser Common Stock and Company Common Stock specified in the Merger Agreement which, on the terms and conditions of, and subject to the limits set forth in the Merger Agreement, would provide $12.50 of Purchaser Common Stock for each share of the Company Common Stock. In addition, pursuant to the Merger Agreement, each outstanding share of Company Series B Preferred Stock will be converted into one share of Purchaser Series B Preferred Stock, par value $1.00 per share, and each outstanding share of Company Series C Preferred Stock will be converted into the right to receive a number of shares of Purchaser Common Stock equal to the product of 20.4925 and the Exchange Ratio.

  We understand that the terms of the Proposed Transaction, including the intended qualification for treatment for accounting purposes as a pooling of interests, and for tax purposes as a reorganization pursuant to Section 368 of the Internal Revenue Code, have been structured, in part, to optimize the accounting and tax treatment of the Proposed Transaction for the Company's stockholders and the Purchaser.

  We also understand that all approvals required for the consummation of the Proposed Transaction have been or, prior to consummation of the Proposed Transaction, will be obtained.

  In arriving at our opinion, we have among other things:

    (i) reviewed the terms and conditions of the proposed Merger Agreement;

    (ii) analyzed publicly available historical business and financial information relating to the Company and the Purchaser, as presented in documents filed with the Securities and Exchange Commission;

    (iii) reviewed certain financial forecasts and other budgetary data provided to us by the Company and the Purchaser relating to their respective businesses for the fiscal year ending December 31, 1996, together with the Company's estimates of the results of its operations for fiscal years 1996, 1997 and 1998;

    (iv) conducted discussions with certain members of the senior management of the Company and the Purchaser with respect to the financial condition, business, operations, strategic objectives and prospects of the Company and the Purchaser, respectively;

    (v) reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies which we deemed generally comparable to the Company and the Purchaser;

    (vi) reviewed the trading history of the Company Common Stock, the Company Series C Preferred Stock, and the Purchaser Common Stock, including each company's respective performance in comparison to market indices and to selected companies in comparable businesses, the market reaction to selected public announcements regarding each company, and assessments of the prospects of the Purchaser and the Company by third party professional analysts;

    (vii) reviewed public financial and transaction information relating to merger and acquisition transactions we deemed to be comparable to the Proposed Transaction;

    (viii) analyzed the pro forma combination of the Purchaser and the Company resulting from the Proposed Transaction; and

    (ix) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

  In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information respecting the Company and the Purchaser and any other information provided to us, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of the Company or the Purchaser. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available judgments of management as to future financial performance.

  As you know, Allen & Company Incorporated ("Allen") was originally engaged as the Company's financial advisor in 1993 in connection with the Company's capital raising efforts, which lead to the private placement of the Company Series B Preferred Stock, and has since such time and as requested by the Company, provided financial advisory services to the Company. In the course of providing such services to the Company, we have had conversations on behalf of the Company with several parties regarding potential investments, either in the Company or in securities to be issued by the Company, potential joint ventures or other potential strategic relationships. Allen has been retained by the Company in connection with the Proposed Transaction and will receive a fee for its services pursuant to the letter agreement between the Company and Allen, as amended.

  In addition to our review and analysis of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary and market conditions existing as of the date hereof as they may affect the business and prospects of the Company and the Purchaser.

  In connection with the preparation of this opinion, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company.

  It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company or the Purchaser with the Securities and Exchange Commission with respect to the Proposed Transaction and the transactions related thereto. In addition, we express no recommendation as to how the stockholders of the Company should vote at the stockholders' meeting to be held in connection with the Proposed Transaction.

  Based on and subject to the foregoing, we are of the opinion that, as of this date, the consideration to be received by the holders of the Company Common Stock, Company Series B Preferred Stock, and Company Series C Preferred Stock pursuant to the Proposed Transaction is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          ALLEN & COMPANY INCORPORATED

                                          By: /s/ Richard L. Field
                                              ------------------------
                                                  Richard L. Fields
                                                  Managing Director

                     [LETTERHEAD OF ALLEN & COMPANY, INC.]

                                                              November 22, 1996

Members of the Board of Directors
Tyco Toys, Inc.
6000 Midlantic Drive
Mt. Laurel, New Jersey 08054

To the Members of the Board:

  Reference is made to our opinion, dated November 17, 1996 (the "Opinion"), as to the fairness, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, Company Series B Preferred Stock, and Company Series C Preferred Stock, of Tyco Toys, Inc., a Delaware corporation (the "Company"), of the consideration to be received by such holders in connection with the Proposed Transaction referred to in the Opinion. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Opinion.

  Pursuant to that certain Amendment to Agreement and Plan of Merger, dated as of the date hereof (the "Amendment Agreement"), among the Company, Mattel, Inc., a Delaware corporation (the "Purchaser"), and Truck Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Purchaser, the terms of the Proposed Transaction have been modified such that, among other things,
(i) in lieu of Merger Sub merging with and into the Company, in the Proposed Transaction the Company will merge with and into the Purchaser, with the separate corporate existence of the Company ceasing, and (ii) in lieu of the conversion of Company Series C Preferred Stock provided for in the Merger Agreement, in the Proposed Transaction each share of Company Series C Preferred Stock will be converted into one share of a comparable Series C Mandatorily Convertible Redeemable Preferred Stock of the Purchaser.

  Based on and subject to the qualifications set forth in our Opinion, this will confirm that we are of the opinion that the consideration to be received by the holders of Company Common Stock, Company Series B Preferred Stock, and Company Series C Preferred Stock in connection with the Proposed Transaction, as modified with respect to the Company Series C Preferred Stock by the Amendment Agreement, is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          ALLEN & COMPANY INCORPORATED

                                          By: /s/ Richard L. Fields
                                              ------------------------
                                                  Richard L. Fields
                                                  Managing Director

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Mattel, Inc. (the "Company" or the "Registrant") has adopted provisions in its Restated Certificate of Incorporation (the "Certificate") which require the Company to indemnify any and all persons whom it has the power to indemnify pursuant to the Delaware General Corporation Law (the "DGCL") against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by the DGCL.

  The Certificate also empowers the Registrant by action of its Board of Directors to purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense, judgment, fine, amount paid in settlement or other liability, whether or not the Registrant would have the power to indemnify any such individual under the DGCL.

  In addition, the Registrant's By-laws require that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant, a director, officer, employee or agent of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except for claims by such persons for non-payment of entitled indemnification claims against the Registrant, the Registrant shall indemnify such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant's Board of Directors. The By-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-laws, entitle the persons to be indemnified to be reimbursed for the expenses of prosecuting any such claim against the Registrant and entitle them to have all expenses incurred in advance of the final disposition of a proceeding paid by the Registrant. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the By-laws.

  The Company has entered into indemnity agreements (the "Indemnity Agreements") with each director of the Company, including directors who are also officers and employees of the Company, and certain senior officers of the Company. The Indemnity Agreements provide that the Company will pay any costs which an indemnitee actually and reasonably incurs because of claims made against him or her by reason of the fact that he or she is or was a director or officer of the Company. The payments to be made under the Indemnity Agreements include, but are not limited to, expenses of investigation, judicial or administrative proceedings or appeals, damages, judgments, fines, amounts paid in settlement, and attorneys' fees and disbursements, except the Company is not obligated to make any payment under the Indemnity Agreements which the Company is prohibited by law from paying as indemnity, or where (a) indemnification is provided to an indemnitee under an insurance policy, except for amounts in excess of insurance coverage, (b) the claim is one for which an indemnitee is otherwise indemnified by the Company, (c) final determination is rendered in a claim based upon the indemnitee obtaining a personal profit or advantage to which he or she is not legally entitled, (d) final determination is rendered on a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), or similar state or common law provisions, (e) the indemnitee was adjudged to be deliberately dishonest, or (f) (with respect to a director) liability arises out of a breach of certain of his or her fiduciary duties.

  The directors and officers of the Company and its subsidiaries are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of the Company and its subsidiaries.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits. The following is a list of exhibits to this registration statement:

   2.1 --Agreement and Plan of Merger, dated as of November 17, 1996, by and among Registrant, Truck Acquisition Corp. ("Sub") and Tyco Toys, Inc.
        ("Tyco") (included in Part I hereof as Annex A to the Proxy
        Statement/Prospectus)
   2.2 --Amendment to Agreement and Plan of Merger, dated as of November 22,
        1996, by and among Registrant, Sub and Tyco (included in Part I hereof as Annex B to the Proxy Statement/Prospectus)
   3.1 --Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.0 to the Registrant's Annual Report on Form
        10-K for the year ended December 31, 1993)
   3.2 --By-laws of the Registrant, as amended to date (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K
        for the year ended December 31, 1992)
   4.1 --Form of Certificate of Designations, Preferences, Rights and
        Limitations relating to the Series C Mandatorily Convertible Redeemable
        Preferred Stock
   4.2 --Form of Deposit Agreement relating to Series C Mandatorily Convertible
        Redeemable Preferred Stock
   4.3 --Form of Depositary Receipt evidencing ownership of depositary shares each representing one twenty-fifth of a share of Series C Mandatorily
        Convertible Redeemable Preferred Stock
   4.4 --Rights Agreement, dated as of February 7, 1992, between Registrant and
        The First National Bank of Boston, as Rights Agent (incorporated by reference to Exhibit 1 to Registrant's Registration Statement on Form
        8-A, dated February 12, 1992)
        (The Registrant has not filed certain long-term debt instruments under which the principal amount of securities authorized to be issued does not exceed 10% of the total assets of the Company. Copies of such agreements will be provided to the Securities and Exchange Commission upon request.)
   5   --Opinion of Robert Normile as to the legality of the securities being issued
   8.1 --Opinion of Baer Marks & Upham LLP as to federal income tax matters
   8.2 --Opinion of Wachtell, Lipton, Rosen & Katz as to federal income tax matters
  12   --Computation of Consolidated Ratios of Earnings to Fixed Charges
  23.1 --Consent of Price Waterhouse LLP
  23.2 --Consent of Deloitte & Touche LLP
  23.3 --Consent of Allen & Company Incorporated
  23.4 --Consent of Robert Normile (included in Exhibit 5 hereof)
  23.5 --Consent of Baer Marks & Upham (included in Exhibit 8.1 hereof)
  23.6 --Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2 hereof)
  23.7 --Consent of Davis Polk & Wardwell
  23.8 --Consent of Ernst & Young LLP
  24   --Powers of Attorney (included on signature pages to this Registration
       Statement)
  99.1 --Form of Proxy

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF EL SEGUNDO, STATE OF CALIFORNIA, ON FEBRUARY 14, 1997.

                                          Mattel, Inc.

                                              /s/ Francesca Luzuriaga
                                          By:
                                             ----------------------------------
                                             Name: Francesca Luzuriaga
                                             Title: Executive Vice President
                                             and Chief Financial Officer

                               POWER OF ATTORNEY

  WE, THE UNDERSIGNED DIRECTORS AND OFFICERS OF MATTEL, INC., DO HEREBY SEVERALLY CONSTITUTE AND APPOINT JILL E. BARAD, NED MANSOUR, ROBERT NORMILE, BARNETT ROSENBERG, LELAND P. SMITH AND JOHN L. VOGELSTEIN, AND EACH OF THEM, OUR TRUE AND LAWFUL ATTORNEYS AND AGENTS, TO DO ANY AND ALL ACTS AND THINGS IN OUR NAME AND BEHALF IN OUR CAPACITIES AS DIRECTORS AND OFFICERS AND TO EXECUTE ANY AND ALL INSTRUMENTS FOR US AND IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, WHICH SAID ATTORNEYS AND AGENTS, OR ANY OF THEM, MAY DEEM NECESSARY OR ADVISABLE TO ENABLE SAID COMPANY TO COMPLY WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY RULES, REGULATIONS AND REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION, IN CONNECTION WITH THIS REGISTRATION STATEMENT ON FORM S-4, INCLUDING SPECIFICALLY, BUT WITHOUT LIMITATION, POWER AND AUTHORITY TO SIGN FOR US OR ANY OF US, IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) HERETO; AND WE DO EACH HEREBY RATIFY AND CONFIRM ALL THAT SAID ATTORNEYS AND AGENTS OR ANY ONE OF THEM, SHALL DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

              SIGNATURE                        TITLE                 DATE

          /s/ Jill E. Barad            President and Chief       February 14,
-------------------------------------   Executive Officer            1997
            JILL E. BARAD

       /s/ Francesca Luzuriaga         Executive Vice            February 14,
-------------------------------------   President and Chief          1997
         FRANCESCA LUZURIAGA            Financial Officer

          /s/ Kevin M. Farr            Senior Vice               February 14,
-------------------------------------   President and                1997
            KEVIN M. FARR               Controller (Chief
                                        Accounting Officer)

                                       Chairman of the
-------------------------------------   Board
           JOHN W. AMERMAN

          /s/ Harold Brown             Director                  February 14,
-------------------------------------                                1997
            HAROLD BROWN

        /s/ James A. Eskridge          Director                  February 14,
-------------------------------------                                1997
          JAMES A. ESKRIDGE

              SIGNATURE                         TITLE                DATE

        /s/ Tully M. Friedman           Director                 February 14,
-------------------------------------                                1997
          TULLY M. FRIEDMAN

         /s/ Ronald M. Loeb             Director                 February 14,
-------------------------------------                                1997
           RONALD M. LOEB

        /s/ Edward H. Malone            Director                 February 14,
-------------------------------------                                1997
          EDWARD H. MALONE

           /s/ Ned Mansour              Director and             February 14,
-------------------------------------    President,                  1997
             NED MANSOUR                 Corporate
                                         Operations

          /s/ Edward N. Ney             Director                 February 14,
-------------------------------------                                1997
            EDWARD N. NEY

       /s/ William D. Rollnick          Director                 February 14,
-------------------------------------                                1997
         WILLIAM D. ROLLNICK

     /s/ Christopher A. Sinclair        Director                 February 14,
-------------------------------------                                1997
       CHRISTOPHER A. SINCLAIR

                                        Director and
-------------------------------------    President Mattel
           BRUCE L. STEIN                Worldwide

       /s/ John L. Vogelstein           Director                 February 14,
-------------------------------------                                1997
         JOHN L. VOGELSTEIN

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
 EXHIBIT NO.                  DOCUMENT DESCRIPTION                    PAGE NO.
 -----------                  --------------------                   ----------
  2.1        Agreement and Plan of Merger, dated as of November
              17, 1996, by and among Registrant, Truck Acquisition
              Corp. ("Sub") and Tyco Toys, Inc. ("Tyco") (included
              in Part I hereof as Annex A to the Proxy
              Statement/Prospectus)...............................
  2.2        Amendment to Agreement and Plan of Merger, dated as
              of November 22, 1996, by and among Registrant, Sub
              and Tyco (included in Part I hereof as Annex B to
              the Proxy Statement/Prospectus).....................
  3.1        Restated Certificate of Incorporation of the
              Registrant (incorporated by reference to Exhibit 3.0
              to the Registrant's Annual Report on Form 10-K for
              the year ended December 31, 1993)...................
  3.2        By-laws of the Registrant, as amended to date
              (incorporated by reference to Exhibit 3.1 to the
              Registrant's Annual Report on Form 10-K for the year
              ended December 31, 1992)............................
  4.1        Form of Certificate of Designations, Preferences,
              Rights and Limitations relating to the Series C
              Mandatorily Convertible Redeemable Preferred Stock..
  4.2        Form of Deposit Agreement relating to Series C
              Mandatorily Convertible Redeemable Preferred Stock..
  4.3        Form of Depositary Receipt evidencing ownership of
              depositary shares each representing one twenty-fifth
              of a share of Series C Mandatorily Convertible
              Redeemable Preferred Stock..........................
  4.4        Rights Agreement, dated as of February 7, 1992,
              between Registrant and The First National Bank of
              Boston, as Rights Agent (incorporated by reference
              to Exhibit 1 to Registrant's Registration Statement
              on Form 8-A, dated February 12, 1992)
  5          Opinion of Robert Normile as to the legality of the
              securities being issued.............................
  8.1        Opinion of Baer Marks & Upham LLP as to federal
              income tax matters..................................
  8.2        Opinion of Wachtell, Lipton, Rosen & Katz as to
              federal income tax matters..........................
 12          Computation of Consolidated Ratios of Earnings to
              Fixed Charges.......................................
 23.1        Consent of Price Waterhouse LLP......................
 23.2        Consent of Deloitte & Touche LLP.....................
 23.3        Consent of Allen & Company Incorporated..............
 23.4        Consent of Robert Normile (included in Exhibit 5
              hereof).............................................
 23.5        Consent of Baer Marks & Upham (included in Exhibit
              8.1 hereof).........................................
 23.6        Consent of Wachtell, Lipton, Rosen & Katz (included
              in Exhibit 8.2 hereof)..............................
 23.7        Consent of Davis Polk & Wardwell.....................
 23.8        Consent of Ernst & Young LLP.........................
 24          Powers of Attorney (included on signature pages to
              this Registration Statement)........................
 99.1        Form of Proxy........................................